 As filed with the Securities and Exchange Commission on January 8, 1999
                                                      Registration No. 333-66749

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                     _____________________________________

                    PRE-EFFECTIVE AMENDMENT NO. 2 TO THE

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                     _____________________________________

                        RICHMOND COUNTY FINANCIAL CORP.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                             6036                             06-1498455
  (State or Other Jurisdiction      (Primary Standard Industrial   (I.R.S. Employer Identification Number)
of Incorporation or Organization)    Classification Code Number)

                             1214 CASTLETON AVENUE
                         STATEN ISLAND, NEW YORK  10310
                                 (718) 448-2800

               (Address, including Zip Code and Telephone Number, including Area Code, of Registrant's Principle Executive Offices)


                              MICHAEL F. MANZULLI
                            CHIEF EXECUTIVE OFFICER
                             1214 CASTLETON AVENUE
                         STATEN ISLAND, NEW YORK  10310
                                 (718) 448-2800

            (Name, Address, including Zip Code and Telephone Number,
                   including Area Code, of Agent for Service)

             ______________________________________________________

                                   COPIES TO:

DOUGLAS P. FAUCETTE, ESQ.                                MICHAEL M. HORN, ESQ.
MARC P. LEVY, ESQ.                                       MCCARTER & ENGLISH, LLP
MULDOON, MURPHY & FAUCETTE LLP                           100 MULBERRY STREET
5101 WISCONSIN AVENUE, N.W.                              NEWARK, NEW JERSEY
WASHINGTON, D.C.  20016                                  07102
(202) 362-0840                                           (973) 622-4444

                   __________________________________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  AS SOON AS
                     PRACTICABLE AFTER THE EFFECTIVENESS OF
    THIS REGISTRATION STATEMENT AND THE SATISFACTION OR WAIVER OF ALL OTHER
                   CONDITIONS TO THE MERGER DESCRIBED IN THE
                     JOINT PROXY STATEMENT/PROSPECTUS.

If the securities being registered on this form are to be offered in connection with the formation of a holding company
and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

 If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list
   the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [_]
               _________________________________________________

                        Calculation of Registration Fee

---------------------------------------------------------------------------------------
                                              Proposed        Proposed
                                              Maximum          Maximum
Title of Each                   Amount        Offering        Aggregate      Amount of
Class of Securities Being        To Be         Price          Offering     Registration
Registered                   Registered(1)   Per Share(2)     Price (2)       Fee (2)
---------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per               10,041,277         N/A        $143,150,359     $39,796(3)
share ("Common Stock")
---------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, issuable by Richmond County Financial Corp. ("Richmond County") upon consummation of the acquisition of Bayonne Bancshares, Inc. ("Bayonne") by Richmond County.
(2) The registration fee has been computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of common stock of Bayonne reported on the Nasdaq National Market of the Nasdaq Stock Market on October 30, 1998, ($14.969) and the estimated maximum number of such shares (9,563,121), including shares issuable upon the exercise of outstanding stock options, that may be exchanged for the securities being registered.
(3) Registration fee previously paid with Form S-4 filed on November 3, 1998.
                 ______________________________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OR THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     RICHMOND COUNTY FINANCIAL CORP.'S COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET OF THE NASDAQ STOCK MARKET AND IS TRADED UNDER THE SYMBOL"RCBK".

LOGO OF                                                LOGO OF
RICHMOND COUNTY FINANCIAL CORP.                        BAYONNE BANCSHARES, INC.

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Richmond County Financial Corp. and Bayonne Bancshares, Inc. have agreed on a merger of Richmond County and Bayonne. In the merger, Bayonne will merge into Richmond County, with Richmond County being the surviving corporation. The combined company will be an effective competitor on many fronts in its New York and New Jersey market areas, with total assets approaching $2.4 billion, deposits of approximately $1.5 billion and stockholders' equity of approximately $435 million. We are convinced that this merger will position our two companies to grow and flourish as the financial services business evolves and consolidates.

As a result of the merger, each share of Bayonne common stock that you hold will be converted automatically into the right to receive 1.05 shares of common stock of Richmond County.

We cannot complete the merger unless the stockholders of both of our companies approve it. Each of us will hold a meeting of our stockholders to vote on this merger proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in "street name" will have the same effect as a vote against the merger.

The dates, times and places of the meetings are as follows:

 FOR RICHMOND COUNTY FINANCIAL CORP.       FOR BAYONNE BANCSHARES, INC.
 __________, 1999, __:__ local time        ________, 1999, __:__ local time
        ___________________________             ___________________________
        ___________________________             ___________________________
        ___________________________             ___________________________
        ___________________________             ___________________________

This document provides you with detailed information about these meetings and the proposed merger. You can also get information about our companies from publicly available documents that our companies have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

We strongly support this combination of our companies and join with all of the other members of our Boards of Directors in enthusiastically recommending that you vote in favor of the merger.


        Michael F. Manzulli                       Patrick F.X. Nilan
 Chairman and Chief Executive Officer                  Chairman
   Richmond County Financial Corp.              Bayonne Bancshares, Inc.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
 COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------

  RICHMOND COUNTY'S AND BAYONNE'S COMMON STOCK ARE BOTH TRADED ON THE NATIONAL
        MARKET SYSTEM OF THE NASDAQ STOCK MARKET.  THE TRADING SYMBOL
           FOR RICHMOND COUNTY COMMON STOCK IS "RCBK."  THE TRADING
               SYMBOL FOR BAYONNE COMMON STOCK IS "FSNJ."

          JOINT PROXY STATEMENT/PROSPECTUS DATED ______________, 199_
            AND FIRST MAILED TO STOCKHOLDERS ON ______________, 199_

                        RICHMOND COUNTY FINANCIAL CORP.
                             1214 CASTLETON AVENUE
                         STATEN ISLAND, NEW YORK  10310
                                 (718) 448-2800

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON ___________ __, 199_


     NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Richmond County Financial Corp. ("Richmond County"), _______________, New York will be held at the _______________________________, _____________________________,
_________, New York, _____ on __________  __, 199__ at _:__ a.m., local time,
(the "Richmond County Meeting") for the following purposes, all of which are more completely set forth in the accompanying Joint Proxy Statement/Prospectus:

     1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between Richmond County Financial Corp. and Bayonne Bancshares, Inc. (the "Bayonne Merger Agreement"), pursuant to which each share of common stock of Bayonne, par value $0.01 per share, will be converted into the right to receive 1.05 shares of the common stock of Richmond County, par value $0.01 per share, plus cash in lieu of any fractional share interest (the "Bayonne Merger Consideration"), subject to possible adjustment as set forth in the merger agreement.

     2. The ratification of certain amendments to the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan; and

     3. To transact such other business as may properly come before the Richmond County Meeting and any adjournment or postponement thereof.

     Pursuant to Richmond County's Bylaws, the Board of Directors has fixed __________ __, 199_ as the record date for the determination of stockholders entitled to notice of and to vote at the Richmond County Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Richmond County Meeting. A list of Richmond County stockholders entitled to vote at the Richmond County Meeting will be available for examination for any purpose germane to the Richmond County Meeting, during ordinary business hours, at the principal executive offices of Richmond County located at 1214 Castleton Avenue, Staten Island, New York 10310 for ten days prior to the Richmond County Meeting and will also be available at the Richmond County Meeting.

     In the event that there are not sufficient votes to approve the foregoing proposal at the time of the Richmond County Meeting, the Richmond County Meeting may be adjourned in order to permit further solicitation by Richmond County.

                              By Order of the Board of Directors


                              Thomas R. Cangemi
                              Senior Vice President and Corporate Secretary

Staten Island, New York
_______, 199_

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND "FOR" THE PROPOSAL TO RATIFY THE AMENDMENTS TO THE RICHMOND COUNTY FINANCIAL CORP. 1998 STOCK-BASED INCENTIVE PLAN.

     WHETHER OR NOT YOU PLAN TO ATTEND THE RICHMOND COUNTY MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF RICHMOND COUNTY PRIOR TO THE RICHMOND COUNTY MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE RICHMOND COUNTY MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE MEETING AND VOTING IN PERSON.

                            BAYONNE BANCSHARES, INC.
                                  568 BROADWAY
                           BAYONNE, NEW JERSEY  07002
                                 (201) 437-1000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON ___________ __, 199_

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bayonne Bancshares, Inc. ("Bayonne") will be held at ____________, ________________,
________, New Jersey on ______, ________ __, 199_ at _:__ a.m., local time, (the
"Bayonne Meeting") for the following purposes, all of which are more completely set forth in the accompanying Joint Proxy Statement/Prospectus:

     1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between Richmond County Financial Corp. ("Richmond County") and Bayonne (the "Bayonne Merger Agreement") pursuant to which each share of common stock of Bayonne, par value $0.01 per share, will be converted into the right to receive 1.05 shares of the common stock of Richmond County, par value $0.01 per share, plus cash in lieu of any fractional share interest, subject to possible adjustment as set forth in the merger agreement.

     2.   The election of two directors to three-year terms of office each.

     3. The ratification of the appointment of KPMG LLP as independent auditors of Bayonne for the fiscal year ending March 31, 1999; and

     4. To transact such other business as may properly come before the Bayonne Meeting or any adjournment or postponement thereof.

     Pursuant to Bayonne's Bylaws, the Board of Directors has fixed ____________________, 199_ as the record date for the determination of stockholders entitled to notice of and to vote at the Bayonne Meeting and any adjournment or postponements thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Bayonne Meeting. A list of Bayonne stockholders entitled to vote at the Bayonne Meeting will be available for examination for any purpose germane to the Bayonne Meeting, during ordinary business hours, at the principal executive offices of Bayonne located at 568 Broadway, Bayonne, New Jersey 07002 for ten days prior to the Bayonne Meeting and will also be available at the Bayonne Meeting.

     In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Bayonne Meeting, the Bayonne Meeting may be adjourned in order to permit further solicitation by Bayonne.

                              By Order of the Board of Directors


                              Thomas Coughlin
                              Corporate Secretary

Bayonne, New Jersey
_______, 199_

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, "FOR" THE ELECTION TO THE BOARD THE DIRECTOR NOMINEES NAMED IN THIS DOCUMENT, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF BAYONNE.


     WHETHER OR NOT YOU PLAN TO ATTEND THE BAYONNE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF BAYONNE PRIOR TO THE BAYONNE MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE BAYONNE MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE BAYONNE MEETING AND VOTING IN PERSON.

                       JOINT PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
SUMMARY................................................................  1
    The Companies......................................................  1
         Richmond County Financial Corp................................  1
         Bayonne Bancshares, Inc.......................................  1
    The Stockholders' Meetings.........................................  1
         Richmond County Stockholders..................................  1
         Bayonne Stockholders..........................................  1
    Who Can Vote at the Meetings; What Vote is Required for
         Approval of the Merger Agreement..............................  2
         Richmond County Stockholders..................................  2
         Bayonne Stockholders..........................................  2
    The Bayonne Merger.................................................  2
         General.......................................................  2
         Bayonne Stockholders Will Receive 1.05 Shares
                of Richmond County Common Stock for Each
                Bayonne Share They Own
         Tax Free Transaction for Bayonne Stockholders.................  3
         You Do Not Have Appraisal Rights in the Merger................  3
         Accounting Treatment of the Merger............................  3
         Interests of Bayonne's Directors and Officers in the
                Merger that are Different From Your Interests
         Differences in the Rights of Richmond County's
                and Bayonne's Stockholders.............................  4
         Our Reasons for the Merger....................................  4
         Our Recommendations to Stockholders...........................  5
         The Transaction is Fair to Stockholders According
                to Two Investment Advisors.............................  5
         Stock Options.................................................  5
         Management and Operations after the Merger....................  5
         What We Need to do to Complete the Merger.....................  5
         Terminating the Agreement; Who Pays for What..................  6
         Waiving and Amending Provisions of the Agreement..............  7
         Bayonne Merger Stock Option Agreement.........................  7
    The Ironbound Merger...............................................  8

INDEX OF DEFINED TERMS.................................................  9

SELECTED HISTORICAL FINANCIAL DATA OF RICHMOND COUNTY AND
    BAYONNE............................................................ 12

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION............ 18

COMPARATIVE PER SHARE DATA............................................. 20

THE COMPANIES.......................................................... 21
    Richmond County.................................................... 21
    Bayonne............................................................ 21

WHERE YOU CAN FIND MORE INFORMATION.................................... 22

FORWARD-LOOKING STATEMENTS............................................. 24

MARKET PRICES AND DIVIDEND INFORMATION................................. 25

THE STOCKHOLDERS' MEETINGS............................................. 26

MEETING OF RICHMOND COUNTY STOCKHOLDERS................................ 26
    Date, Time and Place; Purpose of Meeting........................... 26
    Who Can Vote on Matters Addressed in this Document................. 27
    Proxies; Voting and Revocation of Proxies.......................... 27
    Vote Required; Principal Stockholders.............................. 29

BENEFICIAL OWNERSHIP OF RICHMOND COUNTY COMMON STOCK................... 30
    Owners of 5% of Richmond County Common Stock....................... 30

ADDITIONAL MATTERS TO BE CONSIDERED AT THE
    RICHMOND COUNTY MEETING............................................ 32
    Ratification of the Amendments to the Richmond County
        Financial Corp. 1998 Stock-Based Incentive Plan................ 32

MEETING OF BAYONNE STOCKHOLDERS........................................ 33
    Date, Time and Place; Purpose of Meeting........................... 33
    Who Can Vote on Matters Addressed in this Document................. 33
    Proxies; Voting and Revocation of Proxies.......................... 34
    Vote Required; Principal Stockholders.............................. 35

BENEFICIAL OWNERSHIP OF BAYONNE COMMON STOCK........................... 39
    Owners of 5% of Bayonne Common Stock............................... 39
    What Bayonne's Directors and Executive Officers Own................ 40

PROPOSAL NO. 1 FOR THE RICHMOND COUNTY AND BAYONNE STOCKHOLDERS:
 THE MERGER............................................................ 41
    General............................................................ 41
    Background of the Merger........................................... 41
    Recommendation of the Richmond County Board;
        Richmond County's Reasons for the Merger....................... 44
    The Transaction is Fair to Richmond County's
        Stockholders According to Richmond County's
        Investment Advisor............................................. 47
    Recommendation of the Bayonne Board; Bayonne's Reasons for
        the Merger..................................................... 56
    The Transaction is Fair to Bayonne's Stockholders According
        to Bayonne's Investment Advisor................................ 58
    Bayonne Stockholders Will Receive 1.05 Shares of Richmond
        County Common Stock for Each Bayonne Share..................... 68
    Procedures For Exchanging Your Stock for Exchange of
        Certificates................................................... 70
    Richmond County.................................................... 70

        Bayonne.....................................................  70
    Interests of Directors and Officers in the Bayonne Merger
        that are Different from Your Interests......................  71
    Management and Operations Following the Merger..................  73
    Employee Matters................................................  73
    Conditions to the Merger........................................  75
    Regulatory Approvals Needed to Complete the Merger..............  79
    Conduct of Business Pending the Merger..........................  81
    Representations and Warranties Made by Richmond County and
        Bayonne in the Merger Agreement.............................  86
    What Happens If a Third Party Offers to Buy Bayonne.............  86
    Waiving and Amending Provisions in, or Terminating the
        Merger Agreement............................................  88
    Price-Based Termination of the Merger Agreement.................  90
    Nasdaq National Market Listing..................................  91
    Accounting Treatment of the Merger..............................  91
    Tax-Free Transaction for Bayonne Stockholders...................  91
    Selling the Richmond County Common Stock You Receive in the
        Merger......................................................  92
    You Do Not Have Appraisal Rights in the Merger..................  93
    Who Pays For What...............................................  93
    When Will the Merger Be Completed...............................  94

CERTAIN RELATED TRANSACTIONS........................................  94
    Bayonne Merger Stock Option Agreement...........................  94
        Effect of the Bayonne Merger Stock Option Agreements........  97
    Bayonne Bank Merger Agreement...................................  97

THE IRONBOUND MERGER................................................  98

REGULATION AND SUPERVISION..........................................  98
    General.........................................................  98
    New York State Law..............................................  98
    FDIC Regulations................................................  99
    Investment Activities........................................... 101
    Transactions with Affiliates.................................... 102
    The FDIC's Enforcement Authority................................ 102
    Insurance of Deposit Accounts................................... 103
    Payment of FICO Bonds........................................... 104
    Federal Reserve System.......................................... 104
    Community Reinvestment Act...................................... 104
    Holding Company Regulation...................................... 105
    Interstate Banking and Branching................................ 107

DESCRIPTION OF RICHMOND COUNTY CAPITAL STOCK........................ 108
    General......................................................... 108
    Common Stock.................................................... 108
    Preferred Stock................................................. 109

COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS........................ 109

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
    FINANCIAL STATEMENTS..............................................  110

ADDITIONAL MATTERS TO BE CONSIDERED AT THE BAYONNE MEETING............  119
    Proposal No. 2 for Bayonne Stockholders:
       Election of Bayonne Directors..................................  119
    Information with Respect to the Nominees, Continuing
       Directors and Executive Officers of Bayonne....................  119
    Compensation Committee and Insider Participation in
       Compensation Decisions.........................................  122
    Directors' Compensation...........................................  122
    Executive Compensation............................................  123
    Summary Compensation Table........................................  127
    Employment Agreements.............................................  128
    Change in Control Agreements......................................  129
    Retirement Plan...................................................  129
       Supplemental Executive Retirement Income-Deferred
        Compensation Agreements.......................................  130
    Option Exercises and Year-End Value...............................  131
    Transactions With Certain Related Persons.........................  131
    Stock Performance Graph...........................................  132
    Proposal No. 3 for Bayonne Stockholders:
       Ratification of Appointment of Independent Auditors............  133

ADDITIONAL INFORMATION................................................  133
    If You Want to Have a Stockholder Proposal Included in
        Bayonne's Proxy Statement Relating to the 1999
        Annual Stockholders' Meeting..................................  133
    Notice of Business to be Conducted at a Bayonne Meeting...........  133

LEGAL MATTERS.........................................................  134

EXPERTS...............................................................  134

STOCKHOLDER PROPOSALS.................................................  134

INFORMATION NOT REQUIRED IN PROSPECTUS................................ II-1

SIGNATURES............................................................ II-8

EXHIBIT INDEX........................................................ II-10

Annex A Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between Richmond County Financial Corp. and Bayonne Bancshares, Inc.
Annex B Stock Option Agreement, dated as of July 19, 1998, by and between Bayonne Bancshares, Inc. and Richmond County Financial Corp.
Annex C   Opinion of Tucker Anthony Incorporated.
Annex D   Opinion of Sandler O'Neill & Partners, L.P.
Annex E Proposed Amended Richmond County Financial Corp. 1998 Stock-Based Incentive Plan

                                    SUMMARY

     This brief summary highlights selected information from the Joint Proxy Statement/Prospectus. It does not contain all of the information that is important to you. You should carefully read the entire Joint Proxy Statement/Prospectus and the other documents to which this document refers you to fully understand the merger. See "Where You Can Find More Information" on page __.


THE COMPANIES (PAGE __)

RICHMOND COUNTY FINANCIAL CORP.
1214 Castleton Avenue
Staten Island, New York 10310
(718) 448-2800

Richmond County is a savings and loan holding company organized under the laws
of the State of Delaware in 1997.   We operate Richmond County Savings Bank,
which has 14 banking offices in the New York City Borough of Staten Island, one banking office in the New York City Borough of Brooklyn, and one multi-family loan processing center in Jericho, Long Island. At September 30, 1998, Richmond County had total assets of $1.7 billion, deposits of $953.5 million and stockholders' equity of $329.8 million.

BAYONNE BANCSHARES, INC.
568 Broadway
Bayonne, New Jersey 07002
(201) 437-1000

Bayonne is a savings and loan holding company organized under the laws of the State of Delaware in 1997. We operate First Savings Bank of New Jersey, SLA, which has four banking offices and one financial center in Bayonne, New Jersey. At September 30, 1998, Bayonne had total assets of $672.7 million, deposits of $420.7 million and stockholders' equity of $95.2 million.

THE STOCKHOLDERS' MEETINGS (PAGE __)

Richmond County Stockholders. The Richmond County special meeting will be held on ________, ________, 199__ at _____ _.m., local time, at the ____________,
______________.  At the Richmond County special meeting, you will be asked to:

1.   approve the merger of our company with Bayonne Bancshares, Inc.

2. ratify amendments to the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan; and

3.   act on any other items that may be submitted to a vote at the meeting.

Bayonne Stockholders. The Bayonne annual meeting will be held on ____________, at ___ _.m., local time, at ________________, ______________.
At the Bayonne annual meeting, you will be asked to:

1.   approve the merger of our company with Richmond County;

2. elect Patrick F.X. Nilan and Joseph L. Wisniewski to the board of directors of Bayonne for a term of three years;

3. ratify the appointment by the board of directors of KPMG LLP as independent auditors of Bayonne Bancshares, Inc.; and

4. to act on any other items that may be submitted to a vote at the annual meeting.


WHO CAN VOTE AT THE MEETINGS; WHAT VOTE IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT (PAGES _ AND _)

Richmond County Stockholders. You can vote at the meeting of Richmond County stockholders if you owned Richmond County common stock at the close of business on _______, 199_. You can cast one vote for each share of Richmond County common stock that you owned at that time. In order to approve the merger, the holders of a majority of the outstanding shares of Richmond County's common stock must vote in its favor. Richmond County's Bylaws and Delaware law require a majority of the votes cast at the Richmond County meeting to ratify the amendments to the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan. You can vote your shares by telephone, by attending the Richmond County meeting and voting in person or by mailing the enclosed proxy card. We have printed instructions on how to vote by telephone on the proxy card. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy, by changing your vote by telephone or by attending the meeting and voting in person.

Bayonne Stockholders. You can vote at the meeting of Bayonne stockholders if you owned Bayonne common stock at the close of business on ______, 199_. You can cast one vote for each share of Bayonne common stock you owned at that time. In order to approve the merger, the holders of a majority of the outstanding shares of Bayonne common stock must vote in its favor. You can vote your shares by telephone, by attending the Bayonne meeting and voting in person, or by mailing the enclosed proxy card. We have printed instructions on how to vote by telephone on the proxy card. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy, by changing your vote by telephone, or by attending the meeting and voting in person.

THE BAYONNE MERGER (PAGE __)

We have attached the agreement and plan of merger to this document as Annex A. Please read the agreement. It is the legal document that governs the merger.

GENERAL

We propose a combination in which Bayonne will merge with and into Richmond County. The resulting company will be named "Richmond County Financial Corp." We hope to complete this merger by the first quarter of 1999.

BAYONNE STOCKHOLDERS WILL RECEIVE 1.05 SHARES OF RICHMOND COUNTY COMMON STOCK FOR EACH BAYONNE SHARE THEY OWN (PAGE __)

As a Bayonne stockholder, each of your shares of Bayonne common stock will automatically become exchangeable for 1.05 shares of Richmond County common stock. The total number of shares you receive will therefore be equal to the number of shares of Bayonne common stock you own multiplied by 1.05. Richmond County will not issue fractional shares. Instead, you will receive the value of any fractional share in cash. You will have to surrender your Bayonne stock certificates to receive new certificates for Richmond County stock. We will send you written instruction after we have completed the merger. For more information on how this exchange procedure works, see "Procedures for Exchanging Your Stock Certificates" on page __ of this document. For example, if you owned ten shares of Bayonne common stock, after the merger you will send in the letter of transmittal and your old Bayonne certificates and in exchange you will receive ten shares of the Richmond County common stock and a check for the market value of one-half of a share of Richmond County common stock.

Shares of Richmond County and Bayonne common stock are quoted on the Nasdaq National Market. On October 13, 1998, the last trading day before we announced the amended and restated merger agreement, Richmond County common stock closed at $12.25 per share and Bayonne common stock closed at $12.00 per share. On _______, Richmond County common stock closed at $_____ per share and Bayonne common stock closed at $_____ per share.

Based on the exchange ratio in the merger, the market value of the consideration that Bayonne stockholders will receive in the merger for each share of Bayonne common stock would be $_____ based on Richmond County's closing stock price on _____________. Of course, the market price of Richmond County will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Richmond County common stock and Bayonne common stock. These quotations are available from your stock broker, in major newspapers such as The Wall Street Journal and on the Internet.


TAX FREE TRANSACTION FOR BAYONNE STOCKHOLDERS (PAGE __)

For United States federal income tax purposes, your exchange of shares of Bayonne common stock for shares of Richmond County common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received instead of fractional shares.

Our obligation to complete the merger depends on our receipt of legal opinions about the federal income tax treatment of our companies and our stockholders. We have received these tax opinions, which will be updated at the completion of the merger. These opinions will not bind the Internal Revenue Service, which could take a different view. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.


YOU DO NOT HAVE APPRAISAL RIGHTS IN THE MERGER (PAGE __)

Richmond County Stockholders. Delaware law does not provide you with dissenters' appraisal rights in the merger.

Bayonne Stockholders. Delaware law does not provide you with dissenters' appraisal rights in the merger.


ACCOUNTING TREATMENT OF THE MERGER (PAGE __)

We will account for the merger as a "purchase." This means that, for accounting and financial reporting purposes, we will treat our companies as one company beginning as of the date of the combination. Additionally, under this method of accounting, Richmond County will record the fair market value of Bayonne's assets, less liabilities, on its financial statements. Because the purchase price is greater than the fair market value of Bayonne's net assets, Richmond County will record an asset called "goodwill" of approximately
$28.6 million. Richmond County will write off this goodwill as an expense over the next 15 years, reducing net income during that period. The Ironbound merger, discussed later, will create additional goodwill of approximately $16.1 million, which will also be written off over 15 years.

INTERESTS OF BAYONNE'S DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE __)

Some of Bayonne's directors and officers have interests in the merger that are different from, or in addition to, their interests as Bayonne stockholders.
The members of our boards of directors knew about these additional interests, and considered them, when they approved the agreement and the merger. These include provisions in the merger agreement relating to the payout of cash benefits under existing employment agreements, and the acceleration of benefits and the vesting of benefits under employee benefit plans. For example, 49,684 shares of unvested restricted Bayonne common stock will be converted into approximately 52,200 shares of Richmond County common stock. Further, all outstanding options to purchase Bayonne common stock will be converted into options to purchase Richmond County common stock. Bayonne's officers and directors hold options to purchase 460,783 shares of Bayonne common stock. In addition, Mr. Michael A. Nilan, who is currently the President, Chief Executive Officer and a director of Bayonne, will become an officer of Richmond County Savings Bank. Richmond County has also agreed to increase its board of directors by one member and to appoint Mr. Patrick F.X. Nilan to fill that seat until the year 2000. Additionally, Mr. Patrick F.X. Nilan's consulting agreement with Bayonne will also be terminated after the merger, in return for which he will receive $100,000. Bayonne has also agreed to pay its Chief Financial Officer, Mr. Eugene Malinowski, approximately $350,000 if he is terminated because of the merger.

Also, following the merger, Richmond County will purchase directors' and officers' insurance for the officers and directors of Bayonne and will indemnify directors and officers of Bayonne for events occurring before the merger, including events related to the merger. This indemnity and insurance will be in addition to the indemnification and insurance to which the officers and directors of Richmond County are entitled. Additional interests of some of our directors and executive officers are described under "-- Bayonne Stockholders Will Receive 1.05 Shares of Richmond County Common Stock for Each Bayonne Share" at page __ of this document.


DIFFERENCES IN THE RIGHTS OF RICHMOND COUNTY'S AND BAYONNE'S STOCKHOLDERS (PAGE __)

After the merger is completed, Bayonne's stockholders automatically will become stockholders of Richmond County. Their rights as stockholders of Richmond County will be governed by Delaware General Corporation Law and by Richmond County's Certificate of Incorporation and Bylaws. The rights of stockholders of Richmond County, as defined in its Certificate of Incorporation and Bylaws, do not materially differ from the rights of the stockholders of Bayonne.


OUR REASONS FOR THE MERGER (PAGES __ AND __)

Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike. We believe that by bringing our customers and banking products together, we can do a better job of increasing our combined revenues than we could if we did not merge. We believe that the merger will strengthen our position as a competitor in the financial services business, which is rapidly changing and growing more competitive. While no assurances can be made, we expect to achieve cost savings and additional revenue opportunities in the merger that should have a beneficial effect on our earnings per share. To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see pages __ through __.

OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGES __ AND __)


The boards of directors of Richmond County and Bayonne believe that the terms of the merger agreement are fair to their respective shareholders, and unanimously recommend that their respective shareholders vote "FOR" the proposal to approve the merger agreement.

THE TRANSACTION IS FAIR TO STOCKHOLDERS ACCORDING TO TWO INVESTMENT ADVISORS (PAGES __ AND __)

Tucker Anthony Incorporated has delivered to the Richmond County board its opinion that, as of the date of this document, the exchange ratio is fair to Richmond County stockholders from a financial point of view. Sandler O'Neill
& Partners, L.P. has delivered to the Bayonne board its opinion that, as of the date of this document, the exchange ratio is fair to Bayonne stockholders from a financial point of view. We have attached their opinions to this document as Annex C and Annex D. You should read these opinions completely to understand the assumptions made, matters considered and limitations of the review made by Tucker Anthony and Sandler O'Neill in providing these opinions.

STOCK OPTIONS (PAGE __)

Upon completion of the merger, each option to acquire Bayonne common stock granted under Bayonne's stock option plans that is outstanding and unexercised immediately before completing the merger will become an option to purchase Richmond County common stock. The option will be governed by the terms of the Richmond County stock option plan. The number of shares of Richmond County common stock subject to Bayonne stock options, as well as the exercise price of those stock options, will be adjusted to account for the exchange ratio in the merger.


MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE __)

After the merger, the Richmond County board of directors will be made up of the directors on the board immediately before the merger, plus Patrick F.X. Nilan. Mr. Nilan is currently Chairman of the Bayonne board of directors. Mr. Nilan will serve on the Richmond County board until the year 2000. The remainder of Bayonne's board of directors who desire to do so will serve on an advisory board after the merger.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (PAGE __)

The completion of the merger depends on a number of conditions being met. In addition to the parties complying with the agreement, these include:


1. Approval of the agreement by both the Richmond County stockholders and the Bayonne stockholders.

2. Approval of the merger must be approved by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Superintendent of Banks of New York State, and the Commissioner of the New Jersey Department of Banking and Insurance.

     We have filed, or soon will file, all of the required applications or notices with these regulatory authorities.

     As of the date of this document, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will get them.

3. Receipt by Richmond County and Bayonne of a legal opinion from their respective tax counsel that, for United States federal income tax purposes, Bayonne stockholders who exchange their shares for shares of Richmond County common stock will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. These opinions will be subject to various limitations and we recommend that you read the fuller description of tax consequences provided in this document beginning at page __.

4. Approval by the National Market System of the Nasdaq Stock Market of the listing of the shares of Richmond County common stock to be issued in exchange for Bayonne's common stock.

5. The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.

Where the law permits, Richmond County or Bayonne could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATING THE AGREEMENT; WHO PAYS FOR WHAT (PAGE __)

We can agree at any time to terminate the agreement without completing the merger, even if the stockholders of both our companies have approved it. Also, either of us can decide, without the consent of the other, to terminate the agreement if:

1. Any government agency denies an approval we need to complete the merger and that denial has become final and nonappealable, or if any governmental entity issues a final, nonappealable order blocking the merger.

2. We do not complete by April 30, 1999, unless the failure to complete the merger by that time is due to the failure to obtain a governmental or regulatory approval, consent or waiver, in which case the terminate date would be extended to then by July 31, 1999.

3. One party breaches the agreement in a way that would entitle the other party to terminate, as long as the party seeking to terminate the agreement has not also materially breached the agreement.


4.   Richmond County's and/or Bayonne's stockholders do not approve the merger.

Bayonne can also terminate the agreement if the price of Richmond County common stock is less than $15.41 and has declined by more than 15% compared to a select group of its peers during a period prior to the anticipated closing. If Bayonne elects to terminate on this basis, Richmond County may preclude termination by increasing the number of shares of Richmond County stock to be received by Bayonne stockholders.

Regardless of whether the merger is completed, we will each pay our own fees and expenses, except that we will evenly divide the costs and expenses that we have incurred in printing and mailing this document and the registration fees that we will have to pay to the Securities and Exchange Commission.

WAIVING AND AMENDING PROVISIONS OF THE AGREEMENT (PAGE __)

We can agree to amend the agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the agreement, where the law allows. However, we may not do so after our stockholders approve the agreement if the amendment or waiver reduces or changes the consideration that will be received by Bayonne stockholders unless the affected stockholders approve the amendment or waiver.

BAYONNE MERGER STOCK OPTION AGREEMENT (PAGE __)

At the request of Richmond County, Bayonne entered into a stock option agreement granting Richmond County an option to purchase 1,809,804 shares of Bayonne common stock.

Richmond County cannot exercise its option unless certain events occur. These events include the merger of Bayonne or the sale of a substantial amount of its assets to a third party unrelated to Richmond County. We do not know of any event that has occurred as of the date of this document that would permit Richmond County to exercise its option.

The most shares that can be purchased if the option is exercised is 19.9% of the total number of outstanding shares of Bayonne common stock. The purchase price per share under the option agreement is $15.50 per share.

Bayonne granted the option to increase the likelihood that we would complete the merger.

The option agreement could discourage other companies from trying or proposing to combine with Bayonne before we complete the merger.


THE IRONBOUND MERGER (PAGE __)

In a separate and unrelated transaction, Richmond County is also acquiring Ironbound Bankcorp, NJ. Ironbound is a New Jersey bank holding company. It operates Ironbound Bank. Ironbound Bank is a commercial bank that operates three branches in the New Jersey counties of Union and Essex. At September 30, 1998, Ironbound had total assets of $115.3 million, deposits of $102.8 million, and stockholders' equity of $11.5 million. The Ironbound Merger does not require the approval of the Richmond County or Bayonne stockholders.

                             INDEX OF DEFINED TERMS


                                                                            PAGE
                                                                            ----

"adequately capitalized"........................................................
"affiliate".....................................................................
"bank holding company"..........................................................
"Bank Index"....................................................................
"Bank Merger Act"...............................................................
"beneficially own"..............................................................
"BHC Act".......................................................................
"broker non-vote"...............................................................
"capital asset".................................................................
"covered transaction"...........................................................
"CRA"...........................................................................
"critically undercapitalized"...................................................

"DGCL"..........................................................................
"domestic building and loan association"........................................
"ERISA".........................................................................
"Exchange Act"..................................................................
"Excluded shares"...............................................................
"FASB"..........................................................................
"FDI Act".......................................................................
"FDIC"..........................................................................
"FDICIA"........................................................................
"Federal Reserve Act"...........................................................
"FHLB"..........................................................................
"FICO"..........................................................................
"Final Index Price".............................................................
"FRB"...........................................................................
"GAAP"..........................................................................
"Guidelines"....................................................................
"Highly Valued Group"...........................................................
"HOLA"..........................................................................
"Index Group"...................................................................
"Index Ratio"...................................................................
"Initial Index Price"...........................................................
"Initial Richmond County Market Value"..........................................
"Interstate Banking Act"........................................................
"investment power"..............................................................
"Large Thrift Highly Valued Group"..............................................
"Material Adverse Effect".......................................................
"Nationwide Transactions".......................................................
"NYBB"..........................................................................
"NYBD"..........................................................................
"NYBL"..........................................................................
"NYCRA".........................................................................
"opt in"........................................................................
"opt out".......................................................................
"outside directors".............................................................
"Peer Group"....................................................................

"Pooling-of-interests"..........................................................
"portfolio assets"..............................................................
"preliminary purchase event"....................................................
"pro forma".....................................................................
"purchase"......................................................................
"purchase event"................................................................
"prudent person"................................................................
"QTL"...........................................................................
"QTL Test"......................................................................
"qualified thrift investments"..................................................
"Regional Group"................................................................
"Regional Transactions".........................................................
"Registration Statement"........................................................
"risk-based capital ratio"......................................................
"Securities Act"................................................................
"Selected Market Transactions"..................................................
"Selected U.S. Transactions"....................................................
"SFAS"..........................................................................
"SFAS No. 115"..................................................................
"SFAS No. 106"..................................................................
"SFAS No. 109"..................................................................
"significantly undercapitalized"................................................
"superior proposal".............................................................
"Tier I"........................................................................
"Tier II".......................................................................
"undercapitalized"..............................................................
"Valuation Date"................................................................
"voting power"..................................................................
"well capitalized"..............................................................

                     SELECTED HISTORICAL FINANCIAL DATA OF
                          RICHMOND COUNTY AND BAYONNE

                                (UNAUDITED)

     The following tables show summarized historical financial data for each of us.

     The information in the following tables is based on historical financial information that we have presented in our prior Securities and Exchange Commission filings. All of the summary financial information we provide in the following tables should be read in connection with this historical financial information and with the more detailed financial information we provide in this document, which you can find beginning at page __. The historical financial statements of Richmond County and Bayonne are incorporated by reference into this document. See "WHERE YOU CAN FIND MORE INFORMATION."


     Because Richmond County's fiscal year ends on June 30 and Bayonne's fiscal year ends on March 31, the financial data for Bayonne for the three months ended September 30 have been presented to coincide with the fiscal reporting period for Richmond County. Following the merger, the combined company's fiscal year, like that of Richmond County, will end on June 30.

     Richmond County was organized under Delaware law in September 1997. Therefore, all financial information contained herein for periods prior to December 31, 1997 relates solely to Richmond County Savings Bank. Richmond County's audited annual historical financial statements were audited by Ernst & Young LLP, independent certified public accountants, and Bayonne's audited annual historical financial statements were audited by KPMG LLP, independent certified public accountants.

                        RICHMOND COUNTY FINANCIAL CORP.
             SELECTED HISTORICAL UNAUDITED FINANCIAL AND OTHER DATA
                    (In thousands, except per share amounts)


                                             THREE MONTHS ENDED
                                               SEPTEMBER 30,                               YEARS ENDED JUNE 30,
                                          ------------------------    ----------------------------------------------------------
                                             1998          1997          1998         1997        1996        1995        1994
                                          ----------    ----------    ----------    --------    --------    --------    --------
SELECTED CONSOLIDATED FINANCIAL CONDITION
DATA:
Total assets............................. $1,692,615    $1,023,780    $1,595,844    $993,370    $914,483    $851,751    $825,663
Federal funds sold.......................      4,200         4,000        26,000       6,000      20,000      18,000      17,500
Debt and equity securities, net /(1)/:
     Available for sale..................    237,956        40,764       238,890      19,706      21,659         607          --
     Held to maturity....................         --       187,469            --     205,201     307,700     287,879     328,779
Mortgage-backed and mortgage-related
  securities, net /(1)/:
     Available for sale..................    593,714        76,286       604,304      27,398       1,394       1,683          --
     Held to maturity....................         --       147,737            --     185,122      80,284      92,404      74,961
Loans receivable, net /(2)/..............    774,558       515,516       644,469     496,258     419,270     392,409     355,850
Federal Home Loan Bank of
  New York stock.........................     20,375            --        15,550          --          --          --          --
Intangible assets........................      1,130         1,447         1,209       1,527       1,802       2,115       2,428
Deposits.................................    953,506       887,489       950,808     885,818     819,216     766,231     750,216
Borrowings...............................    400,000        25,639       306,000          --          --          --          --
Stockholders' equity.....................    329,826       104,253       328,595     100,865      89,901      81,166      73,550

SELECTED OPERATING DATA:
Interest income..........................     27,662        17,754        86,754      65,781      59,063      54,321      51,608
Interest expense.........................     12,599         7,596        37,512      27,707      26,254      22,456      20,207
                                          ----------    ----------    ----------    --------    --------    --------    --------
     Net interest income before provision
      for possible loan losses...........     15,063        10,158        49,242      38,074      32,809      31,865      31,401
Provision for possible loan losses.......        750           450         2,200       1,080       1,600         600         859
                                          ----------    ----------    ----------    --------    --------    --------    --------
     Net interest income after provision
       for possible loan losses..........     14,313         9,708        47,042      36,994      31,209      31,265      30,542
                                          ----------    ----------    ----------    --------    --------    --------    --------
Non-interest income......................      1,844           817         3,601       2,861       2,827       2,659       2,961
Non-interest expense /(3)/...............      7,632         4,955        44,046      19,667      18,503      18,139      17,287
                                          ----------    ----------    ----------    --------    --------    --------    --------
Income before income taxes and
  cumulative effect of changes in
  accounting principles..................      8,525         5,570         6,597      20,188      15,533      15,785      16,216
Provision for income taxes...............      3,171         2,717         2,071       9,463       6,803       6,919       7,305
                                          ----------    ----------    ----------    --------    --------    --------    --------
Income before cumulative effect of
  changes in accounting principles.......      5,354         2,853         4,526      10,725       8,730       8,866       8,911
                                          ----------    ----------    ----------    --------    --------    --------    --------
Cumulative effect of changes in
  accounting principles /(4)/............         --            --            --          --          --      (1,316)      1,232
                                          ----------    ----------    ----------    --------    --------    --------    --------
Net income............................... $    5,354    $    2,853    $    4,526    $ 10,725    $  8,730    $  7,550    $ 10,143
                                          ==========    ==========    ==========    ========    ========    ========    ========
Basic and diluted income (loss)
  per share since Conversion /(5)/.......       $.22           N/A        $(0.16)        N/A         N/A         N/A         N/A
                                          ==========                  ==========

                                                        (footnotes on next page)


                                               AT OR FOR THE
                                             THREE MONTHS ENDED
                                               SEPTEMBER 30,                      AT OR FOR THE YEARS ENDED JUNE 30,
                                          ------------------------    ----------------------------------------------------------
                                             1998          1997          1998         1997        1996        1995        1994
                                          ----------    ----------    ----------    --------    --------    --------    --------
SELECTED CONSOLIDATED FINANCIAL RATIOS
AND OTHER DATA /(6)/:
Performance Ratios /(7)/:
  Return on average assets...............       1.32%         1.13%         1.26%       1.13%       0.99%       0.91%       1.27%
  Return on average stockholders' equity.       6.48         10.96          8.36       11.25       10.25        9.80       14.97
  Average stockholders' equity to
    average assets.......................      20.37         10.27         15.05       10.07        9.70        9.29        8.50
  Stockholders' equity to total assets
    at end of period.....................      19.49         10.18         20.59       10.15        9.83        9.53        8.91
  Net interest rate spread /(8)/.........       2.81          3.60          3.29        3.64        3.48        3.66        3.85
  Net interest margin /(9)/..............       3.87          4.22          4.10        4.22        3.96        4.06        4.16
  Average interest-earning assets
    to average interest-bearing liabilities   132.95        119.74        126.04      118.94      114.99      113.96      111.64
  Total non-interest expense to
    average assets /(10)/................       1.88          1.94          1.93        1.99        2.07        2.15        2.13
  Net interest income to operating
     expenses............................     197.37        205.01        201.09      193.59      177.32      175.67      181.65
  Efficiency ratio /(11)/................      44.68         44.43         45.75       46.08       51.04       51.63       49.40
Asset Quality Ratios:
  Non-performing loans as a percent
    of loans, net........................       0.49%         0.84%         0.85%       0.78%       0.91%       0.76%       1.51%
  Non-performing assets as a percent
    of total assets......................       0.24          0.50          0.37        0.46        0.48        0.39        0.71
  Allowance for loan losses
    as a percent of loans receivable, net       1.01          1.13          1.12        1.10        1.14        0.83        0.87
  Allowance for loan losses as a percent
    of total non-performing loans........     208.59        135.08        131.50      141.09      125.55      109.35       57.64
Regulatory Capital Ratios and Other Data:
  Leverage capital.......................      12.38%         9.64%        12.81%       9.54%       9.65%       9.25%       8.60%
  Total risk-based capital...............      22.49         18.52         24.81       18.91       19.20       18.33       16.23
  Tier I capital.........................      21.60         17.63         23.87       17.98       18.33       17.92       15.71
Number of customer facilities............         14            13            13          13          13          13          13

------------------------
(1) Richmond County Savings Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities," as of July 1, 1994, and reclassified securities having a market value of $26 million from its held to maturity portfolio to its available for sale portfolio in November 1995, pursuant to Financial Accounting Standards Board ("FASB") special report or implementation of SFAS No 115. In February 1998, Richmond County transferred its entire securities held to maturity portfolio to its securities available for sale portfolio as part of a balance sheet restructuring initiative implemented at that time, primarily in connection with a reassessment by Richmond County of its asset/liability management strategy.

(2) Loans receivable, net, consist of gross loans receivable, less unamortized discounts, plus deferred loan costs, less deferred loan fees and the allowance for loan losses. The allowance for loan losses at September 30, 1998, 1997, and June 30, 1998, 1997, 1996, 1995 and 1994 were $7.9 million,
    $5.9 million, $7.3 million, $5.5 million, $4.8 million, $3.3 million and $3.1 million, respectively. Loan receivable, net, at June 30, 1996, includes $1.2 million of loans held for sale.

(3) Includes the one-time non-recurring charge of $19.6 million ($11.2 million, net of tax) for funding of the Richmond County Savings Foundation at the time of Richmond County Savings Bank's mutual-to-stock conversion.

(4) Cumulative effect of changes in accounting principles reflects a charge, net of tax, of $1.3 million for fiscal 1995, resulting from the adoption of SFAS No. 106 ("SFAS No. 106"), "Employer's Accounting For Post-Retirement Benefits Other than Pensions," and a credit to earnings of $1.2 million for fiscal 1994, resulting from the adoption of SFAS No. 109 ("SFAS No. 109"), "Accounting for Income Taxes."

(5) Pro forma earnings per share for fiscal year 1998, calculated as if Richmond County Savings Bank had converted to stock form as of July 1, 1997, was $0.19.

(6) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios and fiscal year 1998, which is based on daily average balances, all ratios are based upon average balances during the indicated period. Averages for the periods ended fiscal 1997, 1996, 1995 and 1994, utilize average month-end balances.

(7) All performance ratios for the year ended June 30, 1998, exclude the one-time non-recurring charge of $19.6 million ($11.2 million net of tax) for the funding of the Richmond County Savings Foundation at the time of Richmond County Savings' conversion.

(8) The net interest margin spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(9) The net interest margin represents net interest income as a percent of average interest-earning assets.

(10) Total non-interest expense excludes the effect of amortization of goodwill. The 1997 ratio excludes the one-time special assessment of $493,000 to recapitalize the Savings Association Insurance Fund. Including the effects of the amortization of goodwill and funding of the Richmond County Savings Foundation, total non-interest expense to average assets for the year ended June 30, 1998 would be 3.52%.

(11) The efficiency ratio represents the ratio of non-interest expense, excluding the effect of amortization of goodwill and the Savings Association Insurance Fund's special assessment, divided by the sum of net interest income and non-interest income. Including the effects of the amortization of goodwill and the contribution to the Richmond County Savings Foundation, the efficiency ratio for the year ended June 30, 1998 would be 83.35%.

                            BAYONNE BANCSHARES, INC.
             SELECTED HISTORICAL UNAUDITED FINANCIAL AND OTHER DATA
                    (In thousands, except per share amounts)

                                                    SEPTEMBER 30,                         MARCH 31,                      MAY 31,
                                                 --------------------    --------------------------------------------    --------
                                                   1998        1997        1998        1997        1996        1995       1994/(4)/
                                                 --------    --------    --------    --------    --------    --------    --------
SELECTED CONSOLIDATED FINANCIAL CONDITION DATA:
  Total assets...................................$672,657    $609,053    $646,058    $577,004    $651,945    $512,126    $547,550
  Cash and cash equivalents......................   3,047      14,221      16,617      15,472      11,791       6,111      47,839
  Loan receivable, net:
     Real estate................................. 278,802     203,262     208,723     207,262     198,658     197,240     172,552
     Consumer....................................  29,987      28,558      26,742      28,362      25,370      21,314      16,428
                                                 --------    --------    --------    --------    --------    --------    --------
          Total loans receivable, net/(1)/....... 308,789     231,820     235,465     235,624     224,028     218,554     188,980
  U.S. Government and agency obligations,........  88,208      76,931      77,446      76,489     101,729     148,062     146,806
     net of valuation allowance /(2)/
  Mortgage securities, net/(3)/.................. 244,179     262,646     274,652     222,980     289,848     117,205     141,271
  Deposits....................................... 420,749     432,131     423,545     444,139     445,424     444,380     471,681
  Borrowed funds................................. 147,022      75,489     115,380      75,598     151,334      15,032          --
  Stockholders' equity...........................  95,152      95,161      98,649      48,079      49,519      46,625      34,066

_______________________

(1) Excludes loans to joint ventures of First Savings's subsidiaries.

(2) At September 30, 1998 and 1997, March 31, 1998, 1997, 1996 and 1995, and May
    31, 1994, $80.3 million, $61.1 million, $69.5 million, $67.6 million, $92.6 million, $64.3 million and $64.1 million of such securities, respectively, net of valuation allowance, were classified as available for sale, and $7.9 million, $7.9 million, $7.9 million, $8.9 million, $8.9 million, $83.7 million and $82.7 million, respectively, of such securities were classified as held to maturity.

(3) Includes mortgage-backed securities and mutual funds that invest primarily in mortgage-backed securities, net of valuation allowance. At March 31, 1998, 1997, 1996 and 1995, and May 31, 1994, all such securities were classified as available for sale.

(4) At the time of First Savings' reorganization into the mutual holding company structure in 1995, First Savings Bank changed its fiscal year end from May 31, to March 31.

(5) At June 30, 1998, Bayonne had total assets of $700.0 million, deposits of $422.0 million and stockholders' equity of $96.0 million. Net income for the three months ended June 30, 1998 was $1.1 million, compared to $838,000 for the three months ended June 30, 1997.

                                                                                                              TEN
                                                                                                            MONTHS        YEAR
                                              THREE MONTHS ENDED                                             ENDED        ENDED
                                                 SEPTEMBER 30,             YEARS ENDED MARCH 31,           MARCH 31,     MAY 31,
                                              -------     -------     ----------------------------------------------     -------
                                                1998        1997        1998         1997        1996        1995/(1)/     1994
                                              -------     -------     -------      -------     -------       -------     -------
SELECTED CONSOLIDATED OPERATING DATA:
 Total interest and dividend income...........$11,137     $10,293     $40,860      $41,126     $37,309       $28,431     $35,616
 Total interest expense.......................  6,735       6,429      24,872       27,469      23,842        15,831      20,795
                                              -------     -------     -------      -------     -------       -------     -------
  Net interest income /(8)/...................  4,402       3,864      15,988       13,657      13,467        12,600      14,821
 Provision for loan losses /(8)/..............     75          45         180          320         450           350         500
                                              -------     -------     -------      -------     -------       -------     -------
  Net interest income after provision for
   loan losses /(8)/..........................  4,327       3,819      15,808       13,337      13,017        12,250      14,321
                                              -------     -------     -------      -------     -------       -------     -------
 Other income (loss):
  Loan fees and service charges...............     69          63         238          294         307           285         428
  Deposit fees................................    159         147         611          576         327           256         305
  Gain (loss) on sale of securities
   available for sale, net/(2)/...............    197          (5)         (5)      (2,878)     (2,217)         (547)        262
  Income from subsidiary......................     69          26         204          168         251            85          18
  Gain (loss) on sale of real estate
   acquired in settlement of loans............     (8)         (1)         (9)         (92)         (7)           --          62
  Other.......................................     52          53         304          136         126            49         705
                                              -------     -------     -------      -------     -------       -------     -------
   Total other income (loss) /(8)/............    538         283       1,343       (1,796)     (1,213)          128       1,780
                                              -------     -------     -------      -------     -------       -------     -------
 Operating expenses:
  Compensation and employee benefits..........  1,588       1,476       5,619        7,184       5,821         4,674       4,735
  Occupancy and equipment.....................    310         311       1,179        1,201       1,211         1,000       1,035
 Data processing service expense..............    210         207         821          707         683           488         585
  Savings Association Insurance Fund
   assessment /(3)/...........................     --          --          --        2,895          --            --          --
  Federal insurance premiums..................    134         142         569          974       1,163           990       1,210
  Other.......................................    526         428       1,982        1,641       1,937         1,799       1,951
                                              -------     -------     -------      -------     -------       -------     -------
   Total operating expenses...................  2,768       2,564      10,170       14,602      10,815         8,951       9,516
                                              -------     -------     -------      -------     -------       -------     -------
 Income/(loss) before income tax
  expenses and cumulative effect of
  accounting changes..........................  2,097       1,538       6,981       (3,061)        989         3,427       6,585
 Income tax expense...........................    776         569       2,602          154         374         1,236       2,247
                                              -------     -------     -------      -------     -------       -------     -------
 Income/(loss) before cumulative effect of
  accounting changes..........................  1,321         969       4,379       (3,215)        615         2,191       4,338
 Cumulative effect of accounting changes:
  Income taxes................................     --          --          --           --          --            --         400
  Postretirement benefits.....................     --          --          --           --          --            --      (1,216)
  Investments.................................     --          --          --           --          --            --         471
                                              -------     -------     -------      -------     -------       -------     -------
   Net income/(loss) /(8)/....................$ 1,321     $   969     $ 4,379      $(3,215)    $   615       $ 2,191     $ 3,993
                                              =======     =======     =======      =======     =======       =======     =======
 Basic earnings/(loss) per share..............  $0.15       $0.11       $0.49       $(0.37)      $0.07        N/A/(4)/    N/A/(4)/
                                              =======     =======     =======      =======     =======
 Diluted earnings/(loss) per share............  $0.15       $0.11       $0.49       $(0.37)      $0.07        N/A/(4)/    N/A/(4)/
                                              =======     =======     =======      =======     =======

                                                        (continued on next page)

                                                             AT OR FOR THE
                                                             THREE MONTHS                                   TEN MONTHS
                                                                ENDED                                          ENDED     YEAR ENDED
                                                           SEPTEMBER 30, /(9)/    YEARS ENDED MARCH 31,       MARCH 31,    MAY 31,
                                                         ------------  --------  --------------------------  -----------  ----------
                                                              1998       1997     1998      1997     1996      1995           1994
                                                         ------------  --------  -------   -------  -------  -----------  ----------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance ratios:
 Equity to assets at period end /(7)/...................    14.15%      15.62%    15.27%    8.33%     7.60%      9.10%      6.22%
 Net interest rate spread (difference between  average
  yield on interest-earning assets and average cost of
  interest-bearing liabilities) /(7)/...................     2.05        2.12      2.18     1.99      2.16       2.92       2.52
 Net interest margin (net interest income as a
  percentage of average interest-earning assets) /(7)/..     2.66        2.63      2.72     2.28      2.48       3.12       2.71
 Return on average assets (net income divided  by
  average total assets) /(7)/...........................     0.78        0.64      0.72    (0.52)     0.11       0.52       0.71
 Return on average equity (net income divided by
  average equity) /(7)/.................................     5.53        6.85      5.82    (6.56)     1.20       7.06      10.22
 Dividend payout ratio /(5)/............................    41.67%      38.64%    24.64%   N/A/(4)/  238.0%     N/A/(4)/   N/A/(4)/
 Stockholders' equity to average assets ratio (average
  stockholders' equity divided by average
  total assets).........................................    14.04        9.30     12.39     7.90      9.08       7.30       6.92
 Total other income to average assets /(7)/.............     0.32        0.19      0.22    (0.29)    (0.21)      0.03       0.31
 Total operating expenses to average assets /(6)(7)/....     1.63        1.69      1.68     1.87      1.91       1.76       1.68
 Net interest income to total operating expense /(6)/...     1.59x       1.51x     1.57x    1.18x     1.25x      1.41x       1.56x
 Net interest income after provision for loan losses,
  to total operating expense /(6)/......................     1.56x       1.49x     1.55x    1.15x     1.20x      1.37x       1.51x
 Average interest-earning assets to average
  interest-bearing liabilities /(7)/....................     1.15x       1.12x     1.13x    1.06x     1.07x      1.05x       1.05x
Asset quality ratios:
 Loans 90 days or more past due to net loans............     1.39%       2.77%     1.62%    2.38%     2.66%      2.55%      3.64%
 Loans 90 days past due and other nonperforming
  assets to total assets................................     0.71%       1.05%     0.64%    1.08%     1.00%      1.29%      1.53%
 Allowance for loan losses to loans 90 days
  past due and other nonperforming assets...............    63.43%      50.56%    71.21%   50.66%    45.54%     40.62%      34.74%
 Allowance for loan losses as a percent of net loans
  receivable at end of period...........................     0.98%       1.40%     1.25%    1.34%     1.33%      1.22%       1.54%
Regulatory capital ratios:
 Tangible capital /(7)/.................................    12.24%      11.99%    12.01%    8.99%     8.48%     10.83%       6.22%
 Core capital /(7)/.....................................    12.24       11.99     12.01     8.99      8.48      10.83        6.22
 Risk-based capital /(7)/...............................    27.30       34.67     33.85    25.31     26.10      32.21       20.61
Number of full-service offices..........................        4           4         4        4         4          4           4

_________________

(1) At the time of its 1995 reorganization, First Savings Bank changed its fiscal year end from May 31 to March 31.

(2) The loss on securities available for sale in 1997 and 1996 resulted from the sale of investment securities as part of First Savings Bank restructuring of its investment portfolio.

(3) Reflects the Savings Association Insurance Fund's Special Assessment of $2.9 million as of September 30, 1996.

(4) Not applicable.

(5) Aggregate dividends per share divided by net income per share.

(6) Total operating expense does not include income tax expense, the provision for loan losses or the Savings Association Insurance Fund Special Assessment.

(7) At June 30, 1998 Bayonne had an equity to assets ratio of 13.10%, a net interest rate spread ratio of 2.00%, a net interest rate margin ratio of 2.61%, a return on average assets ratio of .67%, a return on average equity ratio of 4.56%, a total other income to assets ratio of .19, a total operating expenses to average assets ratio of 1.64%, an average interest-earning assets to average interest-bearing liabilities ratio of 1.15x, a tangible capital ratio of 11.42%, a core capital ratio of 11.42% and a risk-based capital ratio of 25.9%.

(8) Net interest income was $4.2 million for the quarter ended June 30, 1998 compared to $3.6 million for the comparable prior year quarter. Non-interest income totalled $311,000 for the three months ended June 30, 1998, compared to $398,000 for the quarter ended June 30, 1997. Total interest expense was $6.4 million for the three months ended June 30, 1998, compared to $6.3 million for the three months ended June 30, 1997. The provision for loan losses totalled $50,000 for the three months ended June 30, 1998 as compared to $45,000 for the prior year's three month period.

(9)  Annualized where appropriate.

                     UNAUDITED PRO FORMA COMBINED SELECTED
                             FINANCIAL INFORMATION


     The following unaudited pro forma combined selected financial information combine Richmond County's historical results with Bayonne's historical results as if the Bayonne merger had become effective as of the dates indicated in the case of the balance sheet information presented, and as if the Bayonne merger had become effective at the beginning of the periods indicated in the case of the income statement information presented. We refer to this as "pro forma" information. In addition, because the Bayonne merger and the Ironbound merger are expected to be completed during the same time period, the following pro forma tables reflect the Bayonne merger and the Ironbound merger. The pro forma
                                        ---
information in the tables assumes that the Bayonne merger and the Ironbound merger are accounted for using the purchase method of accounting.

     The merger will be accounted for as a "purchase," which means that the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the time the companies are combined. For a more detailed description of purchase accounting, see "THE BAYONNE MERGER -- Accounting Treatment of the Merger."

     Because Richmond County's fiscal year ends on June 30, Bayonne's fiscal year ends on March 31, and Ironbound Bankcorp, NJ's ends on December 31, the financial data for Bayonne and Ironbound Bankcorp, NJ for the three months ended September 30 have been presented to coincide with the fiscal reporting period for Richmond County. Following the Bayonne merger, the combined company's fiscal year, like that of Richmond County, will end on June 30.

     When reviewing these tables, you should also read the historical financial statements, including their notes, of Richmond County and Bayonne. See "WHERE YOU CAN FIND MORE INFORMATION" on page __ of this document. You should also read the more detailed pro forma financial information, including their notes, that are found on page ___ of this document.

     This information is presented for informational purposes only. You should not assume that Richmond County, Bayonne and Ironbound would have achieved the combined pro forma results if they had actually been combined during the periods shown.

     There may be certain cost savings and/or revenue enhancements that will result from the Bayonne merger and the Ironbound merger. Except as described in Note __ found on page __ of this document, the information furnished in these tables does not reflect either the cost savings or the revenue enhancements.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                   OF RICHMOND COUNTY, IRONBOUND AND BAYONNE



                                                        AT
                                                   SEPTEMBER 30,
                                                -------------------
                                                       1998
                                                -------------------
                                                  (in thousands)
PRO FORMA CONDENSED COMBINED BALANCE SHEET
 Total assets................................        $2,522,691
 Long term borrowings........................           548,582
 Total stockholders' equity..................           478,377


                                                  THREE MONTHS              YEAR
                                                      ENDED                 ENDED
                                                   SEPTEMBER 30,           JUNE 30,
                                                -------------------     --------------
                                                       1998                  1998
                                                -------------------     --------------
                                                (in thousands, except per share data)
PRO FORMA CONDENSED COMBINED STATEMENT
 OF INCOME
 Net interest income after provision for
 loan losses.................................           $19,808            $67,596
 Net income..................................             6,378              8,048/(1)/
 Earnings from per common share:
   Basic.....................................              0.18               0.23/(1)/
   Diluted...................................              0.18               0.23/(1)/
   Cash dividends declared per common share..            $0.068             $0.127

----------------------

(1) Includes a one-time non-recurring charge of $19.6 million ($11.2 million, net of tax) for funding of the Richmond County Savings Foundation at the time of Richmond County Savings' conversion.

                           COMPARATIVE PER SHARE DATA

                                  (UNAUDITED)

     The following table sets forth information about our earnings per share, dividends per share and book value per share, and similar information reflecting the Bayonne merger. In addition, we have included similar information relating to the Ironbound merger. You can use this table to understand how the Bayonne merger and the Ironbound merger would have affected Richmond County's earnings, dividends and book value, all on a per share basis if the mergers had taken effect on the first day of the period described below. The first item listed in each category gives you historical information relating to Richmond County. The information set forth below is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that Richmond County and Bayonne have either attached to this document or have filed previously with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" on page __.

                                                                                              THREE MONTHS
                                                                                                  ENDED           YEAR ENDED
                                                                                               SEPTEMBER 30,       JUNE 30,
                                                                                                   1998              1998
                                                                                            -----------------   ----------------
BASIC EARNINGS (LOSS) PER SHARE /(1)/:
  Richmond County.............................................................                    $ 0.22          $ (0.16) /(4)/
  Bayonne.....................................................................                      0.15             0.49
  Richmond County pro forma (with Bayonne only)...............................                      0.18             0.21
  Bayonne pro forma equivalent................................................                      0.19             0.22
  Bayonne pro forma equivalent with Ironbound.................................                      0.19             0.24
DILUTED EARNINGS (LOSS)  PER SHARE /(2)/:
  Richmond County.............................................................                    $ 0.22          $ (0.16) /(4)/
  Bayonne.....................................................................                      0.15             0.49
  Richmond County pro forma (with Bayonne only)...............................                      0.18             0.21
  Bayonne pro forma equivalent................................................                      0.19             0.23
  Bayonne pro forma equivalent with Ironbound.................................                      0.19             0.24
CASH DIVIDENDS DECLARED PER SHARE /(3)/:
  Richmond County.............................................................                    $0.070          $ 0.110
  Bayonne.....................................................................                     0.063            0.170
  Richmond County pro forma (with Bayonne only)...............................                     0.070            0.110
  Bayonne pro forma equivalent................................................                     0.074            0.116
  Bayonne pro forma equivalent with Ironbound.................................                     0.074            0.116
BOOK VALUE PER SHARE AT PERIOD END /(1)/:
  Richmond County.............................................................                    $12.48          $ 12.44
  Bayonne.....................................................................                     10.43            10.85
  Richmond County pro forma (with Bayonne only)...............................                     12.58             N/A
  Bayonne pro forma equivalent................................................                     13.21             N/A
  Bayonne pro forma equivalent with Ironbound.................................                     12.78             N/A
TANGIBLE BOOK VALUE PER SHARE AT PERIOD END:
  Richmond County.............................................................                    $12.44            12.39
  Bayonne.....................................................................                     10.43            10.85
  Richmond County pro forma (with Bayonne only)...............................                     11.78             N/A
  Bayonne pro forma equivalent................................................                     12.37             N/A
  Bayonne pro forma equivalent with Ironbound.................................                     12.16             N/A

___________________________________

(1) The pro forma combined net income per share of Richmond County common stock is based upon the combined historical net income for Richmond County and Bayonne for the periods indicated divided by the average pro forma fully diluted common share of the combined entities.

(2) Richmond County pro forma cash dividends per share represent historical cash dividends declared by Richmond County and assumes no changes in cash dividends declared per share. Bayonne pro forma equivalent cash dividends per share represent such amounts multiplied by the exchange ratio of 1.05.

(3) Richmond County pro forma stated and tangible book value per share amounts are based on the historical total stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity based on the exchange ratio of 1.05. The Bayonne pro forma equivalent stated book value and tangible book value per share amounts are computed by multiplying the Richmond County pro forma amounts by the exchange ratio of 1.05.

(4) Richmond County converted to stock form on February 18, 1998, accordingly, earnings per share for the fiscal year ended June 30, 1998 are presented on an historical basis from February 18, 1998 to June 30, 1998. Includes the one-time non-recurring charge of $19.6 million ($11.2 million, net of tax) for funding of the Richmond County Savings Foundation at the time of Richmond County Savings' conversion.

                                  THE COMPANIES

RICHMOND COUNTY

     Richmond County is a savings and loan holding company organized under the laws of the State of Delaware in 1997. Richmond County's wholly owned subsidiary, Richmond County Savings Bank, operates 14 banking offices in the New York City Borough of Staten Island, one banking office in the New York City Borough of Brooklyn, and one multi-family loan processing center in Jericho, Long Island. Richmond County Savings is a New York State-chartered savings bank which has operated since 1886. Richmond County Savings' deposits are insured by the Bank Insurance Fund of the FDIC.

     At September 30, 1998, Richmond County had total assets of $1.7 billion, deposits of $953.5 million and stockholders' equity of $329.8 million.

     For more information about Richmond County, reference is made to the 1998 Richmond County Form 10-K, which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

BAYONNE

     Bayonne is a savings and loan holding company organized under the laws of the State of Delaware in 1997. Bayonne's wholly owned subsidiary, First Savings Bank of New Jersey, SLA, operates four banking offices and one financial center in Bayonne, New Jersey. First Savings is a New Jersey savings association which has operated since 1889. First Savings' deposits are insured by the Savings Association Insurance Fund of the FDIC.

     In January 1995, First Savings reorganized from a New Jersey chartered mutual savings and loan association into the federal mutual holding company form of organization. In connection with the 1995 reorganization, First Savings became a New Jersey chartered stock savings association and issued approximately 54% of its outstanding common stock to Bayonne Bankshares, M.H.C., a federal mutual holding company. First Savings sold the remaining shares of outstanding common stock to certain members of the general public.

     In August 1997, First Savings and Bayonne MHC completed a conversion and reorganization from the mutual holding company to the stock holding company form of organization. Through the second-step conversion, First Savings formed Bayonne and as the result of a series of corporate reorganizations became a wholly owned subsidiary of Bayonne. Bayonne exchanged 2.933 shares of its common stock for each share of common stock of First Savings held by public stockholders and sold an additional 4.8 million shares of its common stock to members of the general public. The shares of First Savings common stock held by Bayonne MHC were cancelled and the separate corporate existence of Bayonne MHC was terminated.

     At September 30, 1998, Bayonne had total assets of $672.7 million, deposits of $420.7 million and stockholders' equity of $95.2 million.

     For more information about Bayonne, reference is made to the 1998 Bayonne Form 10-K. The Bayonne Form 10-K is incorporated by reference into this document. See "WHERE YOU CAN FIND MORE INFORMATION."

                      WHERE YOU CAN FIND MORE INFORMATION

     Richmond County and Bayonne file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Richmond County and Bayonne public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

     Richmond County has filed the Registration Statement to register with the SEC the shares of Richmond County common stock to be issued to Bayonne stockholders in the merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a Prospectus of Richmond County, a Proxy Statement of Richmond County for the Richmond County Special Meeting and a Proxy Statement of Bayonne for the Bayonne Annual Meeting.

     As allowed by SEC rules, this document does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows Richmond and Bayonne to "incorporate by reference" information into this document, which means that Richmond County and Bayonne can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference other documents, which are listed below that Richmond and Bayonne have previously filed with the SEC. The documents contain important information about their financial condition.


RICHMOND COUNTY SEC FILINGS (FILE NO. 0-23271)
Registration Statement on Form 8-A         Dated October 27, 1997
Quarterly Report on Form 10-Q              Three months ended March 31, 1998
Annual Report on Form 10-K                 Year ended June 30, 1998
Quarterly Report on Form 10-Q              Three months ended September 30, 1998
Amended Quarterly Report on Form 10-Q/A    Three months ended September 30, 1998
Current Report on Form 8-K                 Dated July 27, 1998
Current Report on Form 8-K                 Dated October 16, 1998

BAYONNE SEC FILINGS (FILE NO. 0-22499)

Registration Statement on Form 8-A         Dated April 30, 1997
Annual Report on Form 10-K                 Year ended March 31, 1998
Amended Annual Report on Form 10-K/A       Year ended March 31, 1998
Quarterly Report on Form 10-Q              Three months ended June 30, 1998
Quarterly Report on Form 10-Q              Three months ended September 30, 1998
Amended Quarterly Report on Form 10-Q/A    Three months ended September 30, 1998
Current Report on Form 8-K                 Dated July 27, 1998
Current Report on Form 8-K/A               Dated October 16, 1998

     Richmond County and Bayonne incorporate by reference additional documents that they might file with the SEC between the date of this Joint Proxy Statement/Prospectus and the date of their meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The Bayonne Annual Report on Form 10-K for the Year Ended March 31, 1998 and any amendments to this form, are also being mailed along with this document to Bayonne stockholders.

     Richmond County has supplied all information contained or incorporated by reference in this document relating to Richmond County.

     Bayonne has supplied all information contained or incorporated by reference in this document relating to Bayonne.

     If you are a stockholder of Richmond County or Bayonne, as the case may be, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Richmond County or Bayonne, as the case may be, or the SEC or the SEC's Internet World Wide Website described above.

     Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this Joint Proxy Statement/Prospectus. Stockholders of Richmond County or Bayonne may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

               Richmond County Financial Corp.
               1214 Castleton Avenue
               Staten Island, New York  10310
               Attention:  Thomas R. Cangemi, Corporate Secretary
               Telephone No. (718) 448-2800

               Bayonne Bancshares, Inc.
               568 Broadway
               Bayonne, New Jersey  07002
               Attention:  Thomas Coughlin, Corporate Secretary
               Telephone No. (201) 437-1000

     If you would like to request documents from either company, please do so by _________________ to receive them before the Richmond County special meeting and/or Bayonne annual meeting. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of our receipt of your request.


     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the Richmond County meeting and/or Bayonne meeting. Richmond County and Bayonne have not authorized anyone to provide you with information that is different from what is contained in this document. This Joint Proxy Statement/Prospectus is dated ______________, 199_. You should not assume that the information contained in the Joint Proxy Statement/Prospectus is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Richmond County's securities in the merger shall create any implication to the contrary.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     This document, the documents incorporated by reference in this document, or any other written or oral statements made by or on behalf of Richmond County and Bayonne may include forward-looking statements with respect to the financial condition, results of operations and business of Richmond County and Bayonne, based on management's belief and information currently available to management. Such forward-looking statements are subject to risks, uncertainties and assumptions. Actual results may vary materially from those anticipated, estimated, projected or expected. Among, but not limited to, the factors that may cause variations from such forward-looking statements are:

     . fluctuations in the economy, especially in the market areas of Richmond County and its proposed acquisition entities;

     .    changes in the interest rate environment;

     . Richmond County's ability to realize anticipated cost savings relating to pending acquisitions;

     . Richmond County's success in assimilating acquired operations in Richmond County's culture, including its ability to instill Richmond County's credit culture into acquired operations;

     .    the continued growth of the markets in which Richmond County operates;
          and

     .    the enactment of legislation impacting Richmond County.

     Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Richmond County and Bayonne. Additional information with respect to factors that may cause the results to differ materially from those contemplated by such forward-looking statements is included in Richmond County's and Bayonne's current and subsequent filings with the SEC.

                     MARKET PRICES AND DIVIDEND INFORMATION

     Richmond County common stock is listed on the Nasdaq National Market under the symbol "RCBK." Bayonne common stock is listed on the Nasdaq National Market under the symbol "FSNJ."

     The following table lists the high and low prices per share for Richmond County common stock and Bayonne common stock as reported on the Nasdaq National Market and the quarterly cash dividends declared by each company for the periods indicated. Richmond County common stock began trading on the Nasdaq National Market on February 18, 1998. After the second-step conversion of Bayonne, the common stock of Bayonne began trading on the Nasdaq National Market in August, 1997.

                                                     RICHMOND COUNTY COMMON STOCK                      BAYONNE COMMON STOCK
                                                 ---------------------------------------      --------------------------------------
                                                   HIGH          LOW          DIVIDENDS          HIGH          LOW         DIVIDENDS
                                                 ---------   -----------    -----------       ---------    ----------    -----------
    1997
     Quarter ended March 31....................      N/A          N/A            N/A            $ 8.35         $ 7.16       $.0425
     Quarter ended June 30.....................      N/A          N/A            N/A              9.21           7.93        .0425
     Quarter ended September 30................      N/A          N/A            N/A             13.06           9.20        .0425
     Quarter ended December 31.................      N/A          N/A            N/A             13.38          11.63        .0425
    1998
     Quarter ended March 31....................   $19.63       $15.68          $0.05             14.88          12.06        .0425
     Quarter ended June 30.....................    19.75        17.75           0.06             17.38          15.25        .0625
     Quarter ended September 30................    18.69        11.88           0.07             17.13          10.00        .0625
     Quarter ended December 31.................    17.13        11.31           0.07             17.56          10.63        .0625
    1999
     Quarter ended March 31....................
     As of ________, 1999......................



     The following table shows the closing price per share of Richmond County common stock, Bayonne common stock and the equivalent per share price for Bayonne common stock giving effect to the merger on (1) October 13, 1998 the last business day preceding the public announcement of the amendments to the merger agreement, and (2) _________, 1999, which is the last practicable trading day prior to the mailing of this document. The equivalent per share price of Bayonne common stock was computed by multiplying the price of Richmond County common stock by the 1.05 exchange ratio.

                                                            EQUIVALENT PRICE PER
                       RICHMOND COUNTY   BAYONNE COMMON            SHARE OF
                        COMMON STOCK         STOCK          BAYONNE COMMON STOCK
                       ---------------   --------------     --------------------
October 13, 1998.......     $12.25           $12.00                  $12.86
_______ __, 1999......      $_____           $_____                  $_____


     You should obtain current market quotations for Richmond County common stock and Bayonne common stock as the market price of Richmond County common stock will continue to fluctuate between the date of this document and the date on which the Bayonne Merger is completed and thereafter. Because the number of shares of Richmond County common stock that Bayonne stockholders will receive is generally fixed and because the market price of Richmond County common stock fluctuates, the value of the shares of Richmond County common stock that holders of Bayonne common stock would receive in the merger may increase or decrease prior to the merger. See "THE BAYONNE MERGER -- Bayonne Stockholders Will Receive 1.05 Shares of Richmond County Common Stock for Each Bayonne Share" and "-- Waiving and Amending Provisions in, or Terminating the Merger Agreement."


                           THE STOCKHOLDERS' MEETINGS

                    MEETING OF RICHMOND COUNTY STOCKHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING

     The Richmond County meeting will be held at ________________________, _____________________________, _________, New York _____, on ________,
___________ __, 199_ at _:__ a.m., local time. At this meeting, Richmond County's stockholders will be asked to vote upon:

     .    a proposal to approve and adopt the merger agreement; and

     . the ratification of amendments to the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan; and

     .    other matters properly brought before the Richmond County meeting.

     A copy of the merger agreement is attached as Annex A. A copy of the proposed amended Richmond County Incentive Plan is attached as Annex E.

     THE RICHMOND COUNTY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE TERMS OF THE MERGER AND THE MERGER AGREEMENT ARE FAIR
TO AND IN THE BEST INTERESTS OF RICHMOND COUNTY AND ITS STOCKHOLDERS. THE RICHMOND COUNTY BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT RICHMOND COUNTY'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, THE RICHMOND COUNTY BOARD HAS DETERMINED THAT THE AMENDMENTS TO THE RICHMOND COUNTY 1998 STOCK-BASED INCENTIVE PLAN DESCRIBED IN THIS DOCUMENT ARE IN THE BEST INTERESTS OF RICHMOND COUNTY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT RICHMOND COUNTY STOCKHOLDERS VOTE "FOR" THE AMENDMENTS TO THE RICHMOND COUNTY STOCK-BASED INCENTIVE PLAN.

     See "THE BAYONNE MERGER -- Background of the Merger" and "-- Recommendation of the Richmond County Board; Richmond County's Reasons for the Merger."

     Additional information on the ratification of certain amendments to the Richmond County Incentive Plan is included under "ADDITIONAL MATTERS TO BE CONSIDERED AT THE RICHMOND COUNTY MEETING."

WHO CAN VOTE ON MATTERS ADDRESSED IN THIS DOCUMENT

     The Richmond County board has fixed __________ __, 199_ as the record date for determining which stockholders are entitled to notice of and to vote at the Richmond County meeting. Only holders of record of Richmond County common stock at the close of business on the record date will be entitled to notice and to vote. As of the record date, there were __________ shares of Richmond County common stock outstanding and entitled to vote, which were held by approximately ____ holders of record.

PROXIES; VOTING AND REVOCATION OF PROXIES

     Each record holder of Richmond County common stock on the record date is entitled to cast one vote for share of stock owned. However, Richmond County's Certificate of Incorporation provides that record holders of common stock who beneficially own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit. The limit includes shares which people have the right to acquire through any agreement or the exercise of any rights, warrants or options.

     The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Richmond County common stock entitled to vote at the meeting is necessary to constitute a quorum. To determine if a quorum exists Richmond County will count shares of common stock present in person at the meeting but not voted, and shares of stock for which it has received proxies but with respect to which holders have abstained on any matter, as present at the meeting. Because the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote, each non-voting share and abstention will have the effect of a vote against the merger agreement. In addition, brokers who hold shares in street name for customers who are beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers without specific instructions from such customers. Given that the approval and adoption of the merger agreement requires a majority vote, the failure to provide specific instructions to a broker with respect to shares (a "broker non-vote") will be counted as a vote against the merger agreement.

     Shares of Richmond County common stock represented at the meeting by properly executed proxies received prior to or at the meeting, and which are not revoked, will be voted as instructed on the proxies. If no instructions are indicated, the proxies will be voted:

     .    "FOR" approval and adoption of the merger agreement,

     . "FOR" the ratification of the amendments to the Richmond County 1998 Stock-Based Incentive Plan, and

     . in the discretion of the proxy holders on any other matter voted on. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. However, no proxy voted against a proposal will be voted in favor of any adjournment or postponement to solicit additional votes in favor of that proposal.

     If any other matters are voted on at the meeting, the persons named in the proxy will have authority to vote on the matters at their discretion. Richmond County does not know of any other matters to be presented at the meeting.

     Richmond County stockholders who grant their proxy can revoke the proxy before it is voted by:

     . delivering to the Corporate Secretary of Richmond County, at or before the taking of the vote at the meeting, a written notice of revocation bearing a later date than the date of the proxy;

     . executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of Richmond County before the taking of the vote at the meeting; or

     . attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute revocation of the proxy).

     Any written notice of revocation or subsequently executed proxy should be delivered to Richmond County Financial Corp., 1214 Castleton Avenue, Staten Island, New York 10310, Attention: Corporate Secretary, or hand delivered to Richmond County's Corporate Secretary at that address on or before the day of the meeting or to the Inspector of Elections of the meeting before the taking of the vote. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN
          --------------------------------------------------------------------
NAME, YOU WILL NEED ADDITIONAL
------------------------------

DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO BE ADMITTED TO THE MEETING.
-----------------------------------------------------------------------------
Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares.

     Richmond County will pay for the solicitation of proxies from the holders of Richmond County's stock. Proxies may be solicited by mail, by directors, officers and employees of Richmond County in person or by telephone, telegram or other means of communication. Directors, officers and employees who solicit proxies will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses they incur in the solicitation. Richmond County has retained Kissel-Blake, Inc., a proxy soliciting firm, to assist in the solicitation. The fee to be paid to Kissel-Blake is not expected to exceed $5,000, plus reasonable out-of-pocket costs and expenses. Further, Richmond County will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

     HOLDERS OF RICHMOND COUNTY COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO RICHMOND COUNTY IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE.

VOTE REQUIRED; PRINCIPAL STOCKHOLDERS

     The approval and adoption of the merger agreement by Richmond County stockholders will require at least a majority vote for the merger from the outstanding shares of common stock. STOCKHOLDER APPROVAL IS A CONDITION TO CLOSING THE MERGER.

     The ratification of certain amendments to the Richmond County 1998 Stock-Based Incentive Plan will require a majority of the votes cast by Richmond County stockholders. Shares as to which the "Abstain" box has been selected on the proxy card will be counted as present and entitled to vote and have the effect of a vote against the matter. In contrast, shares underlying broker non-votes or in excess of the Richmond County limit will have no effect on the vote on the item.

     As of September 30, 1998, directors and executive officers of Richmond County and their affiliates beneficially owned and were entitled to vote 282,317 shares of Richmond County common stock. This equals 1.10% of the outstanding common stock that may be voted at the Richmond County meeting. This figure does not include shares which may be acquired through stock options under the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan. These persons have informed Richmond County that they intend to vote or direct the vote of their shares FOR approval of the merger agreement. In addition as of September 30, 1998, Bayonne, its subsidiaries and the directors and executive officers of Bayonne beneficially owned 900 shares of Richmond County common stock. See "CERTAIN RELATED TRANSACTIONS -- Bayonne Merger Stock Option Agreement."

              BENEFICIAL OWNERSHIP OF RICHMOND COUNTY COMMON STOCK

OWNERS OF 5% OF RICHMOND COUNTY COMMON STOCK

     Other than those persons listed below, Richmond County is not aware of any person who is the beneficial owner of more than 5% of the outstanding shares of Richmond County common stock as of September 30, 1998. For the purposes of the following table and the table set forth under "-- Directors and Executive Officers," a person is considered to "beneficially own" any shares of Richmond County common stock (1) over which he or she has, directly or indirectly, sole or shared voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership, including the right to acquire beneficial ownership by the exercise of stock options, within 60 days after September 30, 1998. As used below, "voting power" includes the power to vote, or direct the voting of shares, "Investment power" includes the power to dispose, or direct the disposition of shares.

                                                                                      AMOUNT AND
                                                                                      NATURE OF              PERCENT OF
        TITLE OF CLASS                                                                BENEFICIAL            COMMON STOCK
          OF SECURITY                 NAME AND ADDRESS OF BENEFICIAL OWNERS           OWNERSHIP             OUTSTANDING
-------------------------------     ---------------------------------------    ---------------------     ------------------
Common Stock                          Richmond County Savings Bank                    2,113,880/(1)/             8.0%
                                      Employee Stock Ownership Plan
                                      1214 Castleton Avenue
                                      Staten Island, New York  10310

Common Stock                          Richmond County Savings Foundation              1,957,300/(2)/             7.4%
                                      1214 Castleton Avenue
                                      Staten Island, New York  10310

Common Stock                          Thomson, Horstmann & Bryant, Inc.               1,682,350/(3)/             6.4%
                                      Park 80 West, Plaza One
                                      Saddle Brook, New Jersey  07663

____________________________

(1) Shares of Richmond County common stock were acquired by the Richmond County Savings ESOP in Richmond County Savings' conversion. The Richmond County Savings ESOP Committee administers the Richmond County Savings ESOP. Marine Midland Bank is the corporate trustee for the Richmond County Savings ESOP. The Richmond County Savings ESOP trustee, is required to vote all allocated shares held in the Richmond County Savings ESOP as instructed by the Richmond County Savings ESOP participants. As of September 30, 1998, no shares had been allocated under the Richmond County Savings ESOP. Unallocated shares are required to be voted by the Richmond County Savings ESOP trustee in a manner calculated to most accurately reflect the voting instructions received from Richmond County Savings ESOP participants. That vote must be done according to the laws of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(2) The Richmond County Savings Foundation was established and funded by Richmond County in connection with Richmond County Savings' Conversion with an amount of Richmond County's common stock equal to 8.0% of the total amount of Richmond County common stock sold in the Conversion. The Richmond County Savings Foundation is a Delaware non-stock corporation and is dedicated to the promotion of charitable purposes within the communities in which Richmond County Savings operates. The Richmond County Savings Foundation is governed by a board of directors with eight members, all of whom are directors of Richmond County or Richmond County Savings. All shares of Richmond County common stock held by the Richmond County Savings Foundation must be voted in the same ratio as all other shares of Richmond County's common stock on all proposals considered by stockholders of Richmond County.

(3) According to information disclosed on a Schedule 13F, filed with the SEC on July 27, 1998, as well as a Schedule 13F filed with the SEC in September 1998. Thomson, Horstmann & Bryant, Inc. is an investment adviser under
    Section 203 of the Investment Advisers Act of 1940.

WHAT RICHMOND COUNTY'S DIRECTORS AND EXECUTIVE OFFICERS OWN

     The following table provides information about the shares of Richmond County common stock beneficially owned by each director of Richmond County, by Richmond County's Chief Executive Officer and by the next four most highly paid executive officers of Richmond County. It also includes all directors and executive officers of Richmond County as a group as of September 30, 1998. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power over their shares.


                                                                  AMOUNT AND NATURE       PERCENT OF
                                                                    OF BENEFICIAL        COMMON STOCK
           NAME                           TITLE                     OWNERSHIP/(1)/     OUTSTANDING/(2)/
---------------------       ----------------------------------  ---------------------  ----------------
Michael F. Manzulli         Chairman of the Board and Chief            27,225                 *
                             Executive Officer
Anthony E. Burke            President, Chief Operating Officer         14,425                 *
                             and Director
Godfrey H. Carstens, Jr.    Director                                   17,032                 *
Robert S. Farrell           Director                                   19,945                 *
William C. Frederick        Director                                    6,000                 *
Maurice K. Shaw             Director                                    6,326                 *
James L. Kelley             Director                                   13,640                 *
T. Ronald Quinlan, Jr.      Director                                    1,000                 *
Thomas R. Cangemi           Senior Vice President, Chief               27,175                 *
                             Financial Officer and Secretary
John M. McKenna             Executive Vice President                    1,063                 *

All directors and executive                                           282,317             1.10%
    officers as a group (23 persons)

________________________
*  Represents less than 1% of outstanding Richmond County common stock.


(1) Does not include options and awards intended to be granted under the Richmond County Incentive Plan.

(2) Percentages have been calculated on the basis of 26,423,550 shares of Richmond County common stock, the number of shares of Richmond County common stock outstanding as of September 30, 1998.

                      ADDITIONAL MATTERS TO BE CONSIDERED
                         AT THE RICHMOND COUNTY MEETING

RATIFICATION OF THE AMENDMENTS TO THE RICHMOND COUNTY FINANCIAL CORP. 1998 STOCK-BASED INCENTIVE PLAN

     The Richmond County board presents for stockholder ratification an amended and restated Richmond County Incentive Plan. Stockholders originally approved the Richmond County Incentive Plan on September 29, 1998. The proposed amended and restated Incentive Plan is attached as Annex E.

     The Richmond County board believes it is in the best interest of Richmond County and Richmond County Savings to amend the Incentive Plan primarily in two respects. First, the amended plan allows Richmond County the discretion to accelerate or modify the vesting of restricted stock awards and stock options following a participant's retirement. Second, the amended plan provides for accelerated vesting of outstanding restricted stock awards and stock options upon a change in control of Richmond County or Richmond County Savings. Richmond County also amended the Richmond County Incentive Plan for conforming changes and certain minor administrative matters.

     As of December 31, 1998, Richmond County had granted options covering 2,617,885 shares of Richmond County's common stock under the Richmond County Incentive Plan and 24,470 shares remained available for future grants of stock options. As of December 31, 1998, Richmond County had granted restricted stock awards of 1,054,274 under the Richmond County Incentive Plan and 2,668 shares of common stock.

     Richmond County implemented the Richmond County Incentive Plan largely to attract, keep, and motivate qualified individuals in key positions. The Richmond County Incentive Plan provides officers, employees and non-employee directors, "outside directors," of Richmond County and its affiliates, including Richmond County Savings, an incentive to contribute to the success of Richmond County by giving them an ownership interest in Richmond County. This aligns the interests of management and stockholders and rewards employees for outstanding performance.

     The Richmond County Incentive Plan allows Richmond County to grant awards of restricted shares of Richmond County common stock and options to purchase Richmond County common stock. All full-time employees and all outside directors of Richmond County and its affiliates, including Richmond County Savings, are eligible to receive awards under the Richmond County Incentive Plan. A committee consisting of three members of the Richmond County board, who are not employees of Richmond County or its affiliates, administers the Richmond County Incentive Plan.

     FDIC policies provide that restricted stock and stock option awards granted under any stock-based benefit plan, such as the Richmond County Incentive Plan, adopted by a financial institution within the first year after conversion to stock form, must vest at a rate of no greater than 20% per year, except in the case of death or disability. However, following one year after conversion, the financial institution may amend the plan to also provide for accelerated vesting in the cases of retirement and change in control. The one year ban on accelerated vesting in these cases, as applied to Richmond County Savings and Richmond County, ends in February 1999.

     THE RICHMOND COUNTY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENTS TO THE RICHMOND COUNTY FINANCIAL CORP. 1998 STOCK-BASED INCENTIVE PLAN.


                        MEETING OF BAYONNE STOCKHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING

     The Bayonne meeting will be held on ___________ __, 199_, at _:__ a.m., local time, at _____________________, ________________, ________, New Jersey.
At the Bayonne meeting, holders of Bayonne common stock will be asked to vote on:

     . a proposal to approve and adopt the merger agreement;

     . the election of two directors of Bayonne to serve until completion of the merger or, if the merger is not completed, for three-year terms and until their successors shall have been elected and qualified;

     . the ratification of the appointment of KPMG LLP as independent auditors of Bayonne for the fiscal year ending March 31, 1999; and

     . such other matters as may properly be brought before the meeting.

     THE BAYONNE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE TERMS OF THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF BAYONNE AND ITS STOCKHOLDERS. THE BAYONNE BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT BAYONNE'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, THE BAYONNE BOARD HAS DETERMINED THAT THE ELECTION OF THE DIRECTOR NOMINEES TO THE BOARD NAMED IN THIS DOCUMENT IS IN THE BEST INTERESTS OF BAYONNE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT BAYONNE STOCKHOLDERS VOTE "FOR" THE ELECTION TO THE BOARD THE DIRECTOR NOMINEES TO SERVE UNTIL COMPLETION OF THE MERGER OR FOR THREE-YEAR TERMS IF THE MERGER IS NOT COMPLETED. FURTHER, THE BAYONNE BOARD HAS DETERMINED THAT THE RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF BAYONNE IS IN BAYONNE'S AND ITS STOCKHOLDERS BESTS INTERESTS AND UNANIMOUSLY RECOMMENDS THAT BAYONNE'S STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF BAYONNE.

     See "THE BAYONNE MERGER -- Recommendation of the Bayonne Board; Bayonne's Reasons for the Merger."

     Additional information on the election of directors and the ratification of independent auditors is included under "ADDITIONAL MATTERS TO BE CONSIDERED AT THE BAYONNE MEETING.

WHO CAN VOTE ON MATTERS ADDRESSED IN THIS DOCUMENT

      The Bayonne Board of Directors has fixed the close of business on _________, 199_ as the record date for determining which Bayonne stockholders are entitled to receive notice of and to vote at the meeting. Only holders of record of Bayonne common stock at the close of business on the Bayonne record date are entitled to receive notice of and to vote. At the close of business on the Bayonne record date, there were _________ shares of Bayonne common stock outstanding and entitled to be voted at the meeting. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Bayonne common stock entitled to vote at the meeting is necessary to constitute a quorum.

PROXIES; VOTING AND REVOCATION OF PROXIES

     Each holder of Bayonne common stock on the Bayonne record date will be entitled to one vote for each share of stock owned on each matter to be voted upon at the meeting. However, Bayonne's Certificate of Incorporation, imposes a limit on stockholders who beneficially own more than 10% of the outstanding shares of Bayonne common stock. Those people can only vote their stock up to this limit. The limit applies to stockholders and their affiliates (as described on page __).

     Shares of common stock represented at the meeting by properly executed proxies received prior to or at the meeting and which are not revoked will be voted as instructed on the proxies. If no instructions are given, the proxies will be voted:

     .  "FOR" approval and adoption of the merger agreement;

     .  "FOR" the election of the nominees for director named in this document;
         and

     . "FOR" the ratification of KPMG LLP as independent auditors of Bayonne for the fiscal year ending March 31, 1999.

     The presence of a stockholder at the meeting will not automatically revoke the stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

     . filing a written notice of revocation with the Corporate Secretary of Bayonne prior to the meeting;

     . delivering to the Corporate Secretary of Bayonne prior to the meeting a duly executed proxy bearing a later date; or

     . attending the meeting, filing a written notice of revocation with the secretary of the meeting and voting in person.

     IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT
     ---------------------------------------------

REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR
------------------------------------------------------------------------------
RECORD HOLDER IN ORDER TOb BE ADMITTED TO THE MEETING. Examples of such
----------------------------------------------------
documentation include a broker's statement, letter or other document confirming your ownership of shares.

     Bayonne will pay for the soliciting of proxies from the holders of Bayonne common stock. In addition to the solicitation of proxies by mail, Kissel-Blake, Inc., a proxy solicitation firm, will assist Bayonne in soliciting proxies for the meeting. Kissel-Blake will be paid a fee estimated to be $5,000, plus out-of-pocket expenses. Proxies may also be solicited personally, by telephone, facsimile or other means, by directors, officers and employees of Bayonne or its subsidiaries, without additional compensation. Bayonne will also request persons, firms and corporations holding shares of Bayonne common stock in their names or in the name of their nominees, which are beneficially owned by others, to forward proxy materials to and obtain proxies from the beneficial owners, and will reimburse the record holders for their reasonable expenses incurred in doing so.

     HOLDERS OF BAYONNE COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT TO BAYONNE IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE.

VOTE REQUIRED; PRINCIPAL STOCKHOLDERS

     The approval and adoption of the merger agreement will require the affirmative vote of at least a majority of the outstanding shares of common stock. Accordingly, failure to return a properly executed proxy card or to vote in person, or abstaining from voting, will have the same effect as a vote against the merger agreement. Shares underlying broker non-votes or held in excess of the limit will not be counted as having been voted in person or by proxy at the meeting and will have the same effect as a vote Against the merger agreement.

     As to the election of directors, the proxy card being provided by the Bayonne board enables a stockholder to vote "FOR" the election of the nominees proposed by the Bayonne board, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Delaware law and Bayonne's Bylaws, directors are elected by a plurality of votes cast, without regard to either
(1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. "Plurality" means that the directors are elected by a majority of votes. Accordingly, the two nominees receiving the most votes will be elected.

     As to the ratification of KPMG LLP as independent auditors of Bayonne, the proxy card being provided by the Bayonne board enables a stockholder to check the appropriate box on the proxy card to:

     .    vote "FOR" the item;

     .    vote "AGAINST" the item; or

     .    "ABSTAIN" from voting on such item.

     A representative of KPMG LLP will be in attendence at the meeting in order to answer any questions you might have.

     Under Delaware law and Bayonne's Bylaws, a majority of the shares of Bayonne common stock present, in person or by proxy, at the meeting is required for stockholder approval. Shares as to which the "ABSTAIN" box has been selected on the proxy card will be counted as present and entitled to vote and have the effect of a vote against the matter. In contrast, shares underlying broker non-votes or in excess of the limit will have no effect on the vote on the item.

     As of September 30, 1998, directors and executive officers of Bayonne and their affiliates beneficially owned and were entitled to vote 873,465 shares of Bayonne common stock. This is 9.58% of the outstanding Bayonne common stock which may be voted at the Bayonne meeting. This figure does not include shares of common stock that may be acquired upon the exercise of stock options under the Bayonne Bancshares, Inc. Amended and Restated 1995 Stock Option Plan and shares awarded, but that have not vested, under the Bayonne Bancshares, Inc. 1998 Stock-Based Incentive Plan. These people have indicated their intent to vote their shares in favor of the approval and adoption of the merger agreement. As of September 30, 1998, Richmond County, its subsidiaries and the directors and executive officers of Richmond County beneficially owned approximately 443,000 shares of Bayonne common stock. Additionally, Richmond County may also be considered to be the beneficial owner of 1,809,804 shares of Bayonne common stock issuable under the Bayonne Merger Stock Option Agreement. That document is attached hereto to this document as Annex B. Under the Bayonne Merger Stock Option Agreement, Richmond County has the right to exercise an option to purchase 1,809,804 shares if some events occur, none of which has yet occurred. Richmond County has expressly disclaimed beneficial ownership of such these 1,809,804 shares. See "CERTAIN RELATED TRANSACTIONS -- Bayonne Merger Stock Option Agreement."

                  BENEFICIAL OWNERSHIP OF BAYONNE COMMON STOCK

OWNERS OF 5% OF BAYONNE COMMON STOCK

     Other than those persons listed below, Bayonne is not aware of any person who is the beneficial owner of more than 5% of the outstanding shares of Bayonne common stock as of September 30, 1998.

                                                          AMOUNT AND
                                                          NATURE OF            PERCENT OF
TITLE OF CLASS      NAME AND ADDRESS OF BENEFICIAL        BENEFICIAL          COMMON STOCK
OF SECURITY                     OWNERS                    OWNERSHIP         OUTSTANDING/(1)/
---------------  -------------------------------------  ---------------    ------------------

Common Stock     First Savings Bank of New Jersey, SLA    708,179/(1)/           7.76%
                 Employee Stock Ownership Plan
                 568 Broadway
                 Bayonne, New Jersey  07002

Common Stock     Jeffrey S. Halis                          94,846/(2)(3)/        1.04%
                 500 Park Avenue
                 Fifth Floor
                 New York, New York  10022

Common Stock     Michael Lowenstein                       431,151/(4)/           4.73%
                 500 Park Avenue
                 Fifth Floor
                 New York, New York  10022

________________________

(1) Shares of common stock were acquired by the Bayonne ESOP in connection with Bayonne's second-step conversion, which closed on August 22, 1997. The Bayonne ESOP Committee administers the Bayonne ESOP. First Security Trust Company is the trustee for the Bayonne ESOP. The Bayonne ESOP trustee, is required to vote all allocated shares held in the Bayonne ESOP in accordance with the instructions of the Bayonne ESOP participants. At September 30, 1998, 191,186 shares had been allocated under the Bayonne ESOP and 516,993 shares remain unallocated. Each participant, however, will be deemed to have one share of Bayonne common stock in the Bayonne ESOP allocated to the participant's account for providing voting instructions to the Bayonne ESOP trustee. Under the Bayonne ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants will be voted by the Bayonne ESOP trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so. This must be done in conformance with the fiduciary provisions of ERISA.


(2) Based on information disclosed in a Schedule 13D/A filed with the SEC on June 9, 1998.

(3) The 431,151 shares reported in a Schedule 13D filed by Michael Lowenstein on September 5, 1997 include shares owned by Tyndall Partners, L.P., Madison Avenue Partners, L.P., Tyndall Institutional Partners, L.P., and Halo International, Ltd. According to the Schedule 13D filed on September 5, 1997, Michael Lowenstein possesses the sole power to vote and dispose of the common stock held by this investment group. However, Jeffrey S. Halis is a general partner of Halo Capital Partners, L.P., which is the sole general partner of each member of the investment group, and also serves as a member of Jemi Management, L.L.C., which serves as the investment manager for Halo International, Ltd.

(4) Based on information disclosed in a Schedule 13D filed with the SEC on September 5, 1997. Mr. Lowenstein disclaims any interest in the shares owned individually by Mr. Halis.

WHAT BAYONNE'S DIRECTORS AND EXECUTIVE OFFICERS OWN

     The following table provides information on the shares of Bayonne common stock beneficially owned by each director of Bayonne, by Bayonne's Chief Executive Officer and by the next four most highly paid executive officers of Bayonne. It also includes all directors and executive officers of Bayonne as a group as of September 30, 1998. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power over their shares.

                                                                          AMOUNT AND NATURE       PERCENT OF
                                                                            OF BENEFICIAL        COMMON STOCK
               NAME                              TITLE/(1)/              OWNERSHIP/(1)(2)3)/   OUTSTANDING/(7)/
-----------------------------------  ----------------------------------  --------------------  ----------------
Patrick F.X. Nilan                   Chairman of the Board                 295,416/(1)(2)(3)/        3.24%
Michael A. Nilan                     President, Chief Executive             93,655/(3)(4)(5)/        1.03%
                                     Officer and Director
James F. Sisk                        Director                               74,583/(1)(2)/             *
Patrick D. Conaghan                  Director                              110,440/(1)(2)/           1.21%
Frederick G. Whelpley                Director                               97,360/(1)(2)/           1.07%
Joseph L. Wisniewski                 Director                               94,966/(2)(3)/           1.04%
Eugene V. Malinowski, C.P.A.         Vice President and Chief Financial     43,497/(5)/                *
                                     Officer
James E. Collins                     Vice President/Loan Officer            35,898/(4)(5)/             *
Donald Mindiak                       Treasurer                              27,821/(4)(5)/             *
Thomas M. Coughlin, C.P.A.           Corporate Secretary/Controller         15,048/(4)(5)/             *

All directors and executive                                                888,684/(6)/              9.74%
 officers as a group (10 persons)

--------------------------

 *   Represents less than 1% of outstanding Bayonne common stock.

(1) Includes 3,983, 4,049 and 3,983 options awarded to Messrs. Conaghan, Whelpley and Sisk, respectively, under the Bayonne 1995 Stock Option Plan, that are currently exercisable or will become exercisable within 60 days of September 30, 1998. When the second-step conversion closed, Bayonne adopted the Bayonne 1995 Stock Option Plan and agreed to issue Bayonne common stock under that plan. The adjusted exercise price of all of the options that have been awarded to date under that Plan is $4.43.

(2) Includes 15,932, 3,184, 3,184 and 3,184 shares awarded to Messrs. Patrick F.X. Nilan, Conaghan, Whelpley and Sisk, respectively, under the Bayonne 1995 RRP Bancshares, Inc. Amended and Restated 1995 Recognition and Retention Plan that have not vested. Includes 9,738 shares awarded to each of Messrs. Patrick F.X. Nilan, Wisniewski, Sisk, Conaghan and Whelpley under the Bayonne Incentive Plan that have not vested. Awards granted under the Bayonne 1995 RRP and the Bayonne Incentive Plan vest in equal installments of 20% per year. Upon completion of the second-step conversion, Bayonne adopted the Bayonne 1995 RRP and agreed to issue Bayonne common stock under the terms of that plan. Each recipient has voting power as to the shares awarded.

(3) Includes 13,429, 7,901 and 10,029 shares allocated to Messrs. Patrick F.X. Nilan, Joseph L. Wisniewski and Michael A. Nilan, respectively, under the Bayonne ESOP for which each has sole voting power.

(4)  Includes 6,069, 6,069, 6,069 and 4,957 options awarded to Messrs. Michael
     A. Nilan, Collins, Mindiak and Coughlin under the Bayonne 1995 Stock Option Plan that are currently, or will become, exercisable in 60 days.

(5) Includes 32,709 and 24,348 shares awarded to Mr. Michael A. Nilan under the Bayonne 1995 RRP and the Bayonne Incentive Plan, respectively. It also includes 21,424 shares awarded to Mr. Malinowski under the Bayonne Incentive Plan, and 3,344, 3,344 and 958 shares awarded to Messrs. Collins, Mindiak and Coughlin, respectively, under the Bayonne 1995 RRP, that have not vested. Shares awarded under the Bayonne 1995 RRP vest in equal annual installments of 20% per year. Approximately 20% of the shares awarded to Messrs. Michael Nilan and Malinowski, respectively, under the Bayonne Incentive Plan vest in equal installments during the first and second years after April 27, 1998, the date of grant. The remaining shares granted to Mr. Michael Nilan under the Bayonne Incentive Plan vest if Bayonne satisfies, during years three, four and five after the date of grant, certain performance goals related to earnings per share and return on equity. Approximately 10% of the shares awarded to Mr. Malinowski under the Bayonne Incentive Plan vest in equal installments during years three, four and five after the date of grant, while the remaining shares vest if the performance goals referenced above are satisfied. Each recipient has voting power over the shares awarded.

(6) Includes 64,010 shares awarded under the Bayonne 1995 RRP as to which voting may be directed. Includes 83,337 options awarded under the Bayonne 1995 Stock Option Plan that are currently exercisable or will become exercisable in 60 days. Includes 208,248 shares of Bayonne common stock that may be purchased pursuant to options awarded under the Bayonne Incentive Plan, none of which are currently exercisable.

(7) Percentages with respect to each person or group of persons have been calculated on the basis of 9,119,526 shares of Bayonne common stock, the number of shares of Bayonne common stock outstanding as of September 30, 1998.

       PROPOSAL NO. 1 FOR THE RICHMOND COUNTY AND BAYONNE STOCKHOLDERS:
                                  THE MERGER

     The following information relates to matters contained in the merger agreement. It describes the material aspects of the merger but is not a complete description of the merger agreement. The merger agreement is attached as Annex A. Richmond County and Bayonne stockholders are urged to read carefully the merger agreement.

GENERAL

     Bayonne will be merged with and into Richmond County and Bayonne's stockholders will become stockholders of Richmond County. Richmond County will be the surviving corporation in the merger, and will continue its corporate existence under Delaware law. After the merger, the separate corporate existence of Bayonne will terminate. The merger is subject to the satisfaction of certain conditions, including the receipt of all necessary regulatory approvals and the approval by the requisite vote of the stockholders of Richmond County and Bayonne.

     As part of the merger, First Savings, will merge with and into a Federal interim savings bank to be formed by Richmond County Savings. The Federal interim savings bank will then merge with and into Richmond County Savings, with the surviving bank being named Richmond County Savings Bank. See "CERTAIN RELATED TRANSACTIONS -- Bayonne Bank Merger Agreement."

BACKGROUND OF THE MERGER

     BAYONNE WAS ORIGINALLY CREATED TO HELP ENHANCE VALUE AND PROMOTE GROWTH.

     Since First Savings' conversion to the mutual holding company form of organization in 1995, the board of directors of First Savings has considered First Savings' future and how best to enhance value for stockholders given the competitive position of First Savings in its market area, the growth prospects of First Savings, the operating results of First Savings and the opportunity for increasing earnings. In 1997, the mutual holding company converted a stock holding company form. This second-step conversion was completed in August 1997, when First Savings became a wholly owned subsidiary of Bayonne.

     RICHMOND COUNTY WAS ALSO CREATED IN ORDER TO PROMOTE GROWTH, AND SAW THE BAYONNE ACQUISITION AS ONE OPPORTUNITY TO GROW.

     In February 1998, Richmond County Savings completed its mutual to stock conversion and became a wholly owned subsidiary of Richmond County. Richmond County Savings converted to stock form because, among other reasons, it believed that this provided greater ability to expand its operations and market area through a variety of methods, including potential acquisitions of other financial institutions. Shortly after the completion of its conversion, Richmond County began purchasing shares of Bayonne common stock in the open market. These purchases were unknown to Bayonne at the time.

     DISCUSSIONS REGARDING BAYONNE'S INCENTIVE PLAN LED TO DISCUSSIONS REGARDING THE FUTURE OF BAYONNE AND THE ENGAGEMENT OF FINANCIAL ADVISORS.

     In March 1998, Bayonne held a special meeting of stockholders to obtain approval of its the Bayonne Incentive Plan. While the Bayonne Incentive Plan was approved, there was significant opposition to the plan, including opposition by some significant Bayonne stockholders. In April 1998, one of those stockholders notified Bayonne that he intended to nominate himself for election as a director of Bayonne at Bayonne's next annual meeting of stockholders. This stockholder later reiterated his intentions in June 1998.

     In the following weeks, due in part to the Bayonne board's continuing obligations to its stockholders to attempt to enhance stockholder value and to the potential proxy contest, the Bayonne board and senior management considered its strategic alternatives in light of an increasingly competitive market as well as the continued consolidation of the banking industry. Strategic alternatives considered by Bayonne included continued implementation of Bayonne's business plan, acquisition of other financial institutions or the sale of Bayonne to another financial institution. Throughout this process, Bayonne utilized the services of Sandler O'Neill & Partners, L.P., which provided financial advisory services to Bayonne as well as a significant number of other financial institutions in the New York metropolitan area. While the Bayonne board believed it could increase long-term stockholder value by pursuing its business plan, senior management was authorized to explore the possibility of acquiring another financial institution. In addition, the Bayonne board authorized senior management to explore strategic business combinations with other financial institutions, particularly in light of the consideration paid in comparable mergers in and around Bayonne's market area. Bayonne contacted a potential acquisition target during this time, but discussions remained at a preliminary stage and Bayonne subsequently terminated consideration of the acquisition.

     UPON LEARNING OF RICHMOND COUNTY'S INTEREST IN BAYONNE, ENTERED INTO GENERAL DISCUSSIONS REGARDING A POSSIBLE COMBINATION.

     In June 1998, Bayonne learned that Richmond County had accumulated a block of its common stock. Accordingly, Bayonne desired to learn the intentions of Richmond County and requested Sandler O'Neill to arrange a meeting between representatives of Richmond County and Michael A. Nilan, the President of Bayonne. Sandler O'Neill had provided financial advisory services for Richmond County as well as Bayonne and, therefore, had relationships with the management of both companies. The meeting, which was the first relating to a possible business combination, took place on June 25, 1998. At the June 25th meeting, the President of Bayonne, the President and Chief Financial Officer of Richmond County and a representative of Sandler O'Neill discussed the general terms for a potential business combination between the two companies. Based on the results of the June 25th meeting, on June 30, 1998, representatives of Richmond County met with members of the Bayonne board to reiterate their interest in discussing the acquisition of Bayonne and a range of preliminary values was presented by Richmond County to the Bayonne board.

     BAYONNE OBTAINED REGULATORY CLEARANCE TO ENGAGE IN FURTHER DISCUSSIONS, AND STARTED TO NEGOTIATE A MERGER AGREEMENT WITH RICHMOND COUNTY, AND ALSO ENGAGED IN INVESTIGATING RICHMOND COUNTY.

     Having determined that Richmond County's proposal for a business combination merited further consideration, in early July 1998 Bayonne requested and received approval from the Office of Thrift Supervision to engage in discussions with Richmond County. Approval from the OTS was necessary pursuant to customary conditions imposed in the OTS's approval of Bayonne's second-step conversion. Discussion concerning a potential business combination continued in early July 1998 and, on July 10, 1998, Richmond County provided Bayonne with an initial draft of a definitive merger agreement. Over the course of the next week, representatives of Bayonne and Richmond County negotiated the terms of the merger agreement and conducted due diligence investigations with respect to each other. These due diligence investigations included a review of the operational matters, including loans, investments, contractual obligations, regulatory relations and the status of each party's preparations to be Year 2000 compliant.

     BAYONNE'S BOARD OF DIRECTORS WAS PRESENTED WITH A DRAFT MERGER AGREEMENT AND AN ANALYSIS OF THE POTENTIAL MERGER PREPARED BY ITS FINANCIAL ADVISORS, AND DISCUSSED THE DESIRABILITY OF THE PROPOSED TRANSACTION.

     On July 17, 1998, the Bayonne board, along with Sandler O'Neill and Bayonne's legal counsel, reviewed the contents of the merger agreement together with its exhibits. Sandler O'Neill presented the Bayonne board with a financial analysis of both Bayonne and Richmond County, a description of the market for merger transactions, and an analysis of the proposed merger. The Bayonne board also considered, among other things, Bayonne's strategic alternatives, including whether to determine if other potential acquirors existed, and the impact of the proposed transaction on employees and customers of First Savings. Based on its analysis, the Bayonne board determined that a strategic alliance with Richmond County was in the long-term interests of its shareholders and therefore decided not to seek other potential acquirers. At the conclusion of this meeting, the Bayonne board authorized management to continue negotiations with Richmond County.

     BAYONNE'S FINANCIAL ADVISORS GAVE THEIR OPINION TO THE DIRECTORS THAT THE MERGER AGREEMENT WAS FAIR TO BAYONNE'S STOCKHOLDERS.

     On July 19, 1998, the Bayonne board reconvened to review the definitive merger agreement. At this time the Bayonne board received Sandler O'Neill's written opinion that the exchange ratio was fair to holders of Bayonne common stock from a financial point of view. The Bayonne board later unanimously approved the merger agreement.

     AT THE SAME TIME, THE DIRECTORS OF RICHMOND COUNTY WERE PERFORMING A SIMILAR ANALYSIS, AND ALSO RECEIVED AN OPINION REGARDING THE FAIRNESS OF THE DEAL TO ITS STOCKHOLDERS.

     On July 19, 1998, the Richmond County board considered and approved, by unanimous vote, the merger, the merger agreement and the related transactions. Presentations were made by both Tucker Anthony Incorporated and Richmond County's legal counsel. At the special meeting, members of Richmond County's senior management, together with its legal and financial advisors, reviewed with the Richmond County board, among other things, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transaction, a summary of their due diligence findings, financial and valuation analyses of the transaction and the terms of the proposed agreements. In addition, Tucker Anthony delivered to the Richmond County board its written opinion to the effect that, as of such date, the exchange ratio was fair to Richmond County stockholders from a financial point of view.

     AFTER ENTERING INTO THE MERGER AGREEMENT, BAYONNE AND RICHMOND COUNTY REVIEWED THE METHOD OF ACCOUNTING FOR THE MERGER.

     The merger agreement entered into on July 19, 1998 required that Richmond County would account for the merger as a pooling-of-interests. After July 19, 1998, representatives of both Richmond County and Bayonne, together with their respective financial and legal advisors, and Richmond County's independent auditors, determined that it would be preferable, for financial and operational reasons, to account for the merger as a "purchase." By utilizing purchase accounting, (1) Richmond County and Bayonne would not be precluded from engaging in certain corporate transactions (such as share repurchases) which may be inconsistent with pooling-of-interests accounting, and (2) Richmond County would not be precluded following the merger from engaging in share repurchases in a manner inconsistent with pooling-of-interests accounting.

     THE MERGER AGREEMENT WAS REVISED TO TAKE THESE CHANGES INTO ACCOUNT, AND THE DIRECTORS OF EACH CORPORATION WERE TOLD THAT THESE CHANGES WOULD NOT AFFECT THE FAIRNESS OF THE TRANSACTION.

     On October 14, 1998, the Richmond County board and the Bayonne board each considered presentations by each company's respective management, legal and financial advisors regarding the possible amendment to the merger agreement. In addition, Richmond County considered a presentation by its independent auditors as well. Richmond County's and Bayonne's financial advisors each confirmed that the possible amendments to the merger agreement did not affect their opinion to their respective clients that, as of July 19, 1998, the exchange ratio was fair, from a financial point of view, to Richmond County or Bayonne and their respective stockholders, as the case may be. The Richmond County board and the Bayonne board each authorized its management to take further action to cause the merger to be accounted for as a purchase. On October 14, 1998, Richmond County and Bayonne formally amended the original agreement entered into by the parties on July 19, 1998 to eliminate certain provisions relating to pooling-of-interests accounting as a condition to the completion merger, to terminate the Bayonne ESOP at the completion of the merger and to condition the completion of the merger to be accounted for as a purchase accounting transaction.

RECOMMENDATION OF THE RICHMOND COUNTY BOARD; RICHMOND COUNTY'S REASONS FOR THE MERGER

     Before approving the merger agreement, the Richmond County board consulted with its legal advisors on the legal terms of, and its obligations in consideration of, the proposed transaction. It also consulted with its financial advisors on the financial aspects and fairness of the proposed transaction, and with management of Richmond County. This is not an exhaustive list of factors considered by the board but does include all material factors the board considered. The Richmond County board's evaluation of the merger also included the following:

     (1) its familiarity with and review of Richmond County's business, results of operations, financial condition, competitive position and prospects;

     (2) the nature of the industry in which Richmond County operates, both on a historical and future basis;

     (3) the potential growth, development, productivity and profitability of Richmond County;

     (4) national and local economic conditions, the competitive environment for thrifts and other financial institutions, and the trend toward consolidation in the financial services and thrift industries. The board also considered the likely effect these factors would have on Richmond County's potential growth, development, productivity and profitability;

     (5) the review of Bayonne's business, financial condition, results of operations and management, including the status of Bayonne's preparations to be Year 2000 compliant, based in part on presentations by Richmond County's management and advisors,

     (6) based in part on presentations by Richmond County's management and advisors, the review of:

          (a) the performance of the Bayonne common stock on both a historical and prospective basis;

          (b)  the strategic fit between the parties;

          (c)  operating efficiencies that could result from the merger;

          (d) the respective contributions the parties would bring to a combined institution; and

          (e) the expectation of accounting for the merger as a purchase and the anticipated financial effects of such accounting treatment on Richmond County's earnings.

     (7) the review of the historical and prospective market prices of Richmond County's and Bayonne's stock compared to what Richmond County was to pay for Bayonne's stock;

     (8) a comparison of the consideration to be paid to Bayonne's stockholders to that paid in other comparable thrift mergers;

     (9) the review with its legal and financial advisors of alternatives to the merger, including the possibility of growing internally;

     (10) the belief that Bayonne has a strong financial and capital position

     (11) the belief that the combined company presents a strong investment for the future and has substantial capacity for future growth for Richmond County stockholders;

     (12) the presentation by Tucker Anthony and the written opinion of Tucker Anthony that the exchange ratio is fair from a financial point of view to Richmond County stockholders. See "-- The Transaction is Fair to Richmond County's Stockholders According to Richmond County's Investment Advisors;"

     (13) the significant similarity between, and the compatibility of, Richmond County's and Bayonne's business lines, cultures and management philosophies;

     (14) the expectation that the combined institution will continue to provide quality service to the communities and customers served by both companies;

     (15) the board's review with its legal and financial advisors of the terms and conditions of the merger agreement, including exchange ratio, and the other documents executed in connection with the merger;

     (16) the review by the board with its legal and financial advisors, of the terms and conditions of the Bayonne Merger Stock Option Agreement;

     (17) the board's recognition of the complementary nature of the markets served and products offered by Richmond County and Bayonne and the ability of Richmond County to extend its market area to include that of Bayonne;

     (18) factors affecting and relating to the overall strategic focus of Richmond County including, opportunities for growth in deposits, assets and earnings, (including ongoing potential acquisition opportunities) and opportunities available to Richmond County in the market areas where Bayonne conducts business;

     (19) the anticipated, cost savings and efficiencies available from the merger, which were estimated to be approximately $4.7 million; and

     (20) the expectation that the merger would be treated as a tax-free reorganization for federal income tax purposes (see "-- Tax-Free Transaction for Bayonne Stockholders" below).

     The board did not assign any specific or relative weights to the factors under consideration. The board believes that the merger is fair to, and in the best interests of, Richmond County and its stockholders. ACCORDINGLY, THE RICHMOND COUNTY BOARD

UNANIMOUSLY RECOMMENDS THAT RICHMOND COUNTY'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE BAYONNE MERGER AGREEMENT.

THE TRANSACTION IS FAIR TO RICHMOND COUNTY'S STOCKHOLDERS ACCORDING TO RICHMOND COUNTY'S INVESTMENT ADVISOR

     Tucker Anthony was retained by Richmond County in July 1998 for the purpose of rendering a fairness opinion to the Richmond County board in connection with Richmond County's proposed acquisition of Bayonne. Richmond County selected Tucker Anthony for a number of reasons, including its familiarity with Richmond County and Bayonne and their respective businesses. Richmond County also considered Tucker Anthony's experience and reputation in the area of valuation and financial advisory work generally, and in relation to financial institutions specifically. Tucker Anthony makes a market in Richmond County and Bayonne common stock. Tucker Anthony is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Anthony and its affiliates may hold long or short positions in Bayonne common stock.

     Tucker Anthony has rendered written opinions to the Richmond County board to the effect that, as of July 19, 1998 and as of the date of this, the consideration to be paid to the holders of Bayonne common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to the holders of Richmond County common stock. THE FULL TEXT OF THE FAIRNESS OPINION DATED AS OF THE DATE OF THIS DOCUMENT, SETTING FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE REVIEW UNDERTAKEN BY TUCKER ANTHONY, IS INCLUDED AS ANNEX C OF THIS DOCUMENT. HOLDERS OF RICHMOND COUNTY COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. This opinion is directed to the Richmond County board only and does not constitute a recommendation to any holder of Richmond County common stock as to how such stockholder should vote at the Richmond County meeting. Tucker Anthony has advised Richmond County that it believes that no person other than Richmond County's Board of Directors has the legal right to rely on the Tucker Anthony fairness opinion and that, absent any controlling precedent, Richmond County and Tucker Anthony would resist any assertion otherwise. The engagement letter between Richmond County and Tucker Anthony contains an express disclaimer of the ability of any party other than the board to rely on the Tucker Anthony fairness opinion. Richmond County and Tucker Anthony are not aware of any controlling precedent that would create a statutory or common law right for persons other than the board to rely on the Tucker Anthony fairness opinion. Richmond County and Tucker Anthony base their belief that no such person may rely on the Tucker Anthony fairness opinion on the limited nature of Tucker Anthony's contractual duty and the absence of such controlling precedent. In the absence of such controlling precedent, the ability of a stockholder to rely on the Tucker Anthony fairness opinion would be resolved by a court of competent jurisdiction. Resolution of the question of a stockholder's ability to rely on the Tucker Anthony fairness opinion will have no effect on the rights and responsibilities of the board under applicable state law or on the rights and responsibilities of either Tucker Anthony or the board under federal securities law. The July 19, 1998 opinion is substantially identical to the opinion attached this document.

     As compensation for its services as financial advisor, including issuance of the opinions, Richmond County has agreed to pay Tucker Anthony a total of $150,000, all of which has been paid as of the date hereof. Richmond County has also agreed to reimburse Tucker Anthony for its out-of-pocket expenses and to indemnify Tucker Anthony against certain liabilities arising out of its services.

     In arriving at its opinion dated as of the date hereof, Tucker Anthony, among other things:

          (1)  reviewed the merger agreement;

          (2) reviewed the Registration Statement on Form S-4, including this document;

          (3) reviewed certain historical financial and other information concerning Richmond County for the five fiscal years ended June 30, 1998 and for the quarter ended September 30, 1998, including Richmond County's reports on Forms 10-K and 10-Q;

          (4) reviewed certain historical financial and other information concerning Bayonne for the five fiscal years ended March 31, 1998 and for the six months ended September 30, 1998, including Bayonne's reports on Forms 10-K and 10-Q;

          (5) held discussions with the senior management of Richmond County and Bayonne with respect to their past and current financial performance, financial condition and future prospects;

          (6) reviewed certain internal financial data, projections and other information of Richmond County and Bayonne including financial projections approved by management;

          (7) analyzed certain publicly available information of other financial institutions that it deemed comparable or otherwise relevant to its inquiry, and compared Richmond County and Bayonne from a financial point of view with certain of these institutions;

          (8) compared the consideration to be paid by Richmond County pursuant to the merger agreement with the consideration paid by acquirors in other acquisitions of financial institutions that it deemed comparable or otherwise relevant to its inquiry;

          (9) reviewed publicly available earnings estimates, historical trading activity and ownership data of Richmond County common stock and Bayonne common stock; and

          (10) conducted such other financial studies, analyses and investigations and reviewed such other information as it deemed appropriate to enable it to render its opinion.

     In its review, it also took into account an assessment of general economic, market and financial conditions and certain industry trends and related matters. Tucker Anthony's opinions were necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Tucker Anthony through the date hereof.

     No limitations were imposed by the Boards of Directors of Richmond County or Bayonne upon Tucker Anthony with respect to the investigations made or procedures followed by Tucker Anthony in its review and analysis. In its review and analysis and in arriving at its opinions, Tucker Anthony assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to it by Richmond County and Bayonne, and did not attempt to verify any of such information. Tucker Anthony assumed (1) that the financial projections of Richmond County and Bayonne provided to it with respect to the results of operations likely to be achieved by each company were prepared on a basis reflecting the best currently available estimates and judgments of Richmond County's and Bayonne's management and advisors as to future financial performance and results, and (2) that such forecasts and estimates would be realized in the amounts and in the time periods estimated. Tucker Anthony also assumed, without independent verification, that the current and projected aggregate reserves for possible loan losses for Richmond County and Bayonne were adequate to cover such losses. Tucker Anthony did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Richmond County, Bayonne or any of their respective subsidiaries nor did it verify any of Richmond County's or Bayonne's books or records or review any individual loan credit files.

     On July 19, 1998, Tucker Anthony made a presentation, and subsequently rendered a written fairness opinion, to Richmond County's board. Set forth below is a summary of the material elements of the financial analyses performed by Tucker Anthony in connection with rendering its written opinion of July 19, 1998. In connection with its opinion dated as of the date of this document, Tucker Anthony performed procedures to update certain analyses and reviewed the assumptions on which such analyses were based and the factors it considered . Taken as a whole, Tucker Anthony believes these analyses support the conclusion that the consideration to be paid to holders of Bayonne common stock is fair, from a financial point of view, to the holders of Richmond County common stock.

     STOCK TRADING ANALYSIS. Tucker Anthony examined the historical trading prices, volume and market pricing multiples of Richmond County common stock and Bayonne common stock, and compared the historical trading prices of Richmond County common stock and Bayonne common stock in relation to movements in certain stock indices, specifically the Standard & Poor's Major Regional Bank Index and the Standard and Poor's Savings & Loan Index, as well as to indices of other selected publicly traded financial institutions.

     Specifically, the index of other selected publicly traded financial institutions compared to Richmond County common stock included:

          (1)  Commonwealth Bancorp, Inc.;       (7)  PennFed Financial Services, Inc.;

          (2)  Dime Community Bancshares, Inc.;  (8)  Queens County Bancorp, Inc.;

          (3)  Flushing Financial Corporation;   (9)  Roslyn Bancorp, Inc.;

          (4)  Haven Bancorp, Inc.;              (10) Staten Island Bancorp, Inc.;

          (5)  Ocwen Financial Corporation;      (11) WSFS Financial Corporation; and

          (6)  Parkvale Financial Corporation;   (12) York Financial Corporation.


     The index of other selected publicly traded financial institutions compared to Bayonne common stock included:

          (1)  ESB Financial Corporation;             (7)  Little Falls Bancorp, Inc.;

          (2)  Fidelity Bancorp, Inc.;                (8)  Pamrapo Bancorp, Inc.;

          (3)  First Bell Bancorp, Inc.;              (9)  Pulse Bancorp, Inc.;

          (4)  First Keystone Financial, Inc.;        (10) Statewide Financial Corporation; and

          (5)  GA Financial, Inc.;                    (11) TF Financial Corporation.

          (6)  Harleysville Savings Bank;




     Tucker Anthony also compared financial data and financial ratios for these two groups of financial institutions to Richmond County and Bayonne, as detailed in the section "-- Analysis of Selected Publicly Traded Companies" below.

     CONTRIBUTION ANALYSIS. Tucker Anthony analyzed the contribution of each of Richmond County and Bayonne to, among other things, the stockholders' equity and after-tax net income of the pro forma combined company. This analysis showed that, among other factors, Bayonne would have contributed

30.5%, 22.7%, and 22.8% of the assets, stockholders' equity, and net income of the pro forma combined company as of and for the 12 months ended June 30, 1998, respectively. This is compared with a proposed ownership of 25.6% of the combined company to be held by the holders of Bayonne common stock following the merger.

     PRO FORMA MERGER ANALYSIS. Based on projections provided by Richmond County, Tucker Anthony analyzed certain pro forma effects of the merger. Assuming a price per share of Richmond County common stock of $18.13 (as of July 17, 1998), this analysis indicated that, while the merger would be modestly dilutive to tangible book value per share, the merger would be accretive to earnings in the first full year following the close of the merger. In this analysis Tucker Anthony assumed that Richmond County performed in accordance with the earnings forecasts and expected synergies provided to Tucker Anthony by Richmond County's senior management.

     ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS. Tucker Anthony reviewed and performed analysis on 38 unassisted acquisitions of thrift institutions in the New York and surrounding states (the "Selected Market Transactions") and 28 unassisted acquisitions of thrift institutions in the U.S. with a transaction size between $100 million and $250 million (the "Selected U.S. Transactions") announced since January 1, 1997, comparing the target financial institutions' capital structure and profitability to Bayonne's current results of operations and financial condition. The Selected Market Transactions and Selected U.S. Transactions were chosen because they represented merger and acquisition transactions which involved target financial institutions exhibiting certain characteristics -- including asset size, geographic proximity and business risk -- similar to those exhibited by Bayonne. Excluding the highest and lowest ratios, the target financial institutions involved in the Selected Market Transactions and the Selected U.S. Transactions had an average return on assets for the latest 12 months prior to announcement date of 0.89% and 0.93% and an average return on equity for the latest 12 months prior to announcement date of 9.79% and 9.39%, respectively, as compared to 0.64% and 4.36%, respectively, for Bayonne. Set forth below is a summary of the analysis with respect to the Selected Market Transactions and the Selected U.S. Transactions.

                                                           SELECTED MARIET           SELECTED U.S.
                                                            TRANSACTIONS             TRANSACTIONS
                                                      -----------------------  -----------------------
                                           BAYONNE                 OFFER                    OFFER
                                          OFFER/(1)/  MEDIAN  PERCENTILE/(2)/  MEDIAN  PERCENTILE/(2)/
                                          ----------  ------  ---------------  ------  ---------------
Price/Trailing Twelve Months Earnings...    26.8x      22.9x        72%         21.6x        67%
Price/Book Value........................    1.79x      2.14x        30%         1.97x        37%
Price/Adjusted Book Value /(3)/.........    2.47x      1.90x        70%         2.17x        69%
Premium to Market Price /(4)/...........     111%       111%        50%          111%        57%

------------

(1) Based upon value of $19.03 per share of Bayonne common stock (based on the July 17, 1998 closing price of Richmond County common stock of $18.13). If the value of the Richmond County common stock were based on its average closing bid price per share of $18.45 during the fifteen trading day period prior to the announcement of the merger, implying a value of $19.38 per share of Bayonne common stock, the corresponding multiples in the table would be: price/trailing twelve months earnings of 27.3x; price/book value of 1.82x; price/10% book value of 2.51x; and premium to market price of 113%.

(2) Position of the Richmond County offer in relation to percentile rankings of the Selected Market Transactions and the Selected U.S. Transactions, respectively.

(3) Because of the extraordinary nature of Bayonne's capital base relative to most other financial institutions, Tucker Anthony also analyzed the terms of the proposed transaction and the terms of the selected acquisition transactions on an adjusted 10% book value basis. This analysis reviews transaction statistics of premiums paid over a theoretical book value based on adjusting the aggregate transaction value on a dollar-for-dollar basis for differentials between actual book value and the theoretical book value calculated at 10% of total assets.

(4) Premium to market price for Selected Market Transactions and the Selected U.S. Transactions based on stock price one week prior to announcement; market price for Bayonne of $17.13 per share reflects closing price on July 17, 1998.


     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Tucker Anthony compared selected financial data and financial ratios of Richmond County and Bayonne to the corresponding data and ratios of certain publicly traded thrift institutions located in New York, New Jersey and surrounding states with total assets comparable to Richmond County and Bayonne, respectively. The thrift institutions included in the comparison to Richmond County were:

          (1)  Commonwealth Bancorp, Inc.;         (7)  PennFed Financial Services, Inc.;

          (2)  Dime Community Bancshares, Inc.;    (8)  Queens County Bancorp, Inc.;

          (3)  Flushing Financial Corporation;     (9)  Roslyn Bancorp, Inc.;

          (4)  Haven Bancorp, Inc.;                (10) Staten Island Bancorp, Inc.;

          (5)  Ocwen Financial Corporation;        (11) WSFS Financial Corporation; and

          (6)  Parkvale Financial Corporation;     (12) York Financial Corporation.

     The thrift institutions included in the comparison to Bayonne were:

          (1)  ESB Financial Corporation;         (7)  Little Falls Bancorp, Inc.;

          (2)  Fidelity Bancorp, Inc.;            (8)  Pamrapo Bancorp, Inc.;

          (3)  First Bell Bancorp, Inc.;          (9)  Pulse Bancorp, Inc.;

          (4)  First Keystone Financial, Inc.;    (10) Statewide Financial Corporation; and

          (5)  GA Financial, Inc.;                (11) TF Financial Corporation.

          (6)  Harleysville Savings Bank;

     The selected thrifts, as groups, exhibited certain characteristics -- including asset size, geographic proximity and business risk -- similar to those exhibited by Richmond County and Bayonne, respectively.

     The comparison of Richmond County to its selected thrift peer group showed among other things that based on financial data as of June 30, 1998 for Richmond County and March 31, 1998 for the selected thrift peer group:

     (1) the ratio of Richmond County's net loans to assets was 40.4% compared to an average of 59.7% for its peer group;

     (2) the ratio of Richmond County's loan loss reserves to non-performing assets was 124.2% compared to 129.3% for its peer group;


     (3) the ratio of Richmond County's non-performing assets (including loans 90 days past due) to the sum of stockholders' equity and loan loss reserves was 1.74% compared to an average of 7.70% for its peer group;


     (4) the ratio of Richmond County's equity to total assets was 20.6% as compared to an average of 11.4% for its peer group;

     (5) the latest quarter annualized return on assets for Richmond County was 1.42% compared to an average of 1.06% for its peer group;

     (6) the latest quarter annualized return on equity for Richmond County was 6.74%, compared to an average of 10.50% for its peer group;

     (7) the ratio of Richmond County's market price to its book value per common share was 147% compared to an average of 190% for its peer group;

     (8) the price/earnings ratio for the trailing 12 months earnings for Richmond County was 30.5x, compared to an average of 20.3x for its peer group; and

     (9) the average latest quarter annualized dividend yield for Richmond County was 1.3% as compared to 1.5% for its peer group.

     The comparison of Bayonne to its selected thrift peer group showed among other things that based on financial data as of June 30, 1998 for Bayonne and March 31, 1998 for the selected thrift peer group:

     (1) the ratio of Bayonne's net loans to assets was 45.4% compared to an average of 49.4% for its peer group;

     (2) the ratio of Bayonne's loan loss reserves to non-performing assets was 75.7% compared to 153.2% for its peer group;

     (3) the ratio of Bayonne's non-performing assets to the sum of stockholders' equity and loan loss reserves was 3.9% compared to an average of 5.8% for its peer group;

     (4) the ratio of Bayonne's equity to total assets was 13.8% as compared to an average of 9.3% for its peer group;

     (5) the latest quarter annualized return on assets for Bayonne was 0.61% compared to an average of 0.85% for its peer group;

     (6) the latest quarter annualized return on equity for Bayonne was 4.17%, compared to an average of 9.46% for its peer group;

     (7) the ratio of Bayonne's market price to its book value per common share was 161% compared to an average of 162% for its peer group;

     (8) the price/earnings ratio for the trailing 12 months earnings for Bayonne was 24.2x, compared to an average of 16.4x for its peer group; and

     (9) the average latest quarter annualized dividend yield for Bayonne was 1.5% as compared to 2.0% for its peer group.


     EVALUATION OF AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER. On October 14, 1998, Richmond County and Bayonne entered into an amended and restated agreement and plan of merger under which the merger would be accounted for as a "purchase" rather than a "pooling of interests." At the request of Richmond County's board,

Tucker Anthony updated its analysis of selected acquisition transactions, analysis of selected publicly traded companies, and pro forma merger analysis, incorporating financial information provided to Tucker Anthony by Richmond County management concerning the impact of purchase accounting to evaluate whether the change in accounting treatment would change Tucker Anthony's opinion of July 19, 1998.

     On October 14, 1998, Tucker Anthony made a presentation to the Richmond County board in which it reviewed the financial implications of the merger under purchase and pooling of interests accounting treatments. Tucker Anthony also updated the Richmond County board on current market conditions of financial institutions similar to Richmond County and Bayonne and comparable merger and acquisition activity that occurred subsequent to July 19, 1998. Among other observations, Tucker Anthony noted that, based on management's accounting assumptions, a change to purchase accounting would cause the merger to be modestly less dilutive to tangible book value per share and modestly less accretive to pro forma earnings resulting from the amortization of goodwill.

     The foregoing is a summary of the material elements of the financial analyses performed by Tucker Anthony, but it does not purport to be a complete description of such analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Accordingly, notwithstanding the separate factors summarized above, Tucker Anthony believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all of such analyses or factors, could create an incomplete view of the evaluation process underlying Tucker Anthony's opinion. In addition, Tucker Anthony may have used the various analyses for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Tucker Anthony's view of the actual value of Bayonne to Richmond County. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

     In performing its analyses, Tucker Anthony made numerous assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Richmond County and Bayonne. The analyses performed by Tucker Anthony are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Tucker Anthony's analysis of the fairness, from a financial point of view, to the holders of Richmond County common stock of the consideration to be paid in the merger to the holders of Bayonne common stock, and were provided to the Richmond County board in connection with the delivery of Tucker Anthony's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Richmond County or Bayonne might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Tucker Anthony's opinion is just one of the many factors taken into consideration by Richmond County's board (see "-- Background of the Merger" and "-- Recommendation of the Richmond County Board; Richmond County's Reasons for the Merger."

RECOMMENDATION OF THE BAYONNE BOARD; BAYONNE'S REASONS FOR THE MERGER


     The Bayonne board believes that the terms of the merger agreement are fair and in the best interests of Bayonne and its stockholders. In the course of reaching its determination, the Bayonne board consulted with legal counsel with respect to its legal duties, and the terms of the merger agreement. The Bayonne board consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view; and with senior management regarding, among other things, operational matters.

     The following discussion of the information and factors considered by the Bayonne board is not intended to be exhaustive, but does include all material factors considered by the board. In reaching its decision to approve the merger agreement, the Bayonne board considered the following:

     (1) That Bayonne and Richmond County serve contiguous market areas with similar communities and that the expanded reach of the combined company would benefit existing customers and make the combined company more attractive to potential customers.

     (2) That Richmond County offers a broader range of products and services and that the merger would provide Bayonne's customers with access to these products and services without Bayonne having to undergo the expense of introducing them on its own.

     (3) The strength of Richmond County's management and the similarity of operating philosophies between the companies.

     (4) The resources of the charitable foundation established by Richmond County in connection with the conversion of Richmond County Savings would become available to Bayonne's communities as a result of the merger.

     (5) The financial condition, results of operations, cash flow, businesses and prospects of Bayonne. In this regard, the Bayonne board analyzed the options of selling Bayonne or continuing on a stand-alone basis. The range of values on a sale of control basis were determined to generally exceed the present value of Bayonne shares on a stand-alone basis.

     (6) The written opinion of Sandler O'Neill that, as of July 19, 1998, the consideration to be received by Bayonne stockholders was fair to Bayonne stockholders from a financial point of view.

     (7) The Bayonne board also considered that Sandler O'Neill provides financial advisory services to Richmond County. See "-- The Transaction is Fair to Bayonne's Stockholders According to Bayonne's Investment Advisor."

     (8) The current operating environment, including the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries.

     (9) The other terms of the merger agreement and exhibits, including the opportunity for Bayonne stockholders to receive shares of Richmond County common stock in a tax-free exchange.

     (10) The detailed financial analyses, pro forma and other information, including the anticipated effects of purchase accounting on the combined company on a prospective basis, with respect to Bayonne and Richmond County discussed by Sandler O'Neill, as well as the Bayonne board's knowledge of Bayonne, Richmond County and their respective businesses.

     (11) The likelihood of the merger and related transactions being approved by the appropriate regulatory authorities, including factors such as market share analyses, Richmond County's Community Reinvestment Act ("CRA") rating at that time and the estimated pro forma financial impact of the transaction on Richmond County. See "-- Regulatory Approvals Needed to Complete the Merger."

     (12) The fact that the merger agreement prohibits Bayonne from initiating or encouraging discussion with third parties relating to an alternative transaction and that Richmond County required Bayonne to enter into the Bayonne Merger Stock Option Agreement.

     (13) That it did not solicit offers from third parties or determine whether other institutions would be interested in acquiring Bayonne.

     (14) The Bayonne board believed that a tax-free transaction pursuant to which Bayonne stockholders receive shares of the acquiror would be desired by most stockholders.

     (15) The Bayonne board determined that the unique features of Richmond County, the financial analysis provided by Sandler O'Neill, the pro forma review of the combined entity, and the fact that there was no controlling stockholder of Richmond County provided a reasonable basis for not seeking other offers prior to recommending the proposed transaction to Bayonne stockholders.

     (16) The Bayonne Board's review of the status of Richmond County's preparations to be Year 2000 compliant.

     In reaching its determination to approve and recommend the merger agreement, the Bayonne board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

     The Bayonne board believes that the merger is in the best interests of Bayonne and its stockholders. ACCORDINGLY, THE BAYONNE BOARD UNANIMOUSLY RECOMMENDS THAT BAYONNE'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

THE TRANSACTION IS FAIR TO BAYONNE'S STOCKHOLDERS ACCORDING TO BAYONNE'S INVESTMENT ADVISOR

     By letter agreement dated as of March 10, 1998, Bayonne retained Sandler O'Neill as an independent financial advisor in connection with Bayonne's general strategic analyses and its consideration of possible business combinations with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisition and other corporate transactions.

     Sandler O'Neill acted as financial advisor to Bayonne in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of the Bayonne board, representatives of Sandler O'Neill attended the July 17, 1998 and July 19, 1998 meetings of the Bayonne board at which the Board considered and approved the merger agreement. At the July 19th meeting, Sandler O'Neill delivered to the Bayonne board its written opinion that, as of such date, the Bayonne exchange ratio was fair to the Bayonne shareholders from a financial point of view. Sandler O'Neill has also delivered to the Bayonne board a written fairness opinion dated the date of this document, which reflects the fact that the merger will be accounted for as a purchase transaction and not as a pooling-of-interests, but is otherwise substantially identical to the July 19, 1998 opinion. THE FULL TEXT OF THE SANDLER FAIRNESS OPINION IS ATTACHED AS ANNEX D TO THIS DOCUMENT. THE SANDLER FAIRNESS OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING THE OPINION. THE SANDLER FAIRNESS OPINION IS INCORPORATED BY REFERENCE INTO THIS DESCRIPTION OF THE OPINION AND THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SANDLER FAIRNESS OPINION. BAYONNE STOCKHOLDERS ARE URGED TO CAREFULLY READ THE SANDLER FAIRNESS OPINION IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

     THE SANDLER FAIRNESS OPINION WAS DIRECTED TO THE BAYONNE BOARD AND WAS PROVIDED TO THE BAYONNE BOARD FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE SANDLER FAIRNESS OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO BAYONNE STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF BAYONNE TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY BAYONNE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING WITH RESPECT TO THE MERGER OR ANY OTHER RELATED MATTER.

     In rendering its July 19, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.

     In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions, many of which cannot be predicted and are beyond the control of Bayonne, Richmond County and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.
Sandler O'Neill prepared its analyses solely for the purpose of rendering its opinion and provided such analyses to the Bayonne board at the July 17th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Bayonne common stock or Richmond County common stock or the prices at which Bayonne common stock or Richmond County common stock may be sold at any time.

     SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Richmond County common stock on July 16, 1998 of $18.31 and the exchange ratio of 1.05, Sandler O'Neill calculated an implied transaction value per share of Bayonne common stock of $19.23 (the "Implied Value"). The implied aggregate transaction value was $178.7 million, based upon the Implied Value of $19.23 and 9,359,072 fully diluted shares of Bayonne common stock outstanding, which was determined using the treasury stock method at the Implied Value. Based upon the Implied Value and Bayonne's June 30, 1998 financial information, Sandler O'Neill calculated the following ratios:

     Implied Value/Tangible book value            1.77x
     Implied Value/Book value                     1.77x
     Implied Value/LTM EPS                        27.9x
     Implied Value/LQA EPS                        30.0x

For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the Implied Value represented a 13.1% premium over the July 16, 1998 closing price of Bayonne common stock of $17.00.

     STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Bayonne common stock and Richmond County common stock, and the relationship between the movements in the prices of Bayonne common stock and Richmond County common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index and selected composite peer groups of publicly traded savings institutions identified as the Regional Group and Peer Group, respectively, below. During the period August 22, 1997 through July 15, 1998, Bayonne common stock outperformed each of the indices to which it was compared. During the period February 18, 1998 through July 15, 1998 Richmond County common stock slightly underperformed the Standard & Poor's 500 Index and outperformed each of the other indices to which it was compared.

     COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Bayonne and two different groups of savings institutions. The first group consisted of Bayonne and the following 16 publicly traded regional savings institutions (the "Regional Group"):

     (1)  Ambanc Holding Co. Inc.;           (9)  Lakeview Financial Corp.;

     (2)  Carver Bancorp Inc.;               (10) Northeast PA Financial Corporation;

     (3)  ESB Financial Corporation;         (11) Parkvale Financial Corporation;

     (4)  Fidelity Bancorp Inc.;             (12) Peoples Bancorp Inc.;

     (5)  First Bell Bancorp Inc.;           (13) Progress Financial Corporation;

     (6)  Flushing Financial Corporation;    (14) Raritan Bancorp Inc.;

     (7)  FMS Financial Corporation;         (15) Statewide Financial Corporation; and

     (8)  GA Financial Inc.;                 (16) TF Financial Corporation


     Sandler O'Neill also compared Bayonne to a group of 14 publicly traded savings institutions that had a return on average equity (based on last 12 months' earnings) of greater than 14.0% and a price to tangible book value of greater than 170% (the "Highly Valued Group"). The Highly Valued Group included the following institutions:

     (1)  American Bank of Connecticut;     (8)  MECH Financial Inc.;

     (2)  CFSB Bancorp Inc.;                (9)  Metropolitan Financial Corp.;

     (3)  Coastal Financial Corporation;    (10) MetroWest Bank;

     (4)  SMS Financial Corp.;              (11) People's Bancshares Inc.;

     (5)  Highland Bancorp Inc.;            (12) First Mutual Savings Bank;

     (6)  Home Federal Bancorp;             (13) Progress Financial Corporation; and

     (7)  Lakeview Financial Corp.;         (14) PVF Capital Corporation

     The analysis utilized publicly available financial information for Bayonne as of and for each of the years ended March 31, 1993 through March 31, 1998. The analysis compared Bayonne data and the median data for each of the Regional Group and the Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the 12 months ended March 31, 1998. The table below sets forth the comparative data as of and for the 12 months ended March 31, 1998.

                                                                  HIGHLY VALUED
                                        BAYONNE   REGIONAL GROUP      GROUP
                                       ---------  --------------  -------------

Total Assets.......................... $646,058      $646,058       $648,892
Annual Growth Rate of Total Assets....    11.97%        14.18%         17.06%
Tangible Equity/Total Assets..........    15.27%         7.96%          7.04%
Intangible Assets/Total Equity........     0.00%         0.99%          0.49%
Net Loans/Total Assets................    36.45%        49.40%         71.84%
Cash & Securities/Total Assets........    61.47%        47.55%         24.27%
Gross Loans/Total Deposits............    56.29%        81.56%        101.62%
Total Borrowings/Total Assets.........    17.86%        20.07%         16.92%
Nonperforming Assets/Total Assets.....     0.56%         0.44%          0.62%
Loan Loss Reserve/Nonperforming Loan..    91.77%       126.73%        111.01%
Loan Loss Reserve/Gross Loans.........     1.24%         1.05%          1.20%
Net Interest Margin...................     2.71%         3.35%          3.69%
Loan Loss Provision/Average Assets....     0.03%         0.08%          0.22%
Non Interest Income/Average Assets....     0.22%         0.38%          0.85%
Non Interest Expense/Average Assets...     1.68%         2.17%          2.38%
Efficiency Ratio......................    58.63%        57.24%         58.71%
Return on Average Assets..............     0.72%         0.88%          1.30%
Return on Average Equity..............     5.82%         8.63%         16.78%
Price/Tangible Book Value per Share...   155.53%       164.69%        249.33%
Price/Earnings per Share..............    26.40         18.38          15.60
Market Capitalization/Assets..........    23.74%        15.85%         16.81%
Dividend Yield........................       NM          1.43%          0.90%
Dividend Payout Ratio.................       NM         24.98%         15.95%

     Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Richmond County and two different groups of savings institutions. The first group consisted of Richmond County and the following 13 publicly traded savings institutions (the "Peer Group"):

     (1)  Dime Community Bancshares Inc.;    (8)  Parkvale Financial Corp.;

     (2)  ESB Financial Corp.;               (9)  PennFed Financial Services Inc.;

     (3)  First Source Bancorp Inc.;         (10) Peoples Bancorp Inc.;

     (4)  Flushing Financial Corp.;          (11) Queens County Bancorp Inc.;

     (5)  Haven Bancorp Inc.;                (12) WSFS Financial Corp.; and

     (6)  JSB Financial Inc.;                (13) York Financial Corp.

     (7)  Ocwen Financial Corp.;


     Sandler O'Neill also compared Richmond County to a group of nine publicly traded savings institutions that had a return on average equity of greater than 14.5%, based on last 12 months' earnings, and a price to tangible book value of greater than 200% (the "Large Thrift Highly Valued Group"). The Large Thrift Highly Valued Group included:

     (1)  Anchor BanCorp Wisconsin;          (6)  Metropolitan Financial Corp.;

     (2)  Andover Bancorp Inc.;              (7)  Parkvale Financial Corp.;

     (3)  CFSB Bancorp Inc.;                 (8)  People's Bancshares Inc.; and

     (4)  D&N Financial Corp.;               (9)  WSFS Financial Corp.

     (5)  First Federal Capital Corp.;

                                       60

     The analysis utilized publicly available financial information for Richmond County as of and for each of the years ended June 30, 1993 through June 30, 1997 and as of and for the 12 months ended March 31, 1998. The analysis compared Richmond County data to the median data for each of the Peer Group and the Large Thrift Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the 12 months ended March 31, 1998. The table below sets forth the comparative data as of and for the 12 months ended March 31, 1998.

                                                                       HIGHLY VALUED
                                      RICHMOND COUNTY  REGIONAL GROUP      GROUP
                                      ---------------  --------------  -------------
Total Assets                           $1,463,805       $1,466,435      $1,392,342
Annual Growth Rate of Total Assets          50.78%           16.78%           8.52%
Tangible Equity/Total Assets                21.96%            9.61%           6.30%
Intangible Assets/Total Equity               0.40%            0.52%           0.80%
Net Loans/Total Assets                      38.32%           56.78%          74.62%
Cash & Securities/Total Assets              59.14%           39.05%          24.17%
Gross Loans/Total Deposits                  60.95%           87.23%         106.47%
Total Borrowings/Total Assets               13.66%           17.99%          22.34%
Nonperforming Assets/Total Assets            0.47%            0.48%           0.50%
Loan Loss Reserve/Nonperforming Loan       106.63%          125.21%         205.01%
Loan Loss Reserve/Gross Loans                1.17%            1.04%           0.86%
Net Interest Margin                          4.06%            3.20%           3.07%
Loan Loss Provision/Average Assets           0.17%            0.07%           0.04%
Non Interest Income/Average Assets           0.27%            0.40%           0.65%
Non Interest Expense/Average Assets          1.94%            1.81%           2.14%
Efficiency Ratio                            46.77%           51.10%          57.80%
Return on Average Assets                     1.04%            0.95%           1.07%
Return on Average Equity                     6.78%           10.14%          16.97%
Price/Tangible Book Value per Share        150.60%          178.90%         287.14%
Price/Earnings per Share                    32.71            19.82            15.7
Market Capitalization/Assets                33.06%           18.20%          16.96%
Dividend Yield                                 NM             1.59%           1.39%
Dividend Payout Ratio                          NM            27.03%          24.95%


     No company included in the above analysis is identical to Bayonne or Richmond County. Accordingly, an analysis of comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Bayonne and Richmond County and the companies to which they are being compared.

     ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed certain other merger or acquisition transactions announced from January 1, 1998 to July 15, 1998 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 34 transactions announced nationwide ("Nationwide Transactions") and 11 transactions announced in Maryland, New Jersey, New York and Pennsylvania ("Regional Transactions"). Sandler O'Neill reviewed the ratios of deal price to last twelve months' earnings, deal price to book value, deal price to tangible book value, tangible book premium to core deposits, deal price to total deposits and deal price to total assets and computed high, low, mean and median ratios and premiums for the respective groups of transactions. These multiples were applied to Bayonne's financial information as of and for the 12 months ended March 31, 1998. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Bayonne common stock of $15.05 to $24.91 based upon the median multiples for Nationwide Transactions and $15.00 to $22.26 based upon the median multiples for Regional Transactions. As calculated by Sandler O'Neill, the Implied Value of the merger to Bayonne stockholders was $19.23.


                             Nationwide Transactions   Regional Transactions
                             ------------------------  ----------------------
                                Median      Implied      Median      Implied
                               Multiple      Value      Multiple      Value
                             ------------  ----------  -----------  ---------

Deal price/LQA EPS              26.47x       $16.94       26.39x      $16.89
Deal price/Est.1999
  net income                    26.47x        15.05       26.39x       15.00
Deal price/Book value            2.28x        24.69        2.05x       22.26
Deal price/Tangible
  book value                     2.30x        24.91        2.05x       22.26
Deal price/Total deposits       33.17%        15.46       32.74%       15.26
Tangible book premium/
  Core deposits                 21.63%        20.43       21.47%       20.36
Deal price/Total assets         24.96%        17.74       26.73%       19.00


     No companies involved in the transactions included in the above analysis are identical to Bayonne and Richmond County and no transaction included in the above analysis is identical to the merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Bayonne and Richmond County and the companies to which they are being compared.

     DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Bayonne through March 31, 2003 under various circumstances, assuming Bayonne's current dividend payout ratio and that Bayonne performed in accordance with the earnings forecasts of its management. To approximate the terminal value of Bayonne common stock at March 31, 2003, Sandler O'Neill applied price to earnings multiples ranging from 12x to 27x and applied multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bayonne common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Bayonne common stock of $6.77 to $18.62 when applying the price/earnings multiples and $7.67 to $32.15 when applying multiples of tangible book value. As calculated by Sandler O'Neill, the Implied Value of the merger to Bayonne stockholders was $19.23.

                 Price/Earnings Multiples  Tangible Book Value Multiples
                 ------------------------  -----------------------------
Discount Rate        12x          27x          1.0x             3.5x
---------------  -----------  -----------  ------------     ------------
      9%            $8.86       $18.62        $10.44           $32.15
     11              8.09        16.94          9.41            28.72
     13              7.40        15.43          8.49            25.68
     15              6.77        14.06          7.67            22.98


     In connection with its analysis, Sandler O'Neill considered and discussed with the Bayonne board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     PRO FORMA MERGER ANALYSIS. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon the exchange ratio of 1.05, Bayonne's and Richmond County's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with senior managements of Bayonne and Richmond County. This analysis indicated that in the first full year following the merger, the merger would be neutral to Richmond County's earnings per share and slightly dilutive to tangible book value per share. The analysis also indicated that, from a Bayonne stockholder's perspective, as compared to the projected stand-alone performance of Bayonne, the merger would be accretive to both earnings per share and tangible book value per share.

     Sandler O'Neill updated its analysis following the amendment and restatement of the agreement to reflect the fact that the merger will be accounted for as a purchase transaction. This analysis included the projected impact of the amortization over 15 years of the goodwill created as a result of the merger and a projected repurchase of 10% of the pro forma number of shares of Richmond County common stock outstanding after giving effect to the merger. As illustrated in the following table, this analysis indicated that the merger would be accretive to Richmond County's earnings per share and dilutive to tangible book value per share. The analysis also indicated that, from a Bayonne stockholder's perspective, as compared to the projected stand-alone performance of Bayonne, the merger would be accretive to both earnings per share and tangible book value per share. The actual results achieved by Richmond County may vary from projected results and the variations may be material.

     June 30, 2000                               Richmond County     Bayonne
     -------------                               ----------------  ------------
     Stand-alone EPS                                  $ 1.19        $ 0.83
     Pro forma EPS                                    $ 1.25        $ 1.31/(1)/
     EPS accretion                                       5.1%         57.6%
     Stand-alone
       tangible book value                            $13.28        $11.43
     Pro forma tangible book value                    $13.21        $13.87/(1)/
     Tangible book value accretion (dilution)           (0.5)%        21.4%
     Stand-alone leverage capital ratio                 13.8%           NM
     Pro forma leverage capital ratio                   12.4%           NM

-------------------

/(1)/ Determined by multiplying the Richmond County values by the exchange ratio.

     CONTRIBUTION ANALYSIS. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total net loans, total deposits, total borrowings, total equity, last quarter annualized net income and market capitalization to be made by Bayonne and Richmond County to the combined institution based on data at and for the 12 months ended March 31, 1998. This analysis indicated that the implied contributions to the combined entity were as follows:

                                 Bayonne   Richmond County
                                 --------  ----------------
     Total assets                 30.6%         69.4%
     Total net loans              29.6%         70.4%
     Total deposits               31.3%         68.7%
     Total borrowings             36.6%         63.4%
     Total equity                 23.4%         76.6%
     LQA net income               27.1%         72.9%
     Market capitalization        24.2%         75.8%
     Percentage of  pro forma
       shares owned               25.9%         74.1%


     In connection with rendering its July 19, 1998 opinion, Sandler O'Neill reviewed, among other things:

     (1) the merger agreement and exhibits thereto;

     (2) the Bayonne Merger Stock Option Agreement;

     (3) certain publicly available financial statements of Bayonne and other historical financial information provided by Bayonne that Sandler O'Neill deemed relevant;

     (4) certain publicly available financial statements of Richmond County and other historical financial information provided by Richmond County that Sandler O'Neill deemed relevant;

     (5) certain financial analyses and forecasts of Bayonne prepared by and reviewed with management of Bayonne and the views of senior management of Bayonne regarding Bayonne's past and current business, operations, results thereof, financial condition and future prospects;

     (6) certain financial analyses and forecasts of Richmond County prepared by and reviewed with management of Richmond County and the views of senior management of Richmond

          County regarding Richmond County's past and current business, operations, results thereof, financial condition and future prospects;

     (7)  the pro forma impact of the merger;

     (8) the publicly reported historical price and trading activity for Bayonne and Richmond County common stock, including a comparison of certain financial and stock market information for Bayonne and Richmond County with similar publicly available information for certain other companies the securities of which are publicly traded;

     (9) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available;

     (10) the current market environment generally and the banking environment in particular; and

     (11) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

     In connection with rendering the Sandler fairness opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its July 19, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion. In performing such procedures, Sandler O'Neill considered the impact on its analyses arising out of the change in the accounting treatment of the merger from a pooling of interests to a purchase transaction.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Bayonne or Richmond County or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Bayonne or Richmond County, nor has it reviewed any individual credit files relating to Bayonne or Richmond County. With Bayonne's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Bayonne and Richmond County are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Bayonne or Richmond County. With respect to all financial projections prepared by or reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Bayonne and Richmond County and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Bayonne's consent, that there has been no material change in Bayonne's and Richmond County's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to it, that Bayonne and Richmond County will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase and will qualify as a tax-free reorganization for federal income tax purposes.

     Bayonne has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Based on the closing price of Bayonne common stock on ___________, the last practicable date prior to the printing of this document, Bayonne will pay Sandler O'Neill a transaction fee of approximately $________, of which approximately $________ has been paid and the balance will be paid when the merger is closed. Sandler O'Neill has also received a fee of $50,000 for rendering its fairness opinion. Bayonne has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided certain other financial services to Bayonne and has received compensation for such services. Sandler O'Neill has in the past provided and currently provides certain financial advisory services to Richmond County and has received, and will receive, compensation for such services. In addition, Sandler O'Neill may in the future provide investment banking services to Richmond County and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Bayonne and Richmond County and may actively trade the equity securities of Bayonne and Richmond County for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

BAYONNE STOCKHOLDERS WILL RECEIVE 1.05 SHARES OF RICHMOND COUNTY COMMON STOCK FOR EACH BAYONNE SHARE

      Upon completion of the merger, each share of Bayonne common stock, will be converted into the right to receive 1.05 shares of Richmond County common stock. However, "excluded shares," as defined on the next page, will not be so converted. The exchange ratio may be increased by Richmond County if Bayonne exercises its rights under the merger agreement to terminate the merger agreement due to the price of the Richmond County common stock declining below certain levels. See "-- Price-Based Termination." However, Richmond County is under no obligation to increase the exchange ratio. Any decision to increase the exchange ratio would be made by the Richmond County board. If Richmond County elects to increase the exchange ratio, it must give Bayonne prompt notice of that election. If Richmond County increases the exchange ratio as called for by the merger agreement, no termination of the merger agreement would occur.

     The exchange ratio was arrived at through arm's-length negotiations between Richmond County and Bayonne.

The exchange ratio cannot be decreased without approval of Bayonne's and Richmond County's stockholders. If Richmond County effects a stock dividend, reclassification, split, combination or exchange of shares of the Richmond County common stock, an appropriate adjustment to the exchange ratio will be made. This insures that the consideration to be received by Bayonne stockholders will not be impacted by a dividend, stock split or the like.

     The market price of Richmond County common stock will always fluctuate. Because the number of shares of Richmond County common stock to be received by Bayonne's stockholders in the merger is fixed (subject to possible increase as described above) and because the market price of the Richmond County common stock will fluctuate, the value of the shares of Richmond County common stock that Bayonne stockholders would receive in the merger may increase or decrease prior to and after the merger. For further information concerning the market prices of Richmond County common stock and Bayonne common stock, see "MARKET PRICES AND DIVIDEND INFORMATION." No assurance can be given as to what the market price of Richmond County common stock will be before or after the merger closes.

     No fractional shares of Richmond County common stock will be issued in connection with the merger. Instead, Richmond County will make a cash payment to each Bayonne stockholder who would otherwise receive fractional shares. The cash payment will equal the product of (1) the fractional portion which a Bayonne stockholder would otherwise receive and (2) the average of the daily closing sales prices of a share of Richmond County common stock for the 15 consecutive trading days immediately preceding the day on which the last required regulatory approval for the merger is obtained.

     Upon completion of the merger, some shares of Bayonne common stock will be canceled and retired and no payment will be made for them. These shares are:

     . shares to which the laws attach dissenters' or appraisal rights that create a right to receive payment. Holders of those shares only have rights provided in any such law;

     . shares held directly or indirectly by Richmond County. This does not apply to shares held in a fiduciary capacity or in satisfaction of a debt previously contracted;

     .    shares held by Bayonne as treasury stock; and

     .    unallocated shares held in the Bayonne 1995 RRP.


     Other than the options Richmond County may have the right to exercise under the Bayonne Merger Stock Option Agreement, each outstanding and unexercised option to purchase Bayonne common stock, will be converted into an option to purchase Richmond County common stock.

The number of shares of Richmond County common stock to be received is equal to the product of the number of shares of Bayonne common stock subject to Bayonne options and the exchange ratio. The price per share of the Richmond County common stock will equal the exercise price per share of Bayonne common stock otherwise purchasable under the Bayonne option, divided by the exchange ratio.

PROCEDURES FOR EXCHANGING YOUR STOCK CERTIFICATES

      RICHMOND COUNTY. Shares of Richmond County capital stock issued and outstanding immediately prior to the completion of the merger will remain issued and outstanding and be unaffected by the merger.

      BAYONNE. Within five business days after the completion of the merger, a bank or trust company selected by Richmond County and reasonably satisfactory to Bayonne who will mail to each former holder of record of Bayonne common stock a letter with instructions on how to exchange Bayonne stock certificates for Richmond County stock certificates and cash for fractional shares.

     HOLDERS OF BAYONNE COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE DESIGNATED AGENT, AND SHOULD NOT RETURN SUCH STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After you mail in these materials to the designated agent, your Richmond County stock certificates and, where applicable, a check for your fractional share, will be mailed back to you. The Bayonne certificates you surrendered will be canceled.

     Bayonne stockholders will receive any Richmond County dividends or other distributions declared after the completion of the merger only if you surrendered your Bayonne stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

     After the completion of the merger, no transfers of Bayonne common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Bayonne stock certificates are presented for transfer after the completion of the merger, they will be canceled and exchanged for Richmond County stock certificates.

     If your Bayonne stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The designated agent will send you instructions on how to provide this evidence.

INTERESTS OF DIRECTORS AND OFFICERS IN THE BAYONNE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

     Some members of Bayonne's management and the Bayonne board may have interests in the merger that are in addition to or different from the interests of stockholders. The Bayonne board was aware of these interests and considered them in approving the merger agreement.

     EXISTING EMPLOYMENT, CHANGE IN CONTROL AND CONSULTING AGREEMENTS. Mr. Michael A. Nilan is President of Bayonne. He has an employment contract with Bayonne. Because of the merger, his contract will be terminated. In exchange for this he will receive a payment of approximately $150,000. Following the merger, Mr. Nilan will be employed by Richmond County Savings under an agreement described on the next page. Other senior officers of Bayonne, including Eugene Malinowski, Bayonne's Chief Financial Officer, will receive severance payments totalling, in the aggregate, approximately $1.1 million if their employment is terminated in connection with or following the merger. Mr. Malinowski himself will receive approximately $350,000. These officers will also be entitled to continued life, health and disability insurance coverage for 36-months following their termination of employment. Mr. Patrick F.X. Nilan's consulting agreement with Bayonne will be terminated after the merger, in return for which he will receive $100,000.

     VESTING OF RESTRICTED STOCK. Under the Bayonne 1995 RRP, grants of restricted stock were made to directors and officers of Bayonne. The vesting of these shares was to occur over a period of years. However, the Bayonne 1995 RRP provides that all unvested restricted shares of Bayonne common stock become vested upon a change in control of Bayonne. The merger is a change in control. Officers and directors of Bayonne currently hold 49,684 shares of unvested restricted stock, which will be converted into shares of Richmond County common stock at the exchange ratio. The vesting of shares of restricted stock granted under the Bayonne Incentive Plan will not be accelerated by the merger.
However, Richmond County will assume Bayonne's obligations under these awards.

     ESTABLISHMENT OF DIVISIONAL BOARD. Richmond County will create a divisional board to advise Richmond County on deposit and lending activities in Bayonne's market area and to maintain and develop customer relationships. Richmond County will appoint all of the present members of the Bayonne board who wish to serve to the divisional board. The divisional board will be maintained until April 30, 2003 or later, at the discretion of the Richmond County board. Each member of the divisional board will receive an annual retainer of $12,000 and a $1,000 attendance fee for each meeting attended.

     APPOINTMENT TO RICHMOND COUNTY BOARD OF DIRECTORS. Following the completion of the merger, Richmond County will increase the Richmond County board by one member and appoint Patrick F.X. Nilan to fill the newly created vacancy. Mr. Patrick F.X. Nilan's term will expire in 2000. For his services as a member of the Richmond County board, Mr. Nilan will receive the customary Richmond County board fees and retainers. He will not receive fees for service on the divisional board while a member of the Richmond County board.

     NEW EMPLOYMENT AGREEMENTS. Following the merger, Michael A. Nilan will enter into an employment agreement with Richmond County Savings. He will serve as a senior officer of Richmond County Savings for the three years following the merger. His initial base salary under the agreement will be $150,000. He will also receive a bonus of $150,000 when he executes his new employment agreement. Mr. Nilan will also receive compensation for not competing with Richmond County during the term of his agreement and for the loss of benefits he would have received under Bayonne's retirement programs that are being lost due to the merger.

     BAYONNE STOCK OPTIONS. Options to purchase shares of Bayonne common stock under the Bayonne 1995 Stock Option Plan or the Bayonne Incentive Plan will be converted into options to purchase Richmond County common stock. As of September 30, 1998, the directors and executive officers of Bayonne held options to purchase a total of 460,783 shares of Bayonne common stock.

     INDEMNIFICATION. Richmond County has also agreed as to indemnify and hold harmless each present and former director, officer and employee of Bayonne and its subsidiaries and each officer or employee of Bayonne and its subsidiaries that is serving or has served as a director or trustee of another entity at Bayonne's request or direction. These people will be indemnified against any costs, expenses judgments, fines, losses, claims, or liabilities incurred in connection with any claim, suit, proceeding or investigation relating to matters existing or occurring at or prior to the completion of the merger. Richmond County also agreed to advance these persons costs they incur to the fullest extent the costs would have been advanced to them if they were a director, officer, or employee of Bayonne under the Delaware General Corporation Law ("DGCL"). The indemnification will last for six years following the merger.

     Moreover, Richmond County will maintain Bayonne's existing directors' and officers' insurance policy. In the alternative, Richmond County will provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Bayonne's existing policy. This coverage will be maintained for three years after the merger.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     Following the merger, Richmond County will increase its board by one member and will appoint Patrick F.X. Nilan to fill the vacancy. Mr. Nilan's term as a member of the Richmond County board will expire in the year 2000. For his services as a member of the Richmond County board, Mr. Nilan will be paid customary board fee. In addition, Richmond County will establish a divisional board with respect to deposit and lending activities in Bayonne's market area and to maintain and develop customer relationships. A discussion of the divisional board is on page __.

     Also following the merger, the parties intend to merge Richmond County Savings and First Savings. The surviving bank will be the Richmond County Savings Bank.

     Richmond County expects to achieve significant consolidation efficiencies following the consummation of the merger, although there can be no assurance that the anticipated efficiencies will be achieved. The efficiencies are expected to be achieved primarily through the elimination of duplicative compensation costs and computer system costs. A merger integration committee, consisting of senior management members of Richmond County and Bayonne, is in the process of establishing a definitive plan, including a timetable, to achieve the cost reductions.

     Following the merger, Richmond County intends to continue to utilize a stock repurchase program, subject to regulatory limitations or conditions, economic and market conditions and a review by the board and management of the anticipated effects of such a program. Such a program may affect Richmond County's ability to utilize pooling-of-interests accounting in any potential acquisitions, although, like other public companies, Richmond County will retain the ability to terminate the stock repurchase plan and revise all or a portion of these repurchased shares in order to utilize the pooling-of-interest method of accounting for future acquisitions.

EMPLOYEE MATTERS


     Each First Savings employee whose employment is not specifically terminated will become an employee of Richmond County or Richmond County Savings, respectively. However:

     (1) Bayonne's continuing employees will not be, or act as, officers of Richmond County or Richmond County Savings, unless elected or appointed to that position by Richmond County or Richmond County Savings.

     (2) With the exception of Mr. Michael A. Nilan, all of Bayonne's continuing employees who remain following the completion of the merger will be employed at the will of Richmond County or Richmond County Savings.

     (3) With the exception of Mr. Michael A. Nilan, no employee of Bayonne will become a contractual employee of Richmond County or Richmond County Savings unless the contract is in writing with Richmond County or Richmond County
         Savings.

     (4) Each Bayonne's continuing employees who is a participant in the Bayonne 401(k) Plan will become fully vested in his or her account balance in the Bayonne 401(k) Plan. The Bayonne 401(k) Plan will either be merged into the Richmond County Savings Bank 401(k) Savings Plan in RSI Retirement Trust following, or terminated immediately prior to, on, or after the completion of the merger. This determination will be made by Richmond County Savings. Bayonne's continuing employeess participating in the Bayonne 401(k) Plan will become participants in the Richmond County Savings 401(k) Plan.

     (5) Richmond County will honor existing employment agreements, including the change in control provisions of those agreements and in certain benefit plans. Richmond County will also honor the payment of benefits by Bayonne under the agreements and plans to the extent these obligations have been previously disclosed to Richmond County. Payments under the Bayonne employment agreements may be made by Bayonne immediately prior to the completion of the merger.

     (6) Except as otherwise provided in paragraphs (4) and (5) above, appropriate steps shall be taken to terminate all Bayonne employee plans around the time the merger closes. Except as provided in paragraph (4), each Bayonne continuing employees will be eligible to participate in Richmond County employee plans, on the same basis as any newly-hired employee of Richmond County or Richmond County Savings. However, with respect to each Richmond County Employee Plan, other than the Richmond County ESOP and the Richmond County Savings 401(k) Plan, service with Bayonne or First Savings will be treated as service with Richmond County or Richmond County Savings to determine eligibility to participate, vesting and entitlement to benefits. Service will not be recognized to the extent that it would result in a duplication of benefits. For purposes of the Richmond County ESOP or Richmond County Savings 401(k) Plan, Bayonne's continuing employees will be treated as newly-hired employees of Richmond County or Richmond County Savings as of the completion of the merger and credit for service will begin accruing as of that date .

CONDITIONS TO THE MERGER

     The obligations of Richmond County and Bayonne to close the merger are conditioned on the following being satisfied at or prior to the completion of the merger:

     (1) Richmond County's and Bayonne's stockholders must approve the merger agreement;

     (2) the requisite regulatory approvals, consents and waivers must be obtained and all statutory waiting periods must have expired;

     (3) any necessary material third party consents, waivers or approvals must be obtained or made;

     (4) no approval or consent will have imposed any condition or requirement that would materially and adversely impact the economic or business benefits to either party that, had the condition or requirement been known, the party would not have entered into the merger agreement;

     (5) no party to the merger will be subject to any order, decree or injunction that prohibits closing any of the merger's transactions;

     (6) no statute, rule or regulation will prohibit completion of the merger's transactions;

     (7) the Registration Statement will have been declared effective by the SEC and the SEC will not be taking actions to stop the merger from proceeding;

     (8) all required approvals by state securities or "blue sky" authorities will have been obtained; and

     (9) Richmond County will issue its shares in exchange for the shares of Bayonne common stock. Such shares will be listed on the Nasdaq National Market.

     The obligations of Richmond County and Bayonne to complete the merger are also conditioned on the following:

     (1) All parties will have performed their respective obligations under the merger agreement;

     (2) Subject to prior disclosure of any necessary qualifications, the representations and warranties made by the parties in the merger agreement will be materially true when the merger closes. Each party will furnish the other with a certificate attesting to this fact;

     (3) Each party's stockholders and boards will have taken all actions they are required to under the merger agreement and each will furnish the other with copies of the appropriate corporate records reflecting this fact;

     (4) Richmond County and Bayonne will have obtained all necessary material consents or approvals to permit Richmond County to assume Bayonne's contracts, leases and other agreements;

     (5) Richmond County and Bayonne will have received certificates from appropriate authorities as to the corporate existence and good standing of one another and their respective subsidiaries;

     (6) Richmond County and Bayonne will have received an opinion from their respective counsel dated as of the completion of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code and that accordingly:

          (a) no gain or loss will be recognized by Richmond County, Richmond County Savings, Bayonne or First Savings as a result of the merger;

          (b) besides cash received for fractional shares, no gain or loss will be recognized by Bayonne's stockholders who exchange their Bayonne stock for Richmond County's stock;

          (c) the tax basis of stock received by Bayonne's stockholders in the merger will be the same as the tax basis of their Bayonne stock. This tax basis will be reduced by any amount allocable to a fractional share interest for which cash is received;

          (d) the holding period of Richmond County common stock received by Bayonne's stockholders will include the holding period of their Bayonne stock. However, Bayonne's stockholders must have first held their Bayonne stock as a capital asset at the the merger's conclusion.

     The parties have received these opinions which will be updated at the completion of the merger.

          (d) the holding period of Richmond County common stock received by each stockholder in the Bayonne's stockholders receive Bayonne Merger will include the holding period of their Bayonne Common stock exchanged therefor, provided that such stockholder held such. However, Bayonne's stockholders must first have held their Bayonne Common stock as a capital asset on the Bayonne Effective Date completion of the merger; and

     (7) Richmond County will have provided a designated agent (a) certificates representing at least the aggregate number of shares of Richmond County stock to be issued to Bayonne's stockholders, and (b) sufficient cash to pay Bayonne stockholders for their fractional share interest.

      We cannot guarantee when, or whether, the regulatory consents and approvals necessary to complete the merger will be obtained or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Needed to Complete the Merger" below. If the merger is not completed on or before April 30, 1999, the merger agreement may be terminated by Richmond County's or Bayonne's board. If, on that date, all necessary regulatory or governmental approvals, consents or waivers required to complete the merger will not have been obtained but all other conditions have been fulfilled, the deadline will be July 31, 1999. However, the failure to complete the merger by that date cannot be due to the breach of the merger agreement by the party seeking to terminate.

REGULATORY APPROVALS NEEDED TO COMPLETE THE MERGER

     Completion of the merger and the bank merger are subject to a number of regulatory approvals and consents. The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. In addition, as discussed below, a waiting period of up to 30 days must be satisfied prior to consummation of the bank merger after FDIC approval. Richmond County filed an application with the FDIC on December 7, 1998.

     Further, the New York State Banking Law, the bank merger is subject to the prior approval of the Superintendent of Banks of New York State. Richmond County filed an application for approval of the bank merger with the Superintendent on December 7, 1998. In determining whether to approve the application for the merger of Bayonne with and into Richmond County, the Superintendent will consider, among other factors, whether the bank merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition.
The Superintendent will also consider the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to ensure the safe and sound conduct of banking organizations and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders. Such factors will be considered by the Superintendent in connection with Richmond County's application.

     A savings and loan holding company is prohibited under the Home Owners' Loan Act, as amended ("HOLA") from acquiring, directly or indirectly, another savings and loan holding company or a savings association without the prior written approval of the Office of Thrift Supervision. Accordingly, Richmond County has filed an application with the OTS for approval of the Bayonne merger. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. Like the FDIC, the OTS may not approve any proposed acquisition if it will result in a monopoly or otherwise be anticompetitive.

     In order to complete the bank merger, First Savings will merge with a Federal interim savings bank or convert to a savings bank, which will then merge into Richmond County Savings. The merger of First Savings into the Federal interim savings bank is subject to the approval of the OTS and the Commissioner of the New Jersey Department of Banking and Insurance. First Savings has filed applications with the OTS and the Commissioner.

     Under the CRA, the FDIC and OTS must take into account the record of performance of Richmond County Savings and First Savings in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. See

"REGULATION AND SUPERVISION -- Community Reinvestment Act."

     In addition, a period of up to 30 days must expire following approval by the FDIC and OTS within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Richmond County believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the State of New York will not challenge the Bayonne merger, or if such proceeding is instituted or challenge is made, as to the result thereof.

     The merger and bank merger cannot proceed in the absence of the requisite regulatory approvals. See "-- Conditions to the Merger" and "-- Waiving and Amending Provisions in the Merger Agreement or Terminating the Merger Agreement." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the condition set forth in the merger agreement and described below under "-- Conditions to the Merger." There can likewise be no assurance that the Department of Justice or the Attorney General of the State of New York will not challenge the merger or, if such a challenge is made, as to the result thereof.

     Richmond County is not aware of any other regulatory approvals that would be required for consummation of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Bayonne stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Except as expressly provided for in the merger agreement and except to the extent required by law or regulation or by regulatory authorities, Richmond County and Bayonne have agreed that, during the period from July 19, 1998 to the completion of the merger, Richmond County, Bayonne and their respective subsidiaries will use commercially reasonable efforts to:

     . conduct their business in the regular, ordinary and usual course consistent with past practice;

     . maintain and preserve intact their business organization, properties, leases, employees and advantageous business relationships and retain the services of their officers and key employees;

     . take no action which would materially adversely affect or delay the ability of Richmond County or Bayonne to perform their respective covenants and agreements on a timely basis under the merger agreement;

     . take no action which would adversely affect or delay the ability of Richmond County, Richmond County Savings, Bayonne or First Savings to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement; and

     . take no action that results in or is reasonably likely to have a materially adverse effect on Richmond County or Bayonne.

     A "material adverse effect" is either (1) an effect which is material and adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole. However, any such effect resulting from any changes in laws or generally accepted accounting principles ("GAAP"), or interpretations thereof, or changes in the general level of market interest rates, will not be considered in determining if a material adverse effect has occurred; or (2) the failure of certain representations and warranties to be materially true.

     Further, except as otherwise provided in the merger agreement, during the period July 19, 1998 to the completion of the merger, Bayonne has agreed that neither it nor any of its subsidiaries will take certain actions unless permitted to by Richmond County or required to by law. These include:

     (1)  changing their governing documents;

     (2) issuing any shares of capital stock, changing the terms of any outstanding stock options or warrants, or issuing, granting or selling any option, warrant, call, or commitment, relating to the authorized or issued capital stock of Bayonne. This restriction does not apply to the exercise of stock options or warrants outstanding as of July 19, 1998;

     (3) other than regular quarterly dividends, declaring or paying any dividend or distribution, or acquiring any shares of its capital stock or any securities or obligations convertible into its capital stock. Bayonne also will change its regular quarterly dividend record dates and payment dates so that they are the same as Richmond County's.Bayonne's stockholders cannot receive two dividends from either Bayonne or from Bayonne and Richmond County in any one quarter as a result of the merger.Bayonne may pay a cash dividend as permitted by the merger agreement;

     (4) other than in the ordinary course of business consistent with past practice, disposing of any of its material properties, leases or assets to anyone other than to its wholly owned subsidiary, or cancelling any such indebtedness;

     (5) unless required by law or as specifically provided for in the merger agreement, increasing the compensation or fringe benefits of any of its employees or directors, other than general increases for non-officer employees in the ordinary course of business consistent with past practice. Any such increase can not cause more than a 5% increase in the total annual compensation expenses for such person for the twelve month period ended March 31, 1998. Additionally, any increase must not represent an increase of more than 5% over such person's annual base salary at March 31, 1998. Further, unless approved in advance by Richmond County, Bayonne can not pay any reasonable "stay in place" pay to retain key employees. It also can not pay or agree to pay any pension or retirement allowance not required to be paid by any existing plan or agreement to any such employees or directors. Bayonne is also prohibited from voluntarily accelerating the vesting of any stock options or other compensation, making discretionary contributions to any Bayonne Employee Plan, or hiring any employee with annual total compensation of more than $35,000. The merger agreement also prevents Bayonne from entering into any employment contracts, or terminating or materially increasing the costs to Bayonne or any subsidiary of any of their employee plans;

     (6) except as contemplated by the merger agreement, changing its method of accounting as in effect at March 31, 1998;

     (7) settling any claims of Bayonne or any of its subsidiaries in excess of $50,000 or imposing material restrictions upon on the operations of Bayonne or any of its subsidiaries;

     (8) acquiring or agreeing to acquire any business or business assets to Bayonne, except to satisfy debts previously contracted;

     (9) except for those loans existing at July 19, 1998 which were previously disclosed to Richmond County and real estate or construction loans secured by one- to four-family homes, making any real estate loans secured by undeveloped land or real estate located outside of New Jersey;

     (10) establishing or committing to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained except as previously disclosed to Richmond County;

     (11) unless in the ordinary course of business consistent with past practice or, as agreed to in the merger agreement, making any investment of more than $50,000 in any entity;

     (12) investing in any debt security other than US government and US government agency securities with final maturities not greater than five years, mortgage-backed or mortgage related securities which would not be considered "high risk" securities under OTS mandates or securities of the Federal Home

          Loan Bank ("FHLB"). Any debt security that is purchased must be done in the ordinary course of business consistent with past practice;

     (13) entering into contracts that require annual payments of more than $20,000. This restriction does not apply to exceptions specifically described in the merger agreement;

     (14) creating loan, lease or credit obligations, except (a) in conformity with existing lending practices in amounts not to exceed $500,000 to any individual borrower or (b) loans or advances that Bayonne has a binding obligation to make as of July 19, 1998 and a description of which has been provided to Richmond County;

     (15) incurring any additional borrowings beyond those disclosed to Richmond County. This restriction does not apply to FHLB borrowings of six months or less and reverse repurchase agreements consistent with past practice. Bayonne is also restricted from pledging any of its assets to secure any borrowings other than as required as of July 19, 1998 or permitted under the merger agreement. Deposits are not considered borrowings;

     (16) making any capital expenditures in excess of $20,000 under binding commitments existing on July 19, 1998 that have been previously disclosed to Richmond County. This restriction does not apply to expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

     (17) other than securities of the FHLB that are purchased in the ordinary course of business consistent with past practice, organizing, capitalizing, lending or otherwise investing in any subsidiary;

     (18) adding new members to the senior executive officer team or the Bayonne board after July 19, 1998; and

     (19) agreeing or making any commitment to take any action that is described above.

     At Richmond County's request, Bayonne will cause First Savings to change its loan, litigation or real estate valuation policies and practices and investment and asset/liability management policies and practices. This will occur after the date on which all required regulatory approvals and stockholder approvals are received, and after receipt of written confirmation from Richmond County that it is not aware of anything that would prevent completion of the merger. It will not occur earlier than 30 days prior to the completion of the
                 ---
merger.

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


REPRESENTATIONS AND WARRANTIES MADE BY RICHMOND COUNTY AND BAYONNE IN THE MERGER AGREEMENT

     Both Richmond County and Bayonne have made customary representations and warranties relating to their businesses. For detailed information on such these representations and warranties, see the merger agreement attached as Annex A. Such representations and warranties must remain true in all material respects through the completion of the merger unless such change does not have a material negative impact on the party's business, financial condition or results of operations. See "-- Conditions to the Merger."

WHAT HAPPENS IF A THIRD PARTY OFFERS TO BUY BAYONNE

     Bayonne has agreed not to seek to have an outside third party try to buy a material interest in Bayonne or its subsidiaries. An offer to buy at least 15% of Bayonne's or First Savings' assets, at least 10% of Bayonne's stock, or a public announcement by Bayonne to enter into an agreement to do this would be considered an "acquisition proposal."

     However, the Bayonne board may enter into discussions or negotiations with anyone who makes an unsolicited written, bona fide proposal to acquire Bayonne
                    -----------
that is a "superior proposal." A "superior proposal" is one about which Bayonne's financial advisors opine in writing is superior to this merger from a financial point of view to Bayonne's stockholders. For the Bayonne board to enter into negotiations on a superior proposal, it would also have to first determine that it was their fiduciary duty to enter into such negotiations.

     If Bayonne does enter into negotiations with a third party regarding a superior proposal, it has to furnish Richmond County with notice of its intended actions and enter into a confidentiality agreement with the third party.

     The Bayonne board may also withdraw or modify its recommendation for the merger and enter into a superior proposal if, after consulting with independent legal counsel, the board determines in good faith that such action is necessary for it to comply with its fiduciary duties to stockholders.

WAIVING AND AMENDING PROVISIONS IN, OR TERMINATING THE MERGER AGREEMENT

     Prior to the completion of the merger, waived, amended or modified by the parties. However, after the vote by the stockholders of Bayonne or Richmond County, no amendment or modification may be made that would reduce the amount to be received by Bayonne's stockholders under the terms of the merger.

     The merger agreement may also be terminated at any time prior to the completion of the merger, either before or after approval of the matters presented in connection with the merger by the stockholders of both Richmond County and Bayonne by:

     (1) the mutual consent of both boards;

     (2) either party's board if the stockholders of Richmond County or Bayonne do not approve the merger agreement. However, a party can only terminate the merger agreement if it has complied in all material respects with its obligations to solicit the support of its stockholders for the merger and has complied, in all material respects, with its representations and warranties;

     (3) either party if a governmental approval, consent or waiver has been denied or a governmental authority has prohibited the merger or part of the merger from being completed;

     (4) either party's board if the merger is not completed by April 30, 1999. However, if, as of April 30, 1999, all necessary regulatory or governmental approvals, consents or waivers requi red to complete the merger have not been obtained, but all other conditions
                     ---
          to the completion of the merger have been fulfilled, the termination
                                          ----
          date will be extended to July 31, 1999.  The failure to complete the merger cannot be due to the breach of any representation, warranty or covenant contained in the merger agreement by the party seeking to terminate;

     (5) either party, if the other's board does not publicly recommend in this document that its stockholders approve the merger agreement or if either board withdraws, modifies or amends their recommendation in a manner materially adverse to the other party; (6) either party if there has occurred an event since July 19, 1998 that has or will have a material adverse effect on the other party. Each party must grant the other 30 calendar days to cure the adverse effect of the event;

     (6) either party if there has occurred an event since July 9, 1998 that has or will have a material adverse effect on the other party. Each party must grant the other 30 calendar days to cure the adverse effect of the event;

     (7) either party if the other has failed to perform a material obligation, or if the other party has materially and incurably breached a covenant, condition or representation of the merger agreement.

     (8) Bayonne, if its board determines that it must accept a superior proposal made by a third party to acquire more than 65% of the combined voting power of the shares of outstanding Bayonne common stock. However, that prior to any such termination, Bayonne must negotiate in good faith with Richmond County to attempt to make this merger work; or

     (9) by Bayonne as discussed below under "-- Price-Based Termination of the Merger Agreement."

PRICE-BASED TERMINATION OF THE MERGER AGREEMENT

     The merger agreement provides that if the "Richmond County Market Value" on the "Valuation Date" is less than $15.41 and the "Richmond County Ratio" is less than the "Index Ratio," then Bayonne, may terminate the merger agreement. This termination can occur during the five days following the Valuation Date. However, no termination will occur if Richmond County agrees to increase exchange Ratio. The increase must equal the lesser of (a) 16.177 divided by the Richmond County Market Value, and (b) the Index Ratio multiplied by 1.05, the product of which is divided by the Richmond County Ratio.

     The "Richmond County Market Value" means the average of the daily closing sales prices of Richmond County stock for the 15 consecutive trading days immediately preceding the Valuation Date. The "Richmond County Ratio" means the number obtained by dividing the Richmond County Market Value on the Valuation Date by the "Initial Richmond County Market Value." The "Index Ratio" means the number obtained by dividing the "Final Index Price" by the "Initial Index Price" and then subtracting 0.15. The "Final Index Price" means the sum of the average of the daily closing sales prices of a share of common stock of each of 14 financial institution holding companies identified in the merger agreement which continue to be publicly traded and as to which there shall be not have been a publicly announced acquisition transaction (the "Index Group"), multiplied by their respective weighted percentages, as set forth in the merger agreement, for the 15 trading days ending on the Valuation Date. The "Initial Index Price" means the sum of the per share closing prices of the common stock of each company comprising the Index Group on July 17, 1998, multiplied by their respective weighted percentages.

NASDAQ NATIONAL MARKET LISTING

     Richmond County stock is listed on the Nasdaq National Market.
Richmond County has agreed to use reasonable efforts to cause the shares of Richmond County common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market prior to or at the completion of the merger. The obligations of the parties to complete the merger are subject to approval for quotation on the Nasdaq National Market of such shares. See "-- Conditions to the Merger" above.

ACCOUNTING TREATMENT OF THE MERGER

     Under the merger agreement, the merger will be accounted for under the purchase method of accounting in accordance with GAAP. This means that Richmond County and Bayonne will be treated as one company as of the date of the combination, and that Richmond County will record the fair market value of Bayonne's assets less liabilities on its financial statements. Any difference between purchase price and the fair value of the identifiable net assets is recorded as goodwill. The income statements incorporate the recorded income of Bayonne's operations beginning at the completion of the merger.

     The unaudited pro forma condensed combined financial information contained in this document has been prepared using the purchase accounting method to account for the merger. See "UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS."

TAX-FREE TRANSACTION FOR BAYONNE STOCKHOLDERS

     The following is a discussion of the material federal income tax consequences of the merger to Richmond County, Bayonne and holders of Bayonne common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings, and judicial and administrative decisions in effect as of the date of this document. This discussion assumes that Bayonne common stock is held as a "capital asset" within the meaning of
Section 1221 of the Code. To be a "capital asset," property must generally be held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Bayonne common stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, mergers in securities or foreign currencies or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering their opinions, counsel will require and rely upon representations contained in certificates of officers of Richmond County, Bayonne and others.

     HOLDERS OF BAYONNE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER.

     It is a condition to the obligation of Richmond County and Bayonne to complete the merger that the parties each will have received an opinion of their respective counsel, dated as of the completion of the merger that the merger will be treated as a reorganization within the meaning of the Internal Revenue Code. We have already received opinions to this effect, and these opinions will be updated when we complete the merger. If either party waives the requirement of receiving a tax opinion and there is a material change in tax consequences to Richmond County stockholders or Bayonne stockholders, you will be notified of such an event and given the opportunity to confirm or change your vote. Because the merger will be treated as a reorganization:





     (1) none of the companies involved in the merger will recognize a gain or a loss;

     (2) no shareholders of Bayonne will recognize a gain or a loss for exchanging their Bayonne shares for Richmond County shares except for cash received instead of fractional shares; and

     (3) Bayonne shareholders will not have their individual tax basis or holding periods affected by exchanging their Bayonne shares for Richmond County shares, except to the extent cash is received instead of fractional shares.

SELLING THE RICHMOND COUNTY COMMON STOCK YOU RECEIVE IN THE MERGER

     The shares of Richmond County common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933 except for shares issued to any Bayonne stockholder who may be deemed to be an "affiliate" of Bayonne for purposes of Rule 145 under the Securities Act. Affiliates of Bayonne may not sell their shares of Richmond County common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act of 1933 covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act of 1933. This document does not cover any resales of Richmond County common stock received in the merger by persons who may be deemed to be affiliates of Bayonne. Bayonne has obtained from each person who is an affiliate of Bayonne, and has delivered to Richmond County, a written agreement intended to ensure compliance with the Securities Act of 1933.

YOU DO NOT HAVE APPRAISAL RIGHTS IN THE MERGER

     The DGCL provides that stockholders of a corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date, either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market, or held of record by more than 2,000 stockholders, with certain exceptions not applicable in the merger. Bayonne stockholders are not entitled to appraisal rights generally because the shares of Bayonne common stock are listed on the Nasdaq National Market. Stockholders are not entitled to appraisal rights in connection with the merger because the shares of Richmond County common stock to be issued in the merger are shares of the surviving corporation in the merger and will be listed on the Nasdaq National Market at the completion of the merger, subject to official notice of issuance. In addition, there are more than 2,000 holders of record of Richmond County common stock.


WHO PAYS FOR WHAT

     All costs and expenses incurred in connection with the merger will be paid by the party incurring such expense. However, Richmond County shall bear the expenses incurred in connection with printing and mailing this document and filing fees associated with the requisite registrations and approvals required to consummate the merger.

WHEN WILL THE MERGER BE COMPLETED

     The merger will become effective at the time set forth in the certificate of merger that will be filed with the Secretary of State of the State of Delaware in accordance with applicable law. The certificate of merger will be filed within 14 days of the satisfaction or waiver of certain conditions to the merger, unless another date is agreed to in writing by Richmond County and Bayonne. See "-- Conditions to the Merger." The closing of the transactions contemplated by the merger agreement will take place on the date of such filing. It is expected that a period of time will elapse between the Richmond County meeting and the Bayonne meeting and the completion of the merger while the parties seek to obtain the regulatory approvals required to complete the merger. There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice or the Attorney General of the State of New York will not challenge the merger or, if such a challenge is made, the result thereof. See "-- Regulatory Approvals Needed to Complete the Merger." The merger agreement may be terminated by either party if, among other reasons, the merger has not been consummated on or before April 30, 1999. However, if, as of April 30, 1999, all necessary regulatory or governmental approvals, consents or waivers required to complete the merger will not have been obtained but all other conditions have been fulfilled, then this deadline will be July 31, 1999. See "-- Waiving and Amending Provisions in, or Terminating the Merger Agreement.

                          CERTAIN RELATED TRANSACTIONS

BAYONNE MERGER STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the Bayonne Merger Stock Option Agreement, which is attached to this document as Annex B. The following summary is qualified in its entirety by reference to the Bayonne Merger Stock Option Agreement. Execution of the Bayonne Merger Stock Option Agreement was a condition to the parties entering into the merger agreement.

     Concurrently with the execution of the merger agreement, Richmond County and Bayonne entered into the Bayonne Merger Stock Option Agreement. The Bayonne Merger Stock Option Agreement is designed to enhance the likelihood that the merger will be successfully completed. Richmond County insisted on the agreement for that reason. Under the Bayonne Merger Stock Option Agreement, Bayonne granted Richmond County the option to purchase up to 1,809,804 authorized but unissued shares of Bayonne common stock. This represents approximately 19.9% of the issued and outstanding shares of Bayonne common stock on July 19, 1998. The option price of is $15.50 per share, subject to adjustment in certain circumstances.

     So long as (1) Richmond County is not in material breach of the agreements or covenants contained in the merger agreement or the Bayonne Merger Stock Option Agreement and (2) no preliminary or permanent injunction or other order against the delivery of the shares covered by the Bayonne Merger Stock Option issued by any court is in effect, Richmond County may exercise the Bayonne Merger Stock Option, in whole or in part, at any time following the occurrence of a purchase event. A "purchase event" occurs when Bayonne or First Savings enters into an agreement, or has recommended or publicly announced an intention to merge with or sell to a third party a material amount of its stock or assets.

     However, the Bayonne Merger Stock Option will terminate upon the earliest to occur of:

          (a) the completion of the merger;

          (b) termination of the merger agreement prior to the occurrence of a purchase event or a preliminary purchase event;

          (c) 12 months after the termination of the merger agreement other than pursuant to a purchase event or preliminary purchase event;

          (d) 12 months after the termination of the merger agreement by Richmond County in accordance with the terms of the merger agreement; and

          (e) 12 months after the first occurrence of a purchase event.

     A "preliminary purchase event" occurs when a third party undertakes to acquire a substantial ownership interest in Bayonne or its subsidiaries. It also applies if Bayonne's stockholders do not approve the merger, the Bayonne meeting is not held or the Bayonne board withdraws its support for the merger, and any of these things occur after a third party discloses an intention to buy a material interest in Bayonne or its subsidiaries. A preliminary purchase event can also occur if a third party makes a legitimate proposal to buy a material interest in Bayonne or its subsidiaries, after which Bayonne breaches an obligation under the merger agreement. Finally, a preliminary purchase event can occur if a third party files an application or notice with the OTS, or other federal or state bank regulatory authority, for approval to merge with Bayonne or First Savings, buy at least 20% of their assets, or buy 15% of their stock.

     Bayonne must notify Richmond County promptly in writing of the occurrence of any purchase event or preliminary purchase event.

      EFFECT OF THE BAYONNE MERGER STOCK OPTION AGREEMENT. The Bayonne Merger Stock Option Agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. Consequently, certain aspects of the Bayonne Merger Stock Option Agreement may have the effect of discouraging persons who might now or prior to the completion of the merger be interested in acquiring all of or a significant interest in Bayonne from considering or proposing such an acquisition. The acquisition of Bayonne or an interest therein, or an agreement to acquire all or part of Bayonne, could cause the Bayonne Merger Stock Option to become exercisable. The existence of the Bayonne Merger Stock Option Agreement could significantly increase the cost to a potential acquiror of acquiring Bayonne compared to its cost had the Bayonne Merger Stock Option Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition. Moreover, following consultation with Bayonne's independent accountant, Bayonne's management believes that the exercise of the Bayonne Merger Stock Option is likely to prohibit any acquiror from accounting for an acquisition of Bayonne using the pooling-of-interests accounting method for a period of two years following such exercise. Accordingly, the existence of the Bayonne Merger Stock Option Agreement may deter significantly, or completely preclude, an acquisition of Bayonne by certain other banking organizations. The Bayonne board took this factor into account before approving the Bayonne Merger Stock Option Agreement. See "THE BAYONNE MERGER -- Recommendation of the
Bayonne Board; Bayonne's Reasons for the Merger."

BAYONNE BANK MERGER AGREEMENT

     In connection with the merger, Richmond County Savings and First
Savings have entered into the bank merger agreement pursuant to which First Savings and Richmond County Savings will merge, with Richmond County Savings Bank being the surviving bank. The Bayonne bank merger agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically if the merger agreement is terminated. In order to facilitate the bank merger, First Savings will merge with a Federal interim savings bank, which will then merge with and into Richmond County Savings.

                              THE IRONBOUND MERGER

     In a separate and unrelated transaction, Richmond County is also acquiring Ironbound Bankcorp, NJ. Ironbound is a New Jersey bank holding company that was organized in 1997. Ironbound's wholly owned subsidiary, Ironbound Bank, is a New Jersey State-chartered commercial bank that operates three commercial banking offices in the New Jersey Counties of Union and Essex. Ironbound Bank has operated since 1988. Ironbound's bank deposits are insured by the FDIC under the Bank Insurance Fund. At September 30, 1998, Ironbound had total assets of $115.3 million, deposits of $102.8 million, and stockholders' equity of $11.5 million. Ironbound's principal offices are located at 36 Pacific Street at New York Avenue, Newark, New Jersey 07105, and its telephone number is (973) 589-3800. After the Ironbound merger, Ironbound will be merged with and into Richmond County, and Ironbound stockholders will become stockholders of Richmond County. It is intended that the Ironbound merger will be completed in the first quarter of 1999. Immediately following the completion of the Ironbound merger, Richmond County Savings and Ironbound Bank will also merge. Richmond County Savings Bank will be the name of the surviving bank. THE RICHMOND COUNTY BOARD HAS UNANIMOUSLY APPROVED THE IRONBOUND MERGER. THE IRONBOUND MERGER DOES NOT REQUIRE THE APPROVAL OF THE RICHMOND COUNTY STOCKHOLDERS.


                           REGULATION AND SUPERVISION

GENERAL

     Richmond County Savings is a New York State-chartered stock savings bank and its deposit accounts are insured up to applicable limits by the FDIC under the Bank Insurance Fund. Richmond County Savings is subject to extensive regulation by the Superintendent and the New York Banking Board (the "NYBB" and collectively with the Superintendent, the "NYBD"), as its chartering agency, and by the FDIC, as the deposit insurer. Richmond County Savings must file reports with the NYBD and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as establishing branches and mergers with, or acquisitions of, other depository institutions. There are periodic examinations by the NYBD and the FDIC to assess Richmond County's compliance with various regulatory requirements and financial condition. Certain of the regulatory requirements applicable to Richmond County and to Richmond County Savings are referred to below or elsewhere herein. This description of the statutory provisions and regulations applicable to Richmond County and Richmond County Savings does not purport to be complete, and is qualified in its entirety by reference to such statutes and regulations.

NEW YORK STATE LAW

     Richmond County Savings derives its lending, investment and other authority primarily from the applicable provisions of NYBL and the regulations of the NYBD, as limited by FDIC regulations. See "-- Investment Activities." Under these laws and regulations, savings banks, including Richmond County Savings, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies, certain types of corporate equity securities and certain other assets. Under the statutory authority for investing in equity securities, a savings bank may directly invest up to 7.5% of its assets in certain corporate stock and may also invest up to 7.5% of its assets in certain mutual fund securities. Investment in the stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the savings bank's assets, except as set forth below. Such equity securities must meet certain tests of financial performance. A savings bank's lending powers are not subject to percentage of asset limitations, although there are limits applicable to single borrowers. A savings bank may also, pursuant to the "leeway" authority, make investments not otherwise authorized under the NYBL. This authority permits investments not otherwise authorized of up to 1% of the savings bank's assets in any single investment, subject to certain restrictions, and to an aggregate limit for all such investments of up to 5% of assets. Additionally, in lieu of investing in such securities in accordance with and reliance upon the specific investment authority set forth in the NYBL, savings banks are authorized to elect to invest under a "prudent person" standard in a wider range of debt and equity securities as compared to the types of investments permissible under such specific investment authority. However, in the event a savings bank elects to utilize the "prudent person" standard, it will be unable to avail itself of the other provisions of the NYBL and regulations which set forth specific investment authority. A New York State-chartered stock savings bank may also exercise trust powers upon approval of the NYBD.

     New York State-chartered savings banks may also invest in subsidiaries under their service corporation investment power. A savings bank may use this power to invest in corporations that engage in various activities authorized for savings banks, plus any additional activities that may be authorized by the NYBB. Investment by a savings bank in the stock, capital notes and debentures of its service corporations is limited to 3% of the bank's assets, and such investments, together with the bank's loans to its service corporations, may not exceed 10% of the savings bank's assets.

     The exercise by an FDIC-insured New York State-chartered savings bank of the lending and investment powers of a savings bank under the NYBL is limited by FDIC regulations and other federal law and regulations. In particular, the applicable provisions of the NYBL and regulations governing the investment authority and activities of an FDIC insured state-chartered savings bank have been effectively limited by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the FDIC regulations issued pursuant thereto. See "-- Investment Activities."

     With certain limited exceptions, a New York State-chartered savings bank may not make loans or extend unsecured credit for commercial, corporate or business purposes (including lease financing) to a single borrower, the aggregate amount of which would be in excess of 15% of the bank's net worth. Richmond County Savings currently complies with all applicable loans-to-one-borrower limitations.

     Under the NYBL, a New York State-chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital. However, approval of the Superintendent is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years.

FDIC REGULATIONS

     CAPITAL REQUIREMENTS. The FDIC has adopted risk-based capital guidelines to which Richmond County Savings is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Richmond County Savings is required to maintain minimum levels of regulatory capital in relation to its regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the "risk-based capital ratio." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories considered as representing greater risk.

     These guidelines divide a bank's capital into two tiers. The first tier ("Tier I") includes common equity, retained earnings, certain non-cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets. Tier I generally excludes auction note issues, mortgage servicing rights and purchased credit card limitations. Supplementary ("Tier II") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Banks are required to maintain a total risk-based capital ratio of at least 8%, of which at least 4% must be Tier I capital.

     In addition, the FDIC has established regulations prescribing a minimum Tier I leverage ratio. The minimum Tier I leverage ratio is the ratio of Tier
I capital to adjusted total average balance of assets as specified in the regulations. These regulations provide for a minimum Tier I leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest examination rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The federal banking agencies, including the FDIC, have established a uniform minimum Tier I leverage ratio of 4% for all but the highest rated banks. The FDIC may, however, set higher leverage and risk-based capital requirements on individual institutions when particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     The following is a summary of Richmond County Savings' regulatory capital ratios at September 30, 1998:

          Tier I Risk-Based Capital                          21.60%
          Total Risk-Based Capital                           22.49
          Leverage Capital                                   12.38

     The following is a summary of First Savings' regulatory capital ratios at September 30, 1998:

          Tier I Risk-Based Capital                          27.30%
          Total Risked-Based Capital                         28.45
          Leverage Capital                                   12.24

     REAL ESTATE LENDING STANDARDS. The FDIC and the other federal banking agencies have adopted regulations that prescribe standards for extensions of credit that (1) are secured by real estate or (2) are made for the purpose of financing the construction or improvements on real estate. The FDIC regulations require each institution to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying FDIC guidelines, which include loan-to-value limitations for the different types of real estate loans. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standard are justified.

     DIVIDEND LIMITATIONS. The FDIC has authority to use its enforcement powers to prohibit a bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice. Federal law prohibits the payment of dividends by a bank that will result in the bank failing to meet applicable minimum capital requirements on a pro forma basis. Additionally, Richmond County Savings, as a subsidiary of a savings and loan holding company, is required to provide the OTS with 30 days prior written notice before declaring any dividend. The plan of conversion adopted by Richmond County Savings' in connection with its conversion to stock form also restricts the institution's payment of dividends in the event the dividend would impair the liquidation account established in connection with the conversion. In addition, the liquidation account established by First Savings in connection with Bayonne's second-step conversion may not be impaired by the payment of dividends. Richmond County Savings is also subject to dividend declaration restrictions imposed by New York State law. See "-- New York State Law."

INVESTMENT ACTIVITIES

     Since the enactment of FDICIA, all insured state-chartered banks, including savings banks and their subsidiaries, have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. FDICIA and the FDIC regulations permit certain exceptions to these limitations. For example, certain state-chartered banks, such as Richmond County Savings, may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq National Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. Such banks may also continue to sell savings bank life insurance. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments that do not meet this standard (other than non-subsidiary equity investments) for institutions that meet all applicable capital requirements if it is determined that such activities or investments do not pose a significant risk to the Bank Insurance Fund. The FDIC has recently proposed revisions to its regulations governing the procedures for institutions seeking approval to engage in such activities or investments. These proposed revisions would, among other things, streamline certain application procedures for healthy banks and impose certain quantitative and qualitative restrictions on a bank's merging with its subsidiaries engaged in activities not permitted for national bank subsidiaries. All non-subsidiary equity investments, unless otherwise authorized or approved by the FDIC, must have been divested by December 19, 1996, pursuant to a FDIC approved divestiture plan unless such investments were grandfathered by the FDIC. Richmond County Savings received grandfathering authority from the FDIC in February 1993 to invest in listed stocks and/or registered shares subject to the maximum permissible investment of 100% of Tier I capital, as specified by the FDIC's regulations, or the maximum amount permitted by the NYBL, whichever is less. Such grandfathering authority is subject to termination upon the FDIC's determination that such investments pose a safety and soundness risk to Richmond County Savings or in the event Richmond County Savings converts its charter, other than a mutual to stock conversion, or undergoes a change in control. As of September 30, 1998, Richmond County Savings had $47.2 million of securities which were permissible under such grandfathering authority.

TRANSACTIONS WITH AFFILIATES

     Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings bank is any company or entity that controls, is controlled by, or is under common control with the savings bank, other than a nonbanking subsidiary of the bank. In a holding company context, at a minimum, the parent holding company of a savings bank and any companies which are controlled by such parent holding company are affiliates of the savings bank. The Board of Governors of the Federal Reserve System (the "FRB") has proposed regulations that would treat as an affiliate any subsidiary of a savings bank that engages in activities not permissible for the parent savings bank to engage in directly. Generally, Section 23A limits the extent to which the savings bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings bank's capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate; the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate; the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person; or issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, acceptances on letters of credit issued on behalf of an affiliate. Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same, or no less favorable, to the savings bank or its subsidiary as similar transactions with nonaffiliates.

     Further, Section 22(h) of the Federal Reserve Act restricts a savings bank with respect to loans to directors, executive officers, and principal stockholders. Under Section 22(h), loans to any director, executive officer and stockholder who controls, directly or indirectly, 10% or more of voting securities of a savings bank, and certain related interests of any of the foregoing, may not exceed, together with all other outstanding loans to such persons and affiliated entities, the savings bank's total unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and stockholders who control 10% or more of voting securities of a stock savings bank, and their respective related interests, unless such loan is approved in advance by a majority of the board of directors of the savings bank. Any "interested" director may not participate in the voting. The loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus or any loans over $500,000. Further, pursuant to Section 22(h), loans to directors, executive officers and principal stockholders must be made on terms, including interest rates and collateral, substantially the same as offered in comparable transactions to other persons, must involve no more than the normal risk of repayment or present other unfavorable features, and must be made using credit underwriting procedures that are not less stringent than those applicable in comparable transactions with other persons, except for extensions of credit made pursuant to a benefit or compensation program that is widely available to the institution's employees and does not give preference to insiders over other employees. Section 22(g) of the Federal Reserve Act places additional limitations on loans to executive officers.

THE FDIC'S ENFORCEMENT AUTHORITY

     The FDIC has extensive enforcement authority over insured savings banks, including Richmond County Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

The FDIC also has authority under federal law to appoint a conservator or receiver for an insured savings bank under certain circumstances.



INSURANCE OF DEPOSIT ACCOUNTS

     An institution's assessment rate depends on the capital category and supervisory category to which it is assigned by the FDIC. Deposits of Richmond County Savings are presently insured by the Bank Insurance Fund. Assessment rates for Bank Insurance Fund deposits, exclusive of assessments for Financing Corporation ("FICO") bonds described below, currently range from 0 basis points to 27 basis points. The FDIC is authorized to raise the assessment rates in certain circumstances, including to maintain or achieve the designated reserve ratio of 1.25%, which requirement the Bank Insurance Fund currently meets. The FDIC has exercised its authority to raise rates in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of Richmond County Savings. In addition, recent legislation requires Bank Insurance Fund insured institutions like Richmond County Savings to assist in the payment of FICO bonds.

     Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The


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

management of Richmond County Savings does not know of any practice, condition or violation that might lead to termination of deposit insurance.

PAYMENT OF FICO BONDS

     Bank Insurance Fund deposits are also assessed for payments on bonds issued by FICO, which were issued in the late 1980's to recapitalize the predecessor Savings Association Insurance Fund. For the third quarter of 1998, the FICO assessment rates, on an annual basis, are 1.22 basis points for Bank Insurance Fund assessable deposits and 6.10 basis points for Savings Association Insurance Fund assessable deposits. Full pro rata sharing of the FICO payments by Bank Insurance Fund members will occur on the earlier of January 1, 2000 or the date the Bank Insurance Fund and Savings Association Insurance Fund are merged.

FEDERAL RESERVE SYSTEM

     The FRB regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $47.8 million or less (subject to adjustment by the FRB) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.4 million plus 10% (subject to adjustment by the FRB between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustments by the FRB) are exempted from the reserve requirements. Richmond County Savings is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce Richmond County Savings' interest-earning assets.

COMMUNITY REINVESTMENT ACT

     NEW YORK STATE REGULATION. Richmond County Savings is also subject to provisions of the NYBL that impose continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its local community ("NYCRA"), which are substantially similar to those imposed by the CRA. Under the NYCRA, a bank must file copies of all federal CRA reports with the NYBD. The NYCRA also requires the Superintendent to consider a bank's NYCRA rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The New York regulations require a biennial assessment of a bank's compliance with the NYCRA, utilizing a four-tiered rating system, and require the NYBD to make available to the public such rating and a written summary of the results.

     FEDERAL REGULATION. Under the CRA, as implemented by FDIC regulations, a savings bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The FDIC utilizes a four-tier descriptive rating system in its CRA evaluations. Public disclosure is made of such evaluations.

HOLDING COMPANY REGULATION

     FEDERAL REGULATION. As a unitary savings and loan holding company, Richmond County generally is not restricted under existing laws as to the types of business activities in which it may engage. Upon any non-supervisory acquisition by Richmond County of another savings association to be held as a separate subsidiary, Richmond County would become a multiple savings and loan holding company and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), subject to the prior approval of the OTS, and to other activities authorized by OTS regulations. Multiple savings and loan holding companies are prohibited from acquiring or retaining, with certain exceptions, more than 5% of the voting shares of a non-subsidiary holding company or other company engaged in activities other than those permitted by the HOLA.

     Recently enacted legislation provides that the Bank Insurance Fund and the Savings Association Insurance Fund would have merged on January 1, 1999 if there were no more savings associations as of that date. Several bills were introduced in the Congress that would have eliminated the federal thrift charter and the OTS, but no such legislation was enacted in 1998. Richmond County Savings in unable to predict whether legislation on this matter will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business.

     The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings association or holding company thereof, or from acquiring such an institution or company by merger, consolidation or purchase of its assets, without prior written approval of the OTS. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except (1) interstate supervisory acquisitions by savings and loan holding companies, and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     In order to elect and continue to be regulated as a savings and loan holding company by the OTS, Richmond County Savings must continue to qualify as a Qualified Thrift Lender ("QTL"). In order to qualify as a QTL, Richmond County Savings must maintain compliance with a Qualified Thrift Lender Test ("QTL test"). Under the QTL test, a savings institution is required to maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least 9 months out of each 12 month period. "Portfolio assets" are total assets less (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business. "Qualified thrift investments" are primarily residential mortgages and related investments. A holding company of a savings institution that fails the QTL test must either convert to a bank holding company and thereby become subject to the regulation and supervision of the FRB or operate under certain restrictions. As of June 30, 1998, Richmond County Savings maintained in excess of 65% its portfolio assets in qualified thrift investments. Richmond County Savings also met the QTL test in each of the prior 12 months and, therefore, met the QTL test. Recent legislative amendments have broadened the scope of "qualified thrift investments" that go toward meeting the QTL test to fully include credit card loans, student loans and small business loans. A savings association may also satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code.

     NEW YORK STATE HOLDING COMPANY REGULATION. In addition to the federal holding company regulations, a bank holding company organized or doing business in New York State may be also subject to regulation under the NYBL. The term "bank holding company," for the purposes of the NYBL, is defined generally to include any person, company or trust that directly or indirectly either controls the election of a majority of the directors or owns, controls or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions, including commercial banks and state savings banks and savings and loan associations organized in stock form. In general, a holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the NYBL. Under NYBL, the prior approval of the NYBD is required before:

     (1) any action is taken that causes any company to become a bank holding company;

     (2) any action is taken that causes any banking institution to merge or consolidate with a subsidiary of a bank holding company;

     (3) any bank holding company acquires ownership or control of more than 5% of the voting stock of a banking institution;

     (4) any bank holding company or subsidiary acquires all or substantially all of the assets of a banking institution; or

     (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Additionally, certain restrictions apply to New York State bank holding companies regarding the acquisition of banking institutions which have been chartered five years or less and are located in smaller communities. Officers, directors and employees of New York State bank holding companies are subject to limitations regarding their affiliation with securities underwriting or brokerage firms and other bank holding companies and limitations regarding loans obtained from its subsidiaries.

INTERSTATE BANKING AND BRANCHING

     Richmond County, as a savings and loan holding company, is limited under HOLA with respect to its acquisition of a savings association located in a state other than New York. In general, a savings and loan holding company may not acquire an additional savings association subsidiary that is located in a state other than the home state of its first savings association subsidiary unless such an interstate acquisition is permitted by the statutes of such other state. Many states permit such interstate acquisitions if the statutes of the home state of the acquiring savings and loan holding company satisfy various reciprocity conditions. New York is one of a number of states that permit out-of-state bank and savings and loan holding companies to acquire New York savings banks and savings associations.

     In contrast, bank holding companies are generally authorized to acquire banking subsidiaries in more than one state irrespective of any state law restrictions on such acquisitions. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which was enacted on September 29, 1994, permits approval under the BHC Act of the acquisition of a bank located outside of the holding company's home state regardless of whether the acquisition is permitted under the law of the state of the acquired bank. The FRB may not approve an acquisition under the BHC Act that would result in the acquiring holding company controlling more than 10% of the deposits in the United States or more than 30% of the deposits in any particular state.

     In the past, branching across state lines was not generally available to a state bank such as Richmond County Savings. Out-of-state branches of savings banks are authorized under the NYBL, but similar authority does not exist generally under the laws of most other states. The Interstate Banking Act permitted, beginning June 1, 1997, the responsible federal banking agencies to approve merger transactions between banks located in different states, regardless of whether the merger would be prohibited under the law of the two states. The Interstate Banking Act also permitted a state to "opt in" to the provisions of the Interstate Banking Act prior to June 1, 1997, and permitted a state to "opt out" of the provisions of the Interstate Banking Act by adopting appropriate legislation, beginning June 1, 1997, before that date. Accordingly, the Interstate Banking Act permits a bank, such as Richmond County Savings, to acquire branches in a state other than New York unless the other state has opted out of the Interstate Banking Act. The Interstate Banking Act also authorizes de novo branching into another state if the host state enacts a law expressly permitting out-of-state banks to establish such branches within its borders.

     The Interstate Banking Act may facilitate the further consolidation of the banking industry. The effect of the Interstate Banking Act on Richmond County Savings, if any, is likely to occur as banking institutions, state legislators, and bank regulators respond to the new federal regulatory structure. The states will have to establish appropriate corporate law, tax and regulatory structures to adjust to the growth of new interstate banks.

                 DESCRIPTION OF RICHMOND COUNTY CAPITAL STOCK

GENERAL

     The authorized capital stock of Richmond County consists of 75,000,000 shares of Richmond County common stock and 5,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series with such terms and at such times and for such consideration as the Richmond County board determines. As of July 19, 1998, 26,423,550 shares of Richmond County common stock and no shares of Richmond County preferred stock had been issued.

     As of September 30, 1998, 3,699,297 shares of Richmond County common stock had been reserved for issuance pursuant to the Richmond County Incentive Plan.

     The following description contains a summary of all the material features of the capital stock of Richmond County.

COMMON STOCK

     The outstanding shares of Richmond County common stock are fully paid and nonassessable. Except as discussed below, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and have no preemptive rights. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. The common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

     As provided in Richmond County's Certificate of Incorporation, for voting purposes, holders of Richmond County common stock who beneficially own in excess of 10% of the outstanding shares of common stock, are not entitled to any vote in respect of the shares held in excess of the limit and are not treated as outstanding for voting purposes. Richmond County's Certificate of Incorporation authorizes the Richmond County board (1) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (2) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit to supply information to Richmond County to enable the Richmond County board to implement and apply the limit.

     Subject to the preferences of Richmond County preferred stock, holders of Richmond County common stock are entitled to dividends declared by the Richmond County board. In the event of liquidation, common stockholders are entitled to share ratably in all assets remaining after payment of liabilities.

     Richmond County's Certificate of Incorporation and Bylaws provide that the Richmond County board is to be divided into three classes which are to be as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of Richmond County are elected at each special meeting of stockholders. In addition, Richmond County's Bylaws provide that the power to fill vacancies is vested in the Richmond County board. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of Richmond County through an increase in the number of directors on the Richmond County board and the election of designated nominees to fill such newly created vacancies.

PREFERRED STOCK

     Preferred stock may be issued with such designations, powers, preferences and rights as the Richmond County board may from time to time determine. The board can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Richmond County common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Richmond County presently does not have plans to issue preferred stock.

                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS

          Richmond County and Bayonne are both Delaware corporations subject to the provisions of the DGCL. If the merger is completed, the holders of Bayonne common stock, whose rights are currently protected by the DGCL and governed under the Bayonne Certificate of Incorporation and the Bayonne Bylaws will, at the completion of the merger, become stockholders of Richmond County and continue to have rights protected by DGCL Law but governed under the Richmond County Certificate of Incorporation and Richmond County Bylaws. There are no material differences between the rights of the holders of Bayonne common stock and the rights of holders of Richmond County common stock. Copies of such governing instruments of Richmond County and Bayonne are available, without charge, to any person, including any beneficial owner, to whom this document is delivered, on written or oral request, by following the instructions listed under "WHERE YOU CAN FIND MORE INFORMATION."

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following statements contain selected condensed financial information for Richmond County and Bayonne and Ironbound, on an unaudited pro forma condensed combined consolidated basis giving effect to the Bayonne merger and Ironbound merger applying the purchase method of accounting. The purchase method of accounting is described on page __. The pro forma condensed statements of income reflecting the Bayonne merger and Ironbound merger assume the acquisitions of Bayonne and Ironbound were completed on the first day of each of the periods presented. Due to Richmond County, Bayonne and Ironbound having different fiscal year ends, the pro forma condensed statement of income for the year ended June 30, 1998 reflects the combination of each entity's fiscal year end with Richmond County's June 30 year end.

     The unaudited pro forma condensed balance sheet presents the combined financial position of Richmond County and Bayonne as of September 30, 1998. The unaudited pro forma condensed balance sheet reflects (1) the acquisition of Bayonne and the acquisition of Ironbound applying the purchase method of accounting; and (2) certain adjustments that are directly attributable to the Bayonne merger and the Ironbound merger, including allocation of the purchase price for both mergers. The pro forma condensed balance sheet assumes that the acquisitions of Bayonne and Ironbound were completed as of September 30, 1998.


     The unaudited pro forma condensed financial statements have been prepared based upon currently available information and assumptions deemed appropriate by management of Richmond County, Bayonne and Ironbound. This pro forma information may not be indicative of what actual results would have been, nor does such data purport to represent the combined financial results of Richmond County, Bayonne and Ironbound for future periods.

     There may be certain cost savings and/or revenue enhancements that will result from the Bayonne merger and the Ironbound merger. The information furnished in the statements does not reflect either the cost savings or the revenue enhancements that may or may not be achieved.

                        RICHMOND COUNTY FINANCIAL CORP.
                            IRONBOUND BANKCORP, NJ
                           BAYONNE BANCSHARES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                       STATEMENT OF FINANCIAL CONDITION
                                  (UNAUDITED)

                             AT SEPTEMBER 30, 1998
                   (In thousands, except per share amounts)

                                                        --------------------------------------------------------------------------
                                                                                                        RICHMOND
                                                                                                         COUNTY/
                                                         RICHMOND                       PRO FORMA        BAYONNE
                                                          COUNTY         BAYONNE       ADJUSTMENTS      PRO FORMA     IRONBOUND
                                                        --------------------------------------------------------------------------
ASSETS:
  Cash and due from banks...........................     $   22,764       $  3,042      $ (4,862)/(2)/ $    25,025      $     4,070
                                                                                           4,081/(3)/
  Federal funds sold................................          4,200              5                           4,205           12,318
  Securities held-to-maturity.......................             --         11,708           220/(3)/       11,928           43,129
  Securities available for sale, net................        831,670        324,457                       1,156,127           10,718
  Loans receivable:
       Real estate mortgage loans...................        765,799        278,719          (804)/(3)/  1,043,714            38,467
       Other loans..................................         16,679         33,105                         49,784             3,335
       Less allowance for loan losses...............         (7,920)        (3,035)                       (10,955)             (857)
                                                         ----------       --------      --------       ----------          --------
  Total loans receivable, net.......................        774,558        308,789          (804)       1,082,543            40,945
  Federal Home Loan Bank of
    New York stock..................................         20,375         10,511                         30,886                --
  Banking premises and equipment, net...............         13,530          5,524           881/(3)/      19,935             2,601
  Accrued interest receivable.......................         11,514          3,901                         15,415               785
  Excess of cost over fair value of net
       assets acquired and other intangibles........             --             --        28,560/(4)/      28,560                --
  Other real estate owned...........................            340            501                            841               149
  Other assets......................................         13,664          4,219                         17,883               587
                                                         ----------       --------      --------       ----------          --------
       Total assets.................................     $1,692,615       $672,657      $ 28,076       $2,393,348          $115,302
                                                         ==========       ========      ========       ==========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Liabilities:
       Deposits.....................................     $  953,506       $420,749      $   (906)/(3)/ $1,373,349          $102,828
       Borrowings...................................        400,000        146,750         1,832/(3)/     548,582                --

       Accrued expenses and other liabilities.......          9,283         10,006          (380)/(3)/     18,675               945
                                                                                            (234)/(3)/
                                                         ----------       --------      --------       ----------          --------
       Total liabilities............................      1,362,789        577,505           312        1,940,606           103,773
  Stockholders' equity:
       Preferred stock..............................             --             --                             --                --
       Common stock.................................            264             91           (91)/(8)/        360             5,213
                                                                                              96/(2)/          --
       Additional paid-in-capital...................        254,288         60,995       (60,995)/(8)/    379,928             4,301
                                                                                         125,640/(2)/
       Retained earnings-substantially
         restricted.................................        107,529         44,999       (44,999)/(8)/    107,529             2,631
       Unallocated common stock held
         by the ESOP................................        (33,274)        (4,081)        4,081/(8)/     (33,274)               --
       Unamortized Management Retention
         Plan shares................................             --         (2,987)        2,987/(8)/      (2,820)               --
                                                                                          (2,820)/(3)/         --
       Treasury stock...............................             --             --                             --              (672)

  Comprehensive income:
       Unrealized gain (loss) on
         securities available-for-sale,
         net of taxes...............................          1,019         (3,865)        3,865/(8)/       1,019                56
                                                         ----------       --------      --------       ----------          --------
  Total stockholders' equity........................        329,826         95,152        27,764          452,742            11,529
  Total liabilities and stockholders'
       equity.......................................     $1,692,615       $672,657      $ 28,076       $2,393,348          $115,302
                                                         ==========       ========      ========       ==========          ========

                                                        ----------------------------------------------
                                                                                 ALL COMBINED
                                                         PRO FORMA               TRANSACTIONS
                                                         ADJUSTMENTS              PRO FORMA
                                                        ----------------------------------------------
ASSETS:
  Cash and due from banks...........................     $ (2,031)/(5)/           $   27,064
  Federal funds sold................................                                  16,523
  Securities held-to-maturity.......................           92/(6)/                55,149
  Securities available for sale, net................                               1,166,845
  Loans receivable:
       Real estate mortgage loans...................         (250)/(6)/            1,081,931
       Other loans..................................                                  53,119
       Less allowance for loan losses...............                                 (11,812)
                                                         --------                 ----------
  Total loans receivable, net.......................         (250)                 1,123,238
  Federal Home Loan Bank of
    New York stock..................................                                  30,886
  Banking premises and equipment, net...............          100/(6)/                22,636
  Accrued interest receivable.......................                                  16,200
  Excess of cost over fair value of net
       assets acquired and other intangibles........       16,130/(7)/                44,690
  Other real estate owned...........................                                     990
  Other assets......................................                                  18,470
                                                         --------                 ----------
       Total assets.................................     $ 14,041                 $2,522,691
                                                         ========                 ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Liabilities:
       Deposits.....................................     $    (69)/(6)/           $1,476,108
       Borrowings...................................                                 548,582

       Accrued expenses and other liabilities.......            4/(6)/                19,624
                                                                                          --
                                                         --------                 ----------
       Total liabilities............................          (65)                 2,044,314
  Stockholders' equity:
       Preferred stock..............................                                      --
       Common stock.................................       (5,213)/(8)/                  374
                                                               14/(5)/
       Additional paid-in-capital...................       (4,301)/(8)/              405,549
                                                           25,621/(5)/
        Retained earnings-substantially
         restricted.................................       (2,631)/(8)/              107,529
       Unallocated common stock held
         by the ESOP................................                                 (33,274)
       Unamortized Management Retention
         Plan shares................................                                  (2,820)
                                                                                          --
       Treasury stock...............................          672/(8)/                    --
  Comprehensive income:
       Unrealized gain (loss) on
         securities available-for-sale,
         net of taxes...............................          (56)/(8)/                1,019
                                                         --------                 ----------
       Total stockholders' equity...................       14,106                    478,377
  Total liabilities and stockholders'
       equity.......................................     $ 14,041                 $2,522,691
                                                         ========                 ==========

     See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS."

                        RICHMOND COUNTY FINANCIAL CORP.
                            IRONBOUND BANKCORP, NJ
                           BAYONNE BANCSHARES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF INCOME

                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998
                   (In thousands, except per share amounts)

                                            ------------------------------------------------------------------------------------
                                                                                                    RICHMOND
                                                                                                     COUNTY/
                                                 RICHMOND                       PRO FORMA            BAYONNE
                                                  COUNTY        BAYONNE        ADJUSTMENTS          PRO FORMA        IRONBOUND
                                            ------------------------------------------------------------------------------------
Interest income.............................    $    27,662    $   11,137             (2)/(9)/      $    38,797       $    1,950
Interest expense............................         12,599         6,735            (58)/(9)/           19,391              697
                                                -----------    ----------        -------            -----------       ----------
Net interest income.........................         15,063         4,402            (60)                19,406            1,253
Provision for loan losses...................            750            75             --                    825               --
                                                -----------    ----------        -------            -----------       ----------
Net interest income after
  provision for loan losses.................         14,313         4,327            (60)                18,581            1,253
Non-interest income.........................          1,844           538             --                  2,382              172
Non-interest expense........................          7,632         2,768            476/(4)//(11)/      10,876              902
                                                -----------    ----------        -------            -----------       ----------
Income before income taxes..................          8,525         2,097           (536)                10,087              523
Provision for income taxes..................          3,171           776            (18)                 3,929/(12)/        186
                                                -----------    ----------        -------            -----------       ----------
Net income..................................    $     5,354    $    1,321        $  (518)           $     6,158       $      337
                                                ===========    ==========        =======            ===========       ==========
Weighted average shares outstanding:
     Basic..................................     24,362,800     9,041,000                            33,938,302          997,158
     Diluted................................     24,362,800     9,174,637                            34,078,621        1,031,527
Earnings per share:
     Basic..................................    $      0.22    $     0.15                           $      0.18       $     0.34
     Diluted................................    $      0.22    $     0.15                           $      0.18       $     0.34

                                             ---------------------------------------
                                                                ALL COMBINED
                                              PRO FORMA         TRANSACTIONS
                                             ADJUSTMENTS         PRO FORMA
                                             ---------------------------------------
Interest income.............................     $(28)/(10)/        $    40,719
Interest expense............................       (2)(10)               20,086
                                             --------               -----------
Net interest income.........................      (26)                   20,633
Provision for loan losses...................       --                       825
                                             --------               -----------
Net interest income after
  provision for loan losses.................      (26)                   19,808
Non-interest income.........................       --                     2,554
Non-interest expense........................      269/(7)//(11)/         12,047
                                             --------               -----------
Income before income taxes..................     (295)                   10,315
Provision for income taxes..................     (178)                    3,937/(12)/
                                             --------               -----------
Net income.................................. $   (117)              $     6,378
                                             ========               ===========
Weighted average shares outstanding:
     Basic..................................                         35,384,181
     Diluted................................                         35,558,869
Earnings per share:
     Basic..................................                        $      0.18
     Diluted................................                        $      0.18

     See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS."

                        RICHMOND COUNTY FINANCIAL CORP.
                            IRONBOUND BANKCORP, NJ
                           BAYONNE BANCSHARES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED JUNE 30, 1998
                   (In thousands, except per share amounts)

                                            ----------------------------------------------------------------------------------
                                                                                                 RICHMOND
                                                                                                  COUNTY/
                                              RICHMOND                     PRO FORMA              BAYONNE
                                               COUNTY        BAYONNE      ADJUSTMENTS            PRO FORMA       IRONBOUND
                                            ----------------------------------------------------------------------------------
Interest income............................ $    86,754     $   40,860        $    (9)/(9)/     $   127,605       $    7,695
Interest expense...........................      37,512         24,872            229/(9)/           62,613            2,610
                                            -----------     ----------        -------           -----------       ----------
Net interest income........................      49,242         15,988           (238)               64,992            5,085
Provision for loan losses..................       2,200            180             --                 2,380               --
                                            -----------     ----------        -------           -----------       ----------
Net interest income after
 provision for loan losses.................      47,042         15,808           (238)               62,612            5,085
Non-interest income........................       3,601          1,343             --                 4,944              723
Contribution to the Foundation.............      19,558             --             --                19,558               --
Non-interest expense.......................      24,488         10,170          1,904                36,562            3,843
                                            -----------     ----------        -------           -----------       ----------
Income before income taxes.................       6,597          6,981         (2,142)               11,436            1,965
Provision (benefit) for income taxes.......       2,071          2,602           (484)                4,189/(12)/        705
                                            -----------     ----------        -------           -----------       ----------
Net income................................. $     4,526     $    4,379        $(1,658)          $     7,247       $    1,260
                                            ===========     ==========        =======           ===========       ==========
Weighted average shares outstanding:
 Basic.....................................  24,328,143      8,865,966                           33,903,645        1,035,461
 Diluted...................................  24,328,143      8,963,512                           34,006,069        1,058,163
Earnings (loss) per share:
 Basic.....................................      $(0.16)         $0.49                                $0.21       $     1.22
 Diluted...................................      $(0.16)         $0.49                                $0.21       $     1.19


                                            -----------------------------------
                                                                 ALL  COMBINED
                                              PRO FORMA          TRANSACTIONS
                                             ADJUSTMENTS          PRO FORMA
                                            -----------------------------------
   ........................................
Interest income............................   $    (110)/(10)/    $   135,190
Interest expense...........................          (9)/(10)/         65,214
                                              ---------           -----------
Net interest income........................        (101)               69,976
Provision for loan losses..................          --                 2,380
                                              ---------           -----------
Net interest income after
 provision for loan losses.................        (101)               67,596
Non-interest income........................          --                 5,667
Contribution to the Foundation.............          --                19,558
Non-interest expense.......................       1,075                41,480
                                              ---------           -----------
Income before income taxes.................      (1,176)               12,225
Provision (benefit) for income taxes.......        (457)                4,177/(12)/
                                              ---------           -----------
Net income.................................   $    (719)          $     8,048
                                              =========           ===========
Weighted average shares outstanding:
 Basic.....................................                        35,349,524
 Diluted...................................                        35,474,650
Earnings (loss) per share:
 Basic.....................................                       $      0.23
 Diluted...................................                       $      0.23

     See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS."

                        RICHMOND COUNTY FINANCIAL CORP.
                           BAYONNE BANCSHARES, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(1)  Basis of Presentation

     The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements as of September 30, 1998 has been prepared as if the Bayonne merger had been consummated on that date. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the fiscal year ended June 30, 1998 and the three months ended September 30, 1998 were prepared as if the Bayonne merger and the Ironbound merger had been consummated on July 1, 1997. The Unaudited Pro Forma Combined Condensed Financial Statements are based on the historical financial statements of Richmond County, Bayonne and Ironbound after giving effect to the Bayonne merger and the Ironbound merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

     Assumptions relating to the pro forma adjustments set forth in the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are summarized as follows:

          Estimated fair values - Estimated fair values for securities held-to-maturity, loans, deposits and borrowings were obtained from Bayonne's 1998 Annual Report to Stockholders -- Footnote number 15 of "Notes to Consolidated Financial Statements" -- Fair Value of Financial Instruments and Ironbound's 1997 Annual Report to Stockholders -- Footnote 11 of "Notes to Consolidated Financial Statements" -- Fair Value of Financial Instruments. The resulting net discount/premium on securities held-to-maturity and loans, respectively, for purposes of these pro forma financial statements, is being accreted/amortized to interest income on a straight-line basis over four and ten years, respectively. The actual discount/ premium will be accreted/amortized to interest income to produce a constant yield to maturity. The resulting net premium and discount on deposits and borrowings, respectively, is being amortized/accreted into interest expense on a straight-line basis over the remaining estimated lives of five years.

(2) The cost to acquire Bayonne has been allocated as described in the table below:

     Value of Richmond County common stock issued to acquire Bayonne common stock (assumes 9,119,526 shares of Bayonne common stock multiplied by 1.05 and the price per share of $13.131, the closing average price of Richmond County common stock for the five day period before and after the announcement of the amendments to the merger agreement).......  $125,736
     Acquisition - related costs:
         Transaction costs incurred by Richmond County......................................     2,700
         Severance and other payouts to Bayonne employees, net of tax.......................     2,162
                                                                                              --------
     Total acquisition - related costs......................................................     4,862
                                                                                              --------

         Total costs........................................................................  $130,598
                                                                                              ========

(3) Purchase accounting adjustments recorded for the Bayonne transaction were as follows:

     Bayonne net assets-historical at September 30, 1998...............................................   $  95,152
       Adjustments to Bayonne's statement of condition:
         Termination of the Bayonne ESOP (Payoff of intercompany
           loan payable)...............................................................................       4,081
         Termination of the Bayonne ESOP (Payoff of loan payable with third
           party)......................................................................................         380
         Merging of the Bayonne 1995 RRP shares into the Richmond County
           Management Retention Plan Trust.............................................................       2,820
       Fair value adjustments:
         Securities held-to-maturity...................................................................         220
         Loans receivable..............................................................................        (804)
         Premises and equipment, net...................................................................         881
         Deposits......................................................................................         906
         Borrowings....................................................................................      (1,832)
                                                                                                          ---------
       Subtotal - net fair value adjustments...........................................................        (629)
       Tax effects of fair value adjustments...........................................................         234
                                                                                                          ---------
       Total net adjustments to net assets acquired....................................................       6,886
                                                                                                          ---------
       Net assets acquired.............................................................................   $ 102,038
                                                                                                          =========

(4) Excess of cost over fair value of net assets acquired for the merger was calculated as follows:

     Total cost.......................................................................................   $ 130,598
     Net assets acquired..............................................................................    (102,038)
                                                                                                         ---------
     Total excess of cost over fair value of net assets acquired
       generated from the merger......................................................................   $  28,560
                                                                                                         =========

(5) The cost to acquire Ironbound has been allocated as described in the table below:

     Value of Richmond County common stock issued to acquire Ironbound common stock (assumes 997,158 shares of Ironbound common stock multiplied by 1.45 and the price per share of $17.73, the closing average price of Richmond County common stock for the five day period before and after the announcement of the Ironbound merger)..................  $  25,635
     Acquisition - related costs:
       Transaction costs incurred by Richmond County...................................................        675
       Severance and other payouts to Ironbound employees..............................................      1,356
                                                                                                         ---------
     Total acquisition - related costs.................................................................      2,031
                                                                                                         ---------

        Total costs....................................................................................  $  27,666
                                                                                                         =========

(6) Purchase accounting adjustments recorded for the Ironbound merger were as follows:

     Ironbound net assets-historical at September 30, 1998.............................................  $ 11,529
       Fair value adjustments:
          Securities held-to-maturity..................................................................        92
          Loans receivable.............................................................................      (250)
          Premises and equipment, net..................................................................       100
          Deposits.....................................................................................        69
                                                                                                         --------
       Subtotal - net fair value adjustments...........................................................        11
       Tax effects of fair value adjustments at 37.2%..................................................        (4)
                                                                                                         --------
       Total net adjustments to net assets acquired....................................................         7
                                                                                                         --------
       Net assets acquired.............................................................................  $ 11,536
                                                                                                         ========

(7) Excess of cost over fair value of net assets acquired for the Ironbound merger was calculated as follows:

     Total cost........................................................................................  $ 27,666
     Net assets acquired...............................................................................   (11,536)
                                                                                                         --------
     Total excess of cost over fair value of net assets acquired generated from the Ironbound merger............................................................  $ 16,130
                                                                                                         ========

(8) Purchase accounting adjustments to eliminate Bayonne's and Ironbound's stockholders' equity accounts.

(9) Pro forma adjustments to interest income and interest expense were calculated for the merger as follows:

                                                                             For The             For The
                                                                           Fiscal Year         Fiscal Year
                                                                              Ended               Ended
                                                                          June 30, 1998     September 30, 1998
                                                                         ---------------   --------------------
     Reduction in interest income for cash utilized
       for transaction costs (based on an
       average annual rate of 5.49%)..................................       $   (34)            $    (8)
     Amortization of premium on fixed assets (20 years)...............           (55)                (14)
     Accretion of discount on loans (10 years)........................            80                  20
                                                                             -------             -------
       Total net adjustments to
         interest income..............................................       $    (9)            $    (2)
                                                                             =======             =======

     Amortization of premium on fixed assets (20 years)...............       $    44             $    11
     Accretion of discount on deposits (5 years)......................          (181)                (45)
     Amortization of premium on borrowings (5 years)..................           366                  92
                                                                             -------             -------
       Total net adjustments to
         interest expense.............................................       $   229             $    58
                                                                             =======             =======

(10) Pro forma adjustments to interest income and interest expense were calculated for the Ironbound merger as follows:

                                                                             For The             For The
                                                                           Fiscal Year         Fiscal Year
                                                                              Ended               Ended
                                                                          June 30, 1998     September 30, 1998
                                                                         ---------------   --------------------
     Reduction in interest income for cash utilized
       for transaction costs (based on an
       average annual rate of 5.49%)..................................       $  (112)            $   (28)
     Amortization of premium on fixed assets (4 years)................           (23)                 (6)
     Accretion of discount on loans (10 years)........................            25                   6
                                                                             -------             -------
       Total net adjustments to
         interest income..............................................       $  (110)            $   (28)
                                                                             =======             =======

     Amortization of premium on fixed assets (20 years)...............       $     5             $     1
     Accretion of discount on deposits (5 years)......................           (14)                 (3)
                                                                             -------             -------
       Total net adjustments to
         interest expense.............................................       $    (9)            $    (2)
                                                                             =======             =======

(11) The amortization of the excess of cost over the fair value of net assets acquired for the merger and Ironbound merger is assumed straight-line over a period of 15 years.


(12) Income tax expense was calculated using Richmond County's actual three months ended September 30, 1998 and fiscal year ended June 30, 1998 effective tax rates of 37.2% and 31.4%, respectively, adjusted for the non-deductibility of the amortization charge of the excess of cost over fair value of net assets acquired.


(13) Basic earnings per share is calculated by dividing net income since the Richmond County Savings conversion on February 18, 1998 by the weighted average number of common shares outstanding. Diluted earnings per common share is circulated using the same method as basic earnings per common share, but reflects potential dilution of common stock equivalents. Basic and diluted weighted average number of common stock and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using Richmond County's historical weighted average common stock and common stock equivalents plus 9,575,502 and 1,445,879, and common stock equivalents, when dilutive, issued to Bayonne and Ironbound stockholders, respectively, under the terms of the Bayonne merger and the Ironbound merger.

(14) The following table summarizes the estimated impact of the amortization and accretion of the purchase accounting adjustments made in connection with the Bayonne merger and Ironbound merger on Richmond County's results of operations for the five years:


       PROJECTED FUTURE
         AMOUNTS FOR
             THE                    EXCESS OF COST
         FISCAL YEARS              OVER FAIR VALUE               NET                NET DECREASE
            ENDED                   OF NET ASSETS            (ACCRETION)             IN INCOME
           JUNE 30,                   ACQUIRED              AMORTIZATION            BEFORE TAXES
     -------------------         -------------------       ---------------         --------------
     1999                               $ 2,979                   $   193                 $ 3,172
     2000                                 2,979                       193                   3,172
     2001                                 2,979                       193                   3,172
     2002                                 2,979                       193                   3,172
     2003                                 2,979                       115                   3,094
     2004 and thereafter                 29,796                    (1,505)                 28,291
                                        -------                   -------                 -------

                                        $44,691                   $  (618)                $44,073
                                        =======                   =======                 =======

          ADDITIONAL MATTERS TO BE CONSIDERED AT THE BAYONNE MEETING

    PROPOSAL NO. 2 FOR BAYONNE STOCKHOLDERS:  ELECTION OF BAYONNE DIRECTORS

     The Bayonne board currently consists of six directors and is divided into three classes. Each of the six members of the Bayonne board also presently serves as a director of First Savings. Mr. Sam P. Lamparello, who served as a director of both Bayonne and First Savings, passed away in February 1998. The Bayonne board subsequently reduced the size of the Bayonne board from seven to six members. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

     The two nominees proposed for election at the meeting are Patrick F.X. Nilan and Joseph L. Wisniewski. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and Bayonne.

     In the event that any such nominee is unable to serve, or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Bayonne board. The Bayonne board has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE NOMINEES IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED BY THE BAYONNE BOARD.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN THIS DOCUMENT.

INFORMATION WITH RESPECT TO THE NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS OF BAYONNE

     The following table lists, as of the Bayonne record date, the names of the nominees and continuing directors of Bayonne; their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each became a director and the year in which their terms (or in the case of the nominees, their proposed terms), as director of Bayonne expire. The table also lists the amount of Bayonne common stock and the percent thereof beneficially owned by each director and all directors and executive officers as a group as of the Bayonne record date.

NAME AND PRINCIPAL                                                    EXPIRATION OF
OCCUPATION AT PRESENT                                      DIRECTOR      TERM AS
AND FOR PAST FIVE YEARS                              AGE  SINCE/(1)/     DIRECTOR
-----------------------                              ---  ----------  -------------
NOMINEES

Patrick F.X. Nilan                                    68     1963          2001
  Chairman of the Board of Bayonne and First
  Savings.  Mr. Nilan served as President and
  Chief Executive Officer of First Savings until
  his retirement in June 1997.

Joseph L. Wisniewski                                  67     1967          2001
  Retired Senior Vice President of First Savings.
  Mr. Wisniewski was employed by First Savings
  in various capacities from 1956 until his
  retirement in August 1996.

CONTINUING DIRECTORS

James F. Sisk                                         59     1983          2000
  Mr. Sisk was the Public Safety Director of the
  City of Bayonne until June 1998.  He served as
  the Chief of Police of the City of Bayonne until
  1996.

Patrick D. Conaghan                                   61     1986          1999
  Partner in the law firm of Conaghan & Conaghan.

Frederick G. Whelpley                                 77     1973          1999
  Retired Chief Executive Officer of Bayonne
  Hospital.

Michael A. Nilan                                      34     1997          1999
  President and Chief Executive Officer of
  Bayonne since February 1997 and First Savings
  since July 1997.  Mr. Nilan was employed by
  First Savings in various capacities prior to
  assuming the positions of President and Chief
  Executive Officer of Bayonne and First Savings.


NAME AND PRINCIPAL                                                      EXPIRATION OF
OCCUPATION AT PRESENT                                        DIRECTOR      TERM AS
AND FOR PAST FIVE YEARS                                AGE  SINCE/(1)/     DIRECTOR
-----------------------                                ---  ----------  -------------
NAMED EXECUTIVE OFFICERS
WHO ARE NOT DIRECTORS

Eugene V. Malinowski, C.P.A.                            58      --            --
 Vice President and Chief Financial Officer of
  Bayonne and First Savings.  Prior to joining First
  Savings, Mr. Malinowski was Vice President,
  Chief Operating Officer and Chief Financial
  Officer of a long distance telephone reseller,
  and prior to that was Executive Vice President
  and Chief Financial Officer of a commercial bank.

_______________________
(1) Includes years of service as a Director of First Savings.

COMPENSATION COMMITTEE AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

   Michael A. Nilan, President and Chief Executive Officer of Bayonne and First Savings, participated in deliberations of the Compensation Committee of the Bayonne board concerning executive officer compensation during the past fiscal year. Additionally, Patrick F.X. Nilan, who retired as President and Chief Executive Officer of First Savings during fiscal 1998, also participated in deliberations concerning executive officer compensation. Neither Michael A. Nilan nor Patrick F.X. Nilan participated in deliberations concerning their own individual compensation for fiscal 1998.

DIRECTORS' COMPENSATION

   DIRECTORS' FEES. In connection with Bayonne's second-step conversion, and as a result of the transition to operating as a publicly owned company, the Bayonne board determined to restructure the compensation of directors to emphasize stock-based incentives and reduce the reliance on cash-based compensation. Accordingly, in 1997, the Bayonne board reduced the quarterly retainer for non-employee directors by 50% and the fees paid to non-employee directors for each meeting attended by 33 1/3%. Non-employee directors presently receive $1,000 for each board of directors meeting attended, plus a $3,000 retainer each quarter. The Chairman of the Board receives $1,330 for each board of directors meeting attended, plus a quarterly retainer of $3,750. Non-employee directors serving on the Asset/Liability Committee and the Audit Committee are paid $250 for each meeting attended, and non-employee directors serving on the Security and Investment Committee are paid $500 monthly.

   In 1987, First Savings, prior to its reorganization into the mutual holding company form of organization, entered into annuity compensation agreements with each of First Savings' current directors. First Savings paid all of its obligations under the agreements in 1987, and therefore, the agreements do not represent a current expense for First Savings. Pursuant to the agreements, First Savings currently pays each outside director an annual benefit of $16,000. The payments will continue to be made over the lifetime of each outside director with no fewer than 120 monthly payments, which commenced in 1992, to be made to each director or his beneficiary, and are in addition to other fees received by directors. These agreements are fully funded by Presidential Life Insurance Company and First Savings is a mere conduit for payments to each outside director.

   CONSULTING AGREEMENT. Bayonne and Patrick F.X. Nilan entered into a three year consulting agreement subsequent to Mr. Nilan's retirement as President and Chief Executive Officer of First Savings. Under the agreement, Mr. Nilan will provide advice with respect to all areas in which Bayonne or First Savings does business and in which Mr. Nilan has special knowledge, skill and expertise, utilize his business and industry contacts to assist with the implementation of First Savings' business plan, represent Bayonne and First Savings at civic and community functions, and advise Bayonne and First Savings on strategic planning matters, government affairs, industry trends and economic factors affecting First Savings' business and future prospects. Mr. Nilan is paid a fee of $100,000 annually for his services.

   INCENTIVE PLAN. Bayonne's stockholders approved the Bayonne Incentive Plan under which all directors of Bayonne and First Savings are eligible to receive stock-based compensation awards. Under the Bayonne Incentive Plan, each outside director of Bayonne and First Savings was granted non-statutory stock options to purchase 24,346 shares of Bayonne common stock with "limited rights", and awards of 9,738 shares of Bayonne common stock on April 27, 1998, which vest in five equal installments commencing April 27, 1999. The limited rights provide, in the event of a change in control, a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Bayonne common stock subject to the option on the date of exercise, less any applicable tax withholding. The non-statutory stock option awards vest in five equal annual installments commencing on April 27, 1999, and have an exercise price of $16.31. All options granted under the Bayonne Incentive Plan expire ten years from the date of grant. In the event an outside director ceases service due to death or disability, all directors' awards will immediately vest or become exercisable and all stock options will remain exercisable for a period of three years.

EXECUTIVE COMPENSATION

   Unless specifically stated, the report of the Compensation Committee of Bayonne and the stock performance graph have not, are not, and will not, be filed under the Securities Act.

   COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. Under rules established by the SEC, Bayonne is required to provide certain data and information in regard to the compensation and benefits provided to Bayonne's Chief Executive Officer and other executive officers of Bayonne for the fiscal year ended March 31, 1998. The disclosure requirements for the Chief Executive Officer and other executive officers include a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals.

   The following policies and procedures were utilized to determine executive compensation levels for fiscal 1998. As a result of the second-step conversion and other operational changes, subjective qualitative measures were more heavily relied upon by the compensation committee than quantitative measures.

   COMPENSATION POLICIES AND PROCEDURES. The Compensation Committee consists of the entire Bayonne board. It is responsible for administering the compensation and benefit programs for the executive officers and employees of Bayonne and First Savings and to make recommendations regarding the amount and composition of compensation paid to the executive officers. Members of the committee who are employees of Bayonne or First Savings, however, do not participate in the committee's determination of their own compensation package.

   The committee's goal is to establish executive compensation policies that:


    .    Link the interests of management and stockholders;

    . Link executive compensation with the long-term performance of Bayonne and its subsidiaries;

    .    Attract, retain and reward highly qualified and productive persons;

    .    Link compensation to individual performance; and

    . Establish compensation levels that are internally equitable and externally competitive with comparable financial institutions.

    The compensation program developed by the committee to achieve these goals consists primarily of:

     .    a base salary;

     .    an annual bonus; and

     . stock-based compensation. In addition, executive officers participate in other benefit plans available to all employees, including a retirement plan, the Bayonne ESOP, and the Bayonne 401(k) Plan.

     As a result of Bayonne's second-step conversion into the stock holding company structure, the committee revised the executive compensation policies to reflect the status of Bayonne as a public company. The committee believes that the compensation policies it has established contributed to the success of Bayonne in making the transition to a publicly owned company, as well as to the increase in net income and earnings per share, recorded by Bayonne for the year ended March 31, 1998.

     BASE SALARY. The committee annually reviews and evaluates base salary for all executive officers, and in conducting such reviews places primary consideration upon First Savings' overall objectives and performance, peer group comparisons and individual performance. In addition, salary levels reflect an individual officer's responsibilities and experience and the committee's evaluation of competitive marketplace conditions.

     Salary levels recommended by the committee are intended to be consistent and competitive with the practices of comparable financial institutions and each executive's level of responsibility. The committee generally utilizes internal and/or external surveys of compensation paid to executive officers performing similar duties for depository institutions and their holding companies with particular focus on the level of compensation paid by comparable institutions in the metropolitan New York region. For the fiscal year ended March 31, 1998, the committee utilized an internal survey prepared by an independent compensation consultant.

     Although the committee's recommendations are discretionary and no specific formula is used for decision making, salary determinations reflect the overall performance of Bayonne and First Savings and the performance of the individual executive officer. In addition, for the fiscal year ended March 31, 1998, the committee gave consideration to the adjustments required to be made by each executive officer in response to the transition of Bayonne to a publicly owned entity in determining the appropriate salary levels.

     ANNUAL INCENTIVES. In determining annual bonus awards, the committee considers the entire compensation package of each executive officer. Although all determinations by the committee regarding bonuses paid to executive officers are discretionary and no specific formula is used for awarding bonuses, the primary factors considered include the profitability of Bayonne and First Savings, the level of responsibility of each executive officer and their contribution to the financial performance of Bayonne and First Savings. No particular weighting of the factors considered by the compensation committee is used to calculate bonuses.

     STOCK-BASED COMPENSATION. Bayonne maintains stock benefit plans, discussed in more detail below, for the purpose of providing long-term incentives to its employees, including executive officers, through the award of stock options and restricted stock awards. The committee believes that stock options and restricted stock awards align the interests of management with stockholders because the executive officers receive value if the market value of the Bayonne common stock increases. Under Bayonne's stock option plans, the exercise price of options granted to executive officers is equal to or greater than the market value of the Bayonne common stock on the date of grant. Therefore, the options have value only to the extent the share price of the Bayonne common stock increases. Furthermore, although the committee has discretion to determine the terms of options and stock awards granted to executive officers and other employees of Bayonne and First Savings, options and stock awards granted under Bayonne's plans typically vest in equal annual installments over a period of five years, which provides incentive to management to maximize both short-term and long-term stockholder value. The committee considered past awards of stock options and restricted stock awards, as well as possible future awards, in determining the overall compensation package of each executive officer.

     BAYONNE 1995 STOCK OPTION PLAN. During the fiscal year ended March 31, 1996, First Savings adopted the Bayonne 1995 Stock Option Plan, which was subsequently adopted by Bayonne. Subsequent to the adoption of the Bayonne 1995 Stock Option Plan, all of the executive officers of First Savings received grants of options to purchase shares of First Savings common stock, which options commenced vesting in equal annual installments of 20% on August 9, 1996. Upon consummation of the second-step conversion, Bayonne adopted the Bayonne 1995 Stock Option Plan and each option to purchase First Savings common stock under such plan was exchanged for 2.933 options to purchase Bayonne common stock. The compensation committee did not make any additional awards under the Bayonne 1995 Stock Option Plan during fiscal 1998.

     BAYONNE 1995 RRP. First Savings adopted the Bayonne 1995 RRP and made awards of restricted stock to all of the executive officers of First Savings in July 1995. The awards commenced vesting in equal annual installments of 20% on July 28, 1996. Upon completion of the second-step conversion, Bayonne adopted the Bayonne 1995 RRP, and all previously awarded, but unvested shares of First Savings common stock and any shares that had not yet been awarded were converted into 2.933 shares of Bayonne common stock. The committee did not make any additional awards under the Bayonne 1995 RRP during fiscal 1998.

     BAYONNE INCENTIVE PLAN. Due in part to Bayonne's transition to a publicly owned company and the desire of the Bayonne board to link executive compensation to the performance of the Bayonne common stock, the Bayonne board adopted the Bayonne Incentive Plan, which the stockholders approved on March 27, 1998. Pursuant to the Bayonne Incentive Plan, executive officers and other employees of Bayonne and First Savings are eligible to receive grants of stock options to purchase shares of Bayonne common stock with limited rights and stock awards. Subject to certain adjustments to prevent dilution of stock options and stock awards granted to participants, the maximum number of shares reserved for purchase pursuant to the exercise of options and option-related awards that may be granted under the Bayonne Incentive Plan is 486,919 shares. The maximum number of the shares reserved for stock awards is 194,768 shares.

     A committee of non-employee directors of Bayonne makes awards under the Bayonne Incentive Plan and determines the terms of all awards. Options granted may be intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Incentive stock options afford tax benefits to the recipient upon compliance with certain conditions set forth in the Internal Revenue Code and do not result in tax deductions for Bayonne. The limited rights provide, in the event of a change in control, a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Bayonne common stock subject to the option on the date of exercise, less any applicable tax withholding. In no event may options be exercised more than ten years from the date of grant. The committee of outside directors that administers the Bayonne Incentive Plan may condition the vesting of options and stock awards granted under the plan on the attainment of predetermined performance goals.

     No awards were made under the Bayonne Incentive Plan during fiscal 1998. Prior to granting awards under the Bayonne Incentive Plan, Bayonne retained an independent compensation consultant to review the current compensation of executive officers and to make recommendations as to awards to such officers under the Incentive Plan. Following review and consideration of the compensation consultant's report, the committee determined on April 27, 1998, to grant both stock options and stock awards pursuant to the Bayonne Incentive Plan to certain executive officers of Bayonne and First Savings. All of the stock options and stock awards initially granted will vest in equal annual installments of 20% commencing on April 27, 1999.

     CHIEF EXECUTIVE OFFICER. Michael A. Nilan entered into an employment agreement with First Savings during fiscal 1998 that provides for a base salary of $150,000. In addition, Mr. Nilan was paid a bonus of $2,000 for fiscal 1998 and participated in the benefit plans available to all officers and employees of Bayonne and First Savings. No specific formula was used in connection with the Compensation Committee's decisions regarding Mr. Nilan's base salary, bonus and other compensation, nor did the committee set specified compensation levels based on the achievement of particular quantifiable objectives or financial goals of Bayonne and First Savings.
Rather, the committee considered the overall financial performance of Bayonne and First Savings, the responsibilities and experience of Mr. Nilan and the individual contributions made by Mr. Nilan. Specifically, the factors considered by the committee in determining Mr. Nilan's overall compensation package included:

     .    The profits recorded by Bayonne and First Savings for fiscal year
          1998;

     .    The increase in the market value of Bayonne's common stock;

     . The successful implementation of Bayonne's strategic business plan and the continued operation of First Savings in a safe and sound manner;

     . Actions taken by Mr. Nilan to facilitate the transition of Bayonne to a publicly owned entity; and

     . Mr. Nilan's active participation on behalf of Bayonne and First Savings in civic and community events.


                           THE COMPENSATION COMMITTEE

                               Patrick F.X. Nilan
                              Joseph L. Wisniewski
                                 James F. Sisk
                              Patrick D. Conaghan
                             Frederick G. Whelpley
                              Michael A. Nilan

      SUMMARY COMPENSATION TABLE. The following table shows, for the year ended March 31, 1998, the cash compensation paid, as well as certain other compensation paid or accrued for that year to the Chief Executive Officers of Bayonne and by the next four most highly compensated officers of Bayonne and First Savings in fiscal year 1998. No other executive officer of Bayonne or First Savings earned and/or received salary and bonus in excess of $100,000 in fiscal year 1998.


                                                                                      LONG-TERM COMPENSATION
                                                    ANNUAL                     -----------------------------------
                                               COMPENSATION/(1)/                        AWARDS             PAYOUTS
                                     ---------------------------------------   -------------------------- ---------
                                                                   OTHER        RESTRICTED    SECURITIES
                                                                   ANNUAL         STOCK       UNDERLYING     LTIP      ALL OTHER
NAME AND                     FISCAL   SALARY        BONUS       COMPENSATION      AWARDS      OPTIONS/SARS  PAYOUTS   COMPENSATION
PRINCIPAL POSITIONS           YEAR   ($)/(1)/        ($)              ($)        ($)/(2)/       (#)/(3)/      ($)        ($)
---------------------------  ------------------------------------------------------------------------------------------------------
Michael A. Nilan/(5)/......    1998   $ 150,000      $ 2,000         --           --            --            --      $82,229/(4)/
President and Chief            1997      99,000        5,000         --           --            --            --       36,354
Executive Officer

Patrick F.X. Nilan.........    1998   $ 217,625  $       ---         --           --            --            --      $98,229/(4)/
Chairman of Bayonne and        1997     470,000       37,500         --           --            --            --       82,008
First Savings; former          1996     432,597       75,000         --         176,540        33,950         --       38,203
President and
Chief Executive Officer of
First Savings

Eugene V. Malinowski.......    1998   $ 116,000      $10,000         --           --            --            --      $  --
Vice President and Chief
 Financial Officer

-----------------
(1) Includes compensation deferred at the election of the officer pursuant to the Bayonne 401(k) Plan. Salary for Patrick F.X. Nilan includes $106,250 received for services as President and Chief Executive Officer of First Savings through June 30, 1997, $36,375 in directors fees, and $75,000 in fees for services as a consultant to Bayonne and First Savings.

(2) Messrs. Michael A. and Patrick F.X. Nilan were awarded 2,852 and 13,580 shares of First Savings common stock , respectively, pursuant to the Bayonne
    1995 RRP.   The awards were granted on July 28, 1995, and had a fair market value of $13.00, based upon the closing price per share of First Savings common stock on the date of grant. Awards granted under the Bayonne 1995 RRP vest in equal installments at a rate of 20% per year commencing on July 28, 1996, unless otherwise determined by the Bayonne board. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control. Upon consummation of the second-step conversion, Bayonne adopted the Bayonne 1995 RRP as a plan of Bayonne and issued Bayonne common stock in lieu of First Savings common stock to the Bayonne 1995 RRP in accordance with its terms. As of the effective date of the second-step conversion, rights outstanding under the Plan were assumed by Bayonne and constitute rights only for shares of Bayonne common stock, with each such right being for a number of shares of Bayonne common stock equal to the number of shares of First Savings common stock that were available thereunder immediately prior to such effective date multiplied by the exchange ratio of 2.933. The price of each right has been adjusted to reflect the Plan exchange ratio so that the aggregate purchase price of the right is unaffected, but there is no change in the other terms and conditions of the rights. Accordingly, at March 31, 1998, the number of shares awarded to Messrs. Michael A. and Patrick F.X. Nilan pursuant to the Bayonne 1995 RRP, as adjusted for the second-step conversion, was 8,365 and 39,830, respectively, with a market value of $124,429 and $592,471, respectively, based upon the closing price of the Bayonne common stock on that date of $14.875 per share.

(3) Messrs. Michael A. and Patrick F.X. Nilan were awarded options to purchase 3,449 and 33,950 shares of First Savings common stock, respectively, on August 9, 1995 pursuant to the Bayonne 1995 Stock Option Plan. Under the Bayonne 1995 Stock Option Plan, options commenced vesting in five equal annual installments on August 9, 1996, with an exercise price of $13.00. Upon completion of the second-step conversion, Bayonne adopted the Bayonne 1995 Stock Option Plan and agreed to issue shares of its common stock in lieu of First Savings common stock in accordance with the terms of such plan. Accordingly, the number of options awarded to Messrs. Michael A. and Patrick F.X. Nilan under the Bayonne 1995 Stock Option Plan, as adjusted for the second-step conversion, was 10,115 and 99,575, respectively. The adjusted exercise price of the options is $4.43. All of the options awarded to Patrick F.X. Nilan immediately vested upon his retirement on June 30, 1997.

(4) Includes $16,000 received by Patrick F.X. Nilan pursuant to First Savings annuity compensation agreements. Includes the value of 10,029 and 13,429 shares allocated to Michael A. Nilan and Patrick F.X. Nilan, respectively, under the Bayonne ESOP as of March 31, 1998. Does not include amounts contributed by First Savings pursuant to First Savings' noncontributory defined benefit plan, First Savings' nonqualified supplemental executive retirement income-deferred compensation agreements, automobile insurance on personal vehicles used instead of automobiles supplied by First Savings, nor reimbursement of mileage while on company business.

(5) Michael A. Nilan was appointed President and Chief Executive Officer of Bayonne on February 6, 1997.

      EMPLOYMENT AGREEMENTS. Subsequent to the second-step conversion, Bayonne and First Savings entered into employment agreements with Mr. Michael A. Nilan. The employment agreements are intended to ensure that Bayonne and First Savings will be able to maintain a stable and competent management base after the second-step conversion.

     Mr. Nilan's employment agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the board of directors of First Savings will review the agreement and Mr. Nilan's performance for purposes of determining whether to extend the agreement for an additional year. The agreement automatically extends daily, such that the new term is the same as the original term unless written notice of non-renewal is given by the Bayonne board after conducting a performance evaluation of Mr. Nilan. The base salary for Mr. Nilan under the employment agreement is $150,000. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provides for termination by Bayonne or First Savings for cause, as defined in the agreements, at any time. In the event Bayonne or First Savings chooses to terminate Mr. Nilan's employment for reasons other than for cause, or in the event of Mr. Nilan's resignation from Bayonne or First Savings upon:

     (1) failure to re-elect him to his current offices;

     (2) a material change in his functions, duties or responsibilities;

     (3) a relocation of his principal place of employment by more than 25 miles;

     (4) liquidation or dissolution of Bayonne or First Savings; or

     (5) a breach of the agreement by Bayonne or First Savings, Mr. Nilan or, in the event of death, his beneficiary, is entitled to receive the remaining base salary payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of Bayonne or First Savings during the remaining term of the agreements. Bayonne or First Savings will also continue and pay for Mr. Nilan's life, health and disability coverage for the remaining term of the employment agreements.

     The employment agreements provide for severance payments in the event of a change in control. If voluntary or involuntary termination follows a "change in control" of Bayonne or First Savings, as defined in the employment agreements, Mr. Nilan or, in the event of death, his beneficiary, will be entitled to a payment equal to the greater of (1) the payments due for the remaining term of the agreement; or (2) a severance payment equal to three times the average of the five preceding taxable years' compensation. Bayonne and First Savings would also continue Mr. Nilan's life, health, and disability coverage for 36 months.

     Payments to Mr. Nilan under his employment agreement will be guaranteed by Bayonne in the event that payments or benefits are not paid by First Savings. Payments under the Bayonne employment agreement will be made by Bayonne. All reasonable costs and legal fees paid or incurred by Mr. Nilan pursuant to any dispute or question of interpretation relating to the employment agreements will be paid by Bayonne or First Savings if Mr. Nilan is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that Bayonne and First Savings will indemnify Mr.
Nilan to the fullest extent allowable under federal and Delaware law, respectively. In the event of a change in control of Bayonne or First Savings, the total amount of payments that would be due under the employment agreements, based solely on cash compensation paid to Mr. Nilan over the past three fiscal years and excluding any benefits under any employee benefit plan that may be payable, would be approximately $237,000. The merger constitutes a change in control under the terms of the employment agreements.

      CHANGE IN CONTROL AGREEMENTS. Subsequent to the second-step conversion, Bayonne and First Savings entered into change in control agreements with Mr. Malinowski and three executive officers of First Savings and Bayonne entered into change in control agreements with Mr. Malinowski and another executive officer. The agreements have terms of three years. The agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, First Savings' agreements may be renewed by the Bayonne board for an additional year while the term of Bayonne's agreements are extended on a daily basis unless written notice of non-renewal is given by the Bayonne board. The agreements with Bayonne also provide that in the event voluntary or involuntary termination follows a change in control of First Savings or Bayonne, the officer is entitled to receive a severance payment equal to three times the officer's average annual compensation for the five years preceding termination, depending on the term of the officers' agreement. First Savings' agreements have a similar change in control provision; however, the officer would only be entitled to receive a severance payment under one agreement. Bayonne and First Savings will also continue, and pay for, the officer's life, health and disability coverage for 36 months following termination. Payments to the officer under First Savings' agreements will be guaranteed by Bayonne in the event that payments or benefits are not paid by First Savings. In the event of a change in control of First Savings or Bayonne, the total payments that would be due under the agreements, based solely on the cash compensation paid to the officers covered by the agreements over the past three fiscal years and excluding any benefits under any employee benefit plans that may be payable, would be approximately $1.1 million. The merger constitutes a change in control under the terms of the agreements.


      RETIREMENT PLAN. First Savings maintains a retirement plan pursuant to which all employees age 21 or older who have worked at First Savings for a period of six months are eligible to accrue benefits. First Savings annually contributes an amount to the retirement plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the ERISA. The retirement plan operates on a plan year beginning December 15 each year. Immediately following the execution of the merger agreement, Bayonne took all appropriate steps to "freeze" benefit accruals under the retirement plan.


     At the normal retirement age of 65 (or the fifth anniversary of plan participation, if later), the plan is designed to provide a life annuity guaranteed for ten years. The retirement benefit provided is an amount equal to 2% of a participant's average monthly salary, multiplied by the total number of years of service from the date of employment to normal retirement date. This amount is reduced by approximately .63% of average monthly salary up to the covered compensation wage base (as defined in the retirement plan) multiplied by the total number of years of service (up to a maximum of 35 years). Notwithstanding the above formula, the retirement plan will pay a minimum monthly benefit equal to 2% of monthly salary, times years of service up to ten years of service. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of ten years of service with First Savings. Upon termination of employment other than as specified above, a participant is eligible to receive his vested accrued benefit as a retirement annuity commencing on such participant's normal date. Benefits are payable in various annuity forms with the normal form being an annuity for the participant's life, with a minimum guarantee of payments for five years. For the plan year ended December 14, 1998, First Savings made a contribution to the retirement plan of $259,000.

     The following table indicates the annual retirement benefit that would be payable under the retirement plan upon retirement at age 65 in calendar year 1997, expressed in the form of a life annuity with a five year guaranteed payment for the final average salary and benefit service classification specified below. Benefits payable under the retirement plan are not subject to a deduction for social security or other amounts.



HIGH 5 YEAR FINAL                                          YEARS OF BENEFIT SERVICE
    AVERAGE           ----------------------------------------------------------------------------------------------------
EARNINGS/(1)/            5          10           15           20           25           30            35          40
-------------------  ---------   ---------    ---------    ---------    ---------    ---------    ---------    ----------
 $ 20,000              $ 2,000     $ 4,000      $ 4,125      $ 5,500      $ 6,875      $ 8,250      $ 9,625      $ 11,625
 $ 40,000                4,000       8,000        9,188       12,250       15,313       18,375       21,438        25,438
 $ 60,000                6,000      12,000       15,188       20,250       25,313       30,375       35,438        41,438
 $ 80,000                8,000      16,000       21,188       28,250       35,313       42,375       49,438        57,438
 $100,000               10,000      20,000       27,188       36,250       45,313       54,375       63,438        73,438
 $150,000               15,000      30,000       42,188       56,250       70,313       84,375       98,438       113,438
 $152,000  /(2)/        15,200      30,400       42,788       57,050       71,313       85,575       99,838       115,038
 $152,000  /(2)/        15,200      30,400       42,788       57,050       71,313       85,575       99,838       115,038

-------------

(1) High five-year average monthly earnings means the average of a participant's monthly earnings in the five consecutive years yielding the highest such average while a participant in the retirement plan. For participants with less than five years of service, it is the average of monthly earnings for all complete calendar years of participation.

(2) Limited due to maximum earnings limits under Section 401(a)(17) of the Internal Revenue Code.


     As of December 14, 1997, officers Michael A. Nilan, Patrick F.X. Nilan and Eugene V. Malinowski had 11, 37 and one year of credit service, respectively, and accrued benefits under the retirement plan equal to annual retirement benefits of $16,061, $149,436 and $0, respectively. Mr. Patrick F.X. Nilan retired from First Savings on June 30, 1997 and received a lump sum benefit payment of $1.6 million under the retirement plan.

      SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME-DEFERRED COMPENSATION AGREEMENTS. First Savings has previously maintained supplemental executive retirement agreements for certain executives of First Savings and their beneficiaries whose benefits from the tax-qualified defined benefit plan maintained by First Savings were reduced by reason of (1) the annual limitation on benefits and contributions imposed by Section 415 of the Internal Revenue Code and (2) the limitation imposed by Section 401(a)(17) of the Internal Revenue Code with respect to compensation that can be taken into consideration in the determination of benefits. The lump sum payments represented the present value of the executives' accrued annual benefits under the supplemental executive retirement agreements based on a current actuarial valuation. First Savings determined that paying the participants in a lump sum would benefit First Savings over time by saving the annual accruals that would otherwise be required to fund the supplemental executive retirement agreements. First Savings has discontinued this plan.

      OPTION EXERCISES AND YEAR-END VALUE. This table contains information about exercised and unexercisable options during the fiscal year ended March 31, 1998 for Bayonne's Chief Executive Officer and the next four highest paid executive officers of Bayonne.

                        AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                              AND FISCAL YEAR-END OPTION VALUES



                                              NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                      SHARES                   OPTIONS AT FISCAL           MONEY OPTIONS AT FISCAL
                     ACQUIRED                    YEAR-END/(1)/                 YEAR-END/(2)/
                      UPON        VALUE       -------------------------  ----------------------------
NAME                 EXERCISE    REALIZED     EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----                 ---------  ------------  -------------------------  ----------------------------
Michael A. Nilan          -            -             4,046/6,069               $42,260/$63,390
Patrick F.X. Nilan    62,391    $518,762/(3)/           37,184/0               $    388,387/$0

------------------------

(1) Represents the number of options for Bayonne common stock held as of March 31, 1998.

(2) Equals the difference between the $4.43 exercise price of such options and the aggregate fair market value of the shares of Bayonne common stock that would be received upon exercise, assuming such exercise occurred on March 31, 1998, at which date the last sale of the Bayonne common stock, as quoted on the Nasdaq National Market, was at $14.875 per share.

(3) The market price of the Bayonne common stock on September 30, 1997, the date Mr. Patrick F.X. Nilan exercised 42,476 options, was $12.625, and the market price of the Bayonne common stock on February 10, 1998, the date Mr. Patrick F.X. Nilan exercised 19,915 options, was $13.00.


      TRANSACTIONS WITH CERTAIN RELATED PERSONS. All loans made by First Savings to its directors and executive officers are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. First Savings is permitted to offer loans to executive officers and directors on terms not available to the public, but available to other employees, in accordance with recently modified federal regulations. Under First Savings' existing policy, any loan to an executive officer or director, must be approved, in advance, by a majority of the disinterested members of the Bayonne board.

STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of total stockholder return on Bayonne's common stock, based on the market price of the Bayonne common stock with the cumulative total return of companies in The Nasdaq Market Index and the Nasdaq Stock Bank for the period beginning on January 9, 1995, the day Bayonne's common stock began trading, through December 31, 1998. The data was supplied by Media General Financial Services.

                     COMPARATIVE FIVE-YEAR TOTAL RETURNS
                        AMONG BAYONNE BANCSHARES, INC.,
                    NASDAQ MARKET INDEX AND MG GROUP INDEX

                      [ PERFORMANCE GRAPH APPEARS HERE ]

                             BAYONNE           NASDAQ       NASDAQ
Measurement Period           BANCSHARES,       STOCK        MARKET
(Fiscal Year Covered)        INC.              BANK         INDEX
---------------------        ---------------   ---------    ----------
Measurement Pt-01/09/95      $100.00           $100.00      $100.00
FYE 12/29/1995               $159.98           $146.13      $129.71
FYE 12/31/1996               $220.48           $185.56      $161.18
FYE 12/31/1997               $132.21           $312.37      $197.16
FYE 12/31/1998               $167.58           $270.69      $278.08
Notes:
  A.  The lines represent yearly index levels derived from compounded daily returns that include all dividends.
  B.  The indexes are reweighted daily, using the market capitalization on the previous day.
  C.  If the yearly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D.  The index level in all series was set to $100.00 in 1995.

           PROPOSAL NO. 3 FOR BAYONNE STOCKHOLDERS:  RATIFICATION OF
                      APPOINTMENT OF INDEPENDENT AUDITORS

     Bayonne's independent auditors for the fiscal year ended March 31, 1998 were KPMG LLP. The Bayonne board has reappointed KPMG LLP to continue as independent auditors for First Savings and Bayonne for the year ending March 31, 1999, subject to ratification of such appointment by the stockholders.

     Representatives of KPMG LLP will be present at the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the meeting.

     UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF BAYONNE.

     THE BAYONNE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF BAYONNE.


                             ADDITIONAL INFORMATION


IF YOU WANT TO HAVE A STOCKHOLDER PROPOSAL INCLUDED IN BAYONNE'S PROXY STATEMENT RELATING TO THE 1999 ANNUAL STOCKHOLDERS' MEETING

     To be considered for inclusion in Bayonne's proxy statement and form of proxy relating to the 1999 Bayonne Meeting of Stockholders, which will be held if the merger is not completed, a stockholder proposal must be received by the Corporate Secretary of Bayonne at the address set forth on the first page of this document not later than _____ __, 1999. Any such proposal will be subject to 17 C.F.R. (S) 240.14a-8 of the Rules and Regulations under the Exchange Act.


NOTICE OF BUSINESS TO BE CONDUCTED AT A BAYONNE MEETING

     The Bylaws of Bayonne set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders. The Bylaws of Bayonne provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of Bayonne not less than 90 days before the date originally fixed for such meeting. However, if less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice must be received not later than the close of business on the tenth day following the date on which Bayonne's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on Bayonne's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of Bayonne's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Bayonne board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Bayonne to include in its proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

                                 LEGAL MATTERS

     The validity of the shares of Richmond County common stock which will be issued in the merger will be passed upon for Richmond County by Muldoon, Murphy & Faucette LLP, Washington, D.C. In addition, Muldoon, Murphy & Faucette LLP, Washington, D.C., will pass upon the tax-free nature of the merger for Richmond County and McCarter & English, LLP will pass on the tax-free nature of the merger for Bayonne.

                                    EXPERTS

     The consolidated financial statements of Richmond County and subsidiary as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, incorporated by reference in the 1998 Richmond County Form 10-K and incorporated by reference herein and in the Registration Statement of which this document is a part, have been so incorporated by reference in reliance upon the report of Ernst & Young LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Bayonne and subsidiaries as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998 incorporated by reference in the 1998 Bayonne Form 10-K/A, and incorporated by reference herein and in the Registration Statement of which this document is a part, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference in the 1998 Bayonne Form 10-K, and any amendments to that document, and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Any proposal of a stockholder intended to be presented at the 1999 Annual Meeting of Richmond County must be received by Richmond County Financial Corp. at 1214 Castleton Avenue, Staten Island, New York 10310 no later than ________________ to be eligible for inclusion in the proxy statement and form of proxy. Any such proposal shall be subject to 17 C.F.R. (S)240.14a-8 promulgated by the SEC under the Exchange Act.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The Registrant has also entered into employment agreements with certain executive officers, which agreements require that the Registrant maintain a directors' and officers' liability policy for the benefit of such officers and that the Registrant will indemnify such officers to the fullest extent permitted by law.

     In addition, pursuant to the merger agreement, the Registrant has agreed that, for a period of six years following the effective time of the Merger, the Registrant will indemnify and hold harmless each present and former director and officer of Bayonne or its direct or indirect subsidiaries, and each officer or employee of Bayonne or its direct or indirect subsidiaries who is serving or has served as a director or trustee of another entity expressly at Bayonne's request or direction, with respect to matters existing or occurring prior to the effective time of the merger. The Registrant has also agreed in the merger agreement to maintain for a period of three years following the effective time of the merger the directors' and officers' liability insurance coverage maintained by Bayonne (or substantially equivalent coverage under substitute policies) with respect to any claims arising out of any actions or omissions occurring prior to the effective time of the merger.

     In accordance with the DGCL (being Chapter 1 of Title 8 of the Delaware
Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

     TENTH:

          A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgment, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Section A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

          C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

           D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

          E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21.  Exhibits and Financial Statement, Schedules.

          (a)  Exhibits.

     2.1 Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between Richmond County Financial Corp. and Bayonne Bancshares, Inc. is included as Annex A to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.*

     3.1  Certificate of Incorporation of Richmond County Financial Corp. (1).

     3.2  Bylaws of Richmond County Financial Corp. (1).

     4.1  Richmond County Financial Corp. Specimen Stock Certificate (1).

     5.1  Opinion of Muldoon, Murphy & Faucette LLP regarding legality.

     8.1  Opinion of Muldoon, Murphy & Faucette LLP regarding tax matters.

     8.2  Opinion of McCarter & English, LLP regarding tax matters.

    10.1 Stock Option Agreement, dated as of July 19, 1998, by and between Bayonne Bancshares, Inc. and Richmond County Financial Corp. is included as Annex B to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.*

    10.2 Form of Employment Agreement between Richmond County Savings Bank and certain executive officers and Form of Employment Agreement between Richmond County Financial Corp. and certain executive officers (1).

    10.3 Form of Change in Control Agreement between Richmond County Savings Bank and certain executive officers and Form of Change in Control Agreement between Richmond County Financial Corp. and certain executive officers (1).

    10.4  Richmond County Savings Bank Employee Severance Compensation Plan (1).

    10.5  Management's Supplemental Executive Retirement Plan (1).

    10.6  Employee Stock Ownership Plan and Trust (1).

    10.7 Proposed Amended Richmond County Financial Corp. 1998 Stock-Based Incentive Plan is included as Annex E to the Joint Proxy Statement/Prospectus which is part of the Registration Statement.

    11.0  Statement Re: Computation of Per Share Earnings (3).

    23.1 Consent of Muldoon, Murphy & Faucette LLP (included in Exhibit 5.1 hereto).

    23.2 Consent of Muldoon, Murphy & Faucette LLP (included in Exhibit 8.1 hereto).

    23.3  Consent of McCarter & English, LLP (included in Exhibit 8.2 hereto).

    23.4 Consent of Ernst & Young LLP, Independent Auditors for Richmond County Financial Corp.

    23.5 Consent of KPMG Peat Marwick LLP, Independent Auditors for Bayonne Bancshares, Inc.

    23.6  Consent of Tucker Anthony Incorporated.*

    23.7  Consent of Sandler O'Neill & Partners, L.P.*

    24.1 Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

    27.0  Financial Data Schedule.

    99.1 Opinion of Tucker Anthony Incorporated is included as Annex C to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.*

    99.2 Opinion of Sandler O'Neill & Partners, L.P. is included as Annex D to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.*

    99.3 Consent of Person to be Named as Director of Richmond County Financial Corp.*

    99.4  Richmond County Financial Corp, Proxy Card.

    99.5  Bayonne Bancshares, Inc. Proxy Card.*
    ____________________
    *    Previously filed.

    (1) Incorporated by reference into this document from the Exhibits filed with the Registration Statement on Form S-1 and any amendments thereto, Registration No. 333-37009 filed with the SEC on October 2, 1997.

    (2) Incorporated by reference into this document from the Appendix to the Proxy Statement for the Annual Meeting of Stockholders held on September 28, 1998, filed with the SEC on August 28, 1998.

    (3) Incorporated by reference into this document from Richmond County's Annual Report for the year ended June 30, 1998, filed with the SEC on August 27, 1998.

Item 22.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) ((S) 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act , each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder, through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act , the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c)(2) The undersigned Registrant hereby undertakes: that every prospectus
            (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act , will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act , each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Staten Island, State of New York, on January 8, 1999.

                              RICHMOND COUNTY FINANCIAL CORP.



                              By: /s/ Michael F. Manzulli
                                  -----------------------
                                    Michael F. Manzulli
                                    Chairman of the Board and
                                       Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 8, 1999.

          We, the undersigned officers and directors of Richmond County Financial Corp. hereby severally and individually constitute and appoint Michael
F. Manzulli, the true and lawful attorney and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by or said attorney and agent to any and all such amendments and instruments.

          NAME                                    TITLE
          ----                                    -----

/s/ Michael F. Manzulli          Chairman of the Board and
----------------------------       Chief Executive Officer
Michael F. Manzulli                (principal executive officer)


/s/ Anthony E. Burke             President, Chief Operating Officer
----------------------------       and Director
Anthony E. Burke

/s/ Thomas R. Cangemi            Senior Vice President, Chief Financial
----------------------------       Officer, Treasurer and Secretary
Thomas R. Cangemi                  (principal financial and accounting officer)


/s/ Godfrey H. Carstens, Jr.     Director
----------------------------
Godfrey H. Carstens, Jr.

/s/ Robert S. Farrell            Director
----------------------------
Robert S. Farrell

/s/ William C. Frederick         Director
----------------------------
William C. Frederick, M.D.

/s/ James L. Kelley              Director
----------------------------
James L. Kelley

/s/ T. Ronald Quinlan, Jr.       Director
----------------------------
T. Ronald Quinlan, Jr.

/s/ Maurice K. Shaw              Director
----------------------------
Maurice K. Shaw

                                 EXHIBIT INDEX

     2.1 Amended and Restated Agreement and Plan of Merger, amended and restated as of October 14, 1998, by and between Richmond County Financial Corp. and Bayonne Bancshares, Inc. is included as Annex A to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.*

     3.1  Certificate of Incorporation of Richmond County Financial Corp. (1).

     3.2  Bylaws of Richmond County Financial Corp. (1).

     4.1  Richmond County Financial Corp. Specimen Stock Certificate (1).

     5.1  Opinion of Muldoon, Murphy & Faucette LLP regarding legality.

     8.1  Opinion of Muldoon, Murphy & Faucette LLP regarding tax matters.

     8.2  Opinion of McCarter & English, LLP regarding tax matters.

    10.1 Stock Option Agreement, dated as of July 19, 1998, by and between Bayonne Bancshares, Inc. and Richmond County Financial Corp. is included as Annex B to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.*

    10.2 Form of Employment Agreement between Richmond County Savings Bank and certain executive officers and Form of Employment Agreement between Richmond County Financial Corp. and certain executive officers (1).

    10.3 Form of Change in Control Agreement between Richmond County Savings Bank and certain executive officers and Form of Change in Control Agreement between Richmond County Financial Corp. and certain executive officers (1).

    10.4  Richmond County Savings Bank Employee Severance Compensation Plan (1).

    10.5  Management's Supplemental Executive Retirement Plan (1).

    10.6  Employee Stock Ownership Plan and Trust (1).

    10.7 Proposed Amended Richmond County Financial Corp. 1998 Stock-Based Incentive Plan is included as Annex E to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

    11.0  Statement Re: Computation of Per Share Earnings (3).

    23.1 Consent of Muldoon, Murphy & Faucette LLP (included in Exhibit 5.1 hereto).

    23.2 Consent of Muldoon, Murphy & Faucette LLP (included in Exhibit 8.1 hereto).

    23.3  Consent of McCarter & English, LLP (included in Exhibit 8.2 hereto).

    23.4 Consent of Ernst & Young LLP, Independent Auditors for Richmond County Financial Corp.

    23.5 Consent of KPMG Peat Marwick LLP, Independent Auditors for Bayonne Bancshares, Inc.

    23.6  Consent of Tucker Anthony Incorporated.*

    23.7  Consent of Sandler O'Neill & Partners, L.P.*

    24.1 Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

    27.0  Financial Data Schedule.

    99.1 Opinion of Tucker Anthony Incorporated is included as Annex C to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.*

    99.2 Opinion of Sandler O'Neill & Partners, L.P. is included as Annex D to the Joint Proxy Statement/Prospectus which is part of this Registration Statement.*

    99.3 Consent of Person to be Named as Director of Richmond County Financial Corp.*

    99.4  Richmond County Financial Corp. Proxy Card.

    99.5  Bayonne Bancshares, Inc. Proxy Card. *
    ____________________
    *    Previously filed.

    (1) Incorporated by reference into this document from the Exhibits filed with the Registration Statement on Form S-1 and any amendments thereto, Registration No. 333-37009 filed with the SEC on October 2, 1997.

    (2) Incorporated by reference into this document from the Appendix to the Proxy Statement for the Annual Meeting of Stockholders held on September 28, 1998, filed with the SEC on August 28, 1998.

    (3) Incorporated by reference into this document from Richmond County's Annual Report for the year ended June 30, 1998, filed with the SEC on August 27, 1998.

                                                                        ANNEX  E
                        RICHMOND COUNTY FINANCIAL CORP.
                        1998 STOCK-BASED INCENTIVE PLAN
                           (as amended and restated)


1.   DEFINITIONS.
     -----------

     (a) "Affiliate" means any "parent corporation" or "subsidiary corporation" of the Holding Company, as such terms are defined in Sections 424(e) and 424(f) of the Code.

     (b) "Award" means, individually or collectively, a grant under the Plan of Non-Statutory Stock Options, Incentive Stock Options, Stock Awards, Limited Option Rights, and Limited Stock Rights.

     (c) "Award Agreement" means an agreement evidencing and setting forth the terms of an Award.

     (d) "Bank" means Richmond County Savings Bank.

     (e) "Board of Directors" means the board of directors of the Holding
Company.

     (f) "Change in Control" of the Holding Company or the Bank means an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to
Section 12 or 15(d) of the Exchange Act; or (ii) results in a "change in control" of the Bank or the Holding Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. (S) 303.4(a), with respect to the Bank, and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), with respect to the Holding Company; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Holding Company or its Affiliates, or (B) individuals who constitute the Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity, or
(D) a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed, or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

     (g) "Code" means the Internal Revenue Code of 1986, as amended.

     (h) "Committee" means the committee designated by the Board of Directors, pursuant to Section 2 of the Plan, to administer the Plan.

     (i) "Common Stock" means the Common Stock of the Holding Company, par value, $.01 per share.

     (j) "Date of Grant" means the effective date of an Award.

     (k) "Disability" means any mental or physical condition with respect to which the Participant qualifies for and receives benefits for under a long-term disability plan of the Holding Company or an Affiliate, or in the absence of such a long-term disability plan or coverage under such a plan, "Disability" shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Participant from fulfilling his duties or responsibilities to the Holding Company or an Affiliate.

     (l) "Effective Date" means September 29, 1998, subject to Section 18 of the Plan.

     (m) "Employee" means any person employed by the Holding Company or an Affiliate. Directors who are employed by the Holding Company or an Affiliate shall be considered Employees under the Plan.

     (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (o) "Exercise Price" means the price at which a Participant may purchase a share of Common Stock pursuant to an Option.

     (p) "Fair Market Value" means the market price of Common Stock, determined by the Committee as follows:

          (i) If the Common Stock was traded on the date in question on The Nasdaq Stock Market then the Fair Market Value shall be equal to the closing price reported for such date;

          (ii) If the Common Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

          (iii) If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

     Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. The
                                         -----------------------
Committee's determination of Fair Market Value shall be conclusive and binding on all persons.

     (q) "Holding Company" means Richmond County Financial Corp.

     (r) "Incentive Stock Option" means a stock option granted to a Participant, pursuant to Section 7 of the Plan, that is intended to meet the requirements of
Section 422 of the Code.

     (s) "Non-Statutory Stock Option" means a stock option granted to a Participant pursuant to the terms of the Plan but which is not intended to be and is not identified as an Incentive Stock Option or a stock option granted under the Plan which is intended to be and is identified as an Incentive Stock Option but which does not meet the requirements of Section 422 of the Code.

     (t) "Option" means an Incentive Stock Option or Non-Statutory Stock Option.

     (u) "Outside Director" means a member of the board(s) of directors of the Holding Company or an Affiliate who is not also an Employee of the Holding Company or an Affiliate.

     (v) "Participant" means any person who holds an outstanding Award.

     (w) "Performance Award" means an Award granted to a Participant pursuant to Section 9 of the Plan.

     (x) "Plan" means this Richmond County Financial Corp. 1998 Stock-Based Incentive Plan, as amended and restated.

     (y) "Retirement" means retirement from employment with the Holding Company or an Affiliate in accordance with the then current retirement policies of the Holding Company or Affiliate, as applicable. "Retirement" with respect to an Outside Director means the termination of service from the board(s) of directors of the Holding Company and any Affiliate following written notice to such board(s) of directors of the Outside Director's intention to retire.

     (z)  "Stock Award" means an Award granted to a Participant pursuant to
Section 8 of the Plan.

     (aa) "Termination for Cause" shall mean, in the case of an Outside Director, removal from the board(s) of directors of the Holding Company and its Affiliates in accordance with the applicable by-laws of the Holding Company and its Affiliates or, in the case of an Employee, as defined under any employment agreement with the Holding Company or an Affiliate; provided, however, that if no employment agreement exists with respect to the Employee, Termination for Cause shall mean termination of employment because of a material loss to the Holding Company or an Affiliate, as determined by and in the sole discretion of the Board of Directors or its designee(s).

     (bb) "Trust" means a trust established by the Board of Directors in connection with this Plan to hold Common Stock or other property for the purposes set forth in the Plan.

     (cc) "Trustee" means any person or entity approved by the Board of Directors or its designee(s) to hold any of the Trust assets.

2.   ADMINISTRATION.
     --------------

     (a) The Committee shall administer the Plan. The Committee shall consist of two or more disinterested directors of the Holding Company, who shall be appointed by the Board of Directors. A member of the Board of Directors shall be deemed to be "disinterested" only if he satisfies (i) such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code. The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Holding Company or an Affiliate who need not be disinterested and who may grant Awards and administer the Plan with respect to Employees and Outside Directors who are not considered officers or directors of the Holding Company under Section 16 of the Exchange Act or for whom Awards are not intended to satisfy the provisions of Section 162(m) of the Code.

     (b) The Committee shall (i) select the Employees and Outside Directors who are to receive Awards under the Plan, (ii) determine the type, number, vesting requirements and other features and conditions of such Awards, (iii) interpret the Plan and Award Agreements in all respects and (iv) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

     (c) Each Award shall be evidenced by a written agreement ("Award Agreement") containing such provisions as may be required by the Plan and otherwise approved by the Committee. Each Award Agreement shall constitute a binding contract between the Holding Company or an Affiliate and the Participant, and every Participant, upon acceptance of an Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include any additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular and at a minimum, the Committee shall set forth in each Award Agreement (i) the type of Award granted; (ii) the Exercise Price of any Option; (iii) the number of shares subject to the Award; (iv) the expiration date of the Award; (v) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award; and (vi) the restrictions, if any, placed upon such Award, or upon shares which may be issued upon exercise of such Award. The Chairman of the Committee and such other directors and officers as shall be designated by the Committee is hereby authorized to execute Award Agreements on behalf of the Company or an Affiliate and to cause them to be delivered to the recipients of Awards.

     (d) The Committee may delegate all authority for: (i) the determination of forms of payment to be made by or received by the Plan and (ii) the execution of any Award Agreement. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Holding Company or an Affiliate for determinations to be made pursuant to the Plan, including the satisfaction of any conditions of a Performance Award. However, only the Committee or a portion of the Committee may certify the attainment of any conditions of a Performance Award intended to satisfy the requirements of Section 162(m) of the Code.

3.   TYPES OF AWARDS AND RELATED RIGHTS.
     ----------------------------------

     The following Awards may be granted under the Plan:

     (a)   Non-Statutory Stock Options.
     (b)   Incentive Stock Options.
     (c)   Stock Awards.


4.   STOCK SUBJECT TO THE PLAN.
     -------------------------

     Subject to adjustment as provided in Section 15 of the Plan, the maximum number of shares reserved for Awards under the Plan is 3,699,297, which number shall not exceed 14% of the outstanding shares of the Common Stock determined immediately as of the Effective Date. Subject to adjustment as provided in
Section 15 of the Plan, the maximum number of shares reserved hereby for purchase pursuant to the exercise of Options, including Incentive Stock Options, and Option-related Awards granted under the Plan is 2,642,355, which number shall not exceed 10% of the outstanding shares of Common Stock as of the Effective Date. The maximum number of the shares reserved for Stock Awards is 1,056,942, which number shall not exceed 4% of the outstanding shares of Common Stock as of the Effective Date. The shares of Common Stock issued under the Plan may be either authorized but unissued shares or authorized shares previously issued and acquired or reacquired by the Trustee or the Holding Company, respectively. To the extent that Options and Stock Awards are granted under the Plan, the shares underlying such Awards will be unavailable for any other use including future grants under the Plan except that, to the extent that Stock Awards or Options terminate, expire or are forfeited without having vested or without having been exercised (in the case of Limited Option Rights and Limited Stock Rights, exercised for cash), new Awards may be made with respect to these shares.

5.   ELIGIBILITY.
     -----------

     Subject to the terms of the Plan, all full-time Employees and Outside Directors shall be eligible to receive Awards under the Plan. In addition, the Committee may grant eligibility to consultants and advisors of the Holding Company or an Affiliate, as it sees fit.

6.   NON-STATUTORY STOCK OPTIONS.
     ---------------------------

     The Committee may, subject to the limitations of this Plan and the availability of shares of Common Stock reserved but not previously awarded under the Plan, grant Non-Statutory Stock Options to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

     (a) Exercise Price.  The Committee shall determine the Exercise Price of
         --------------
each Non-Statutory Stock Option. However, the Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant.

     (b) Terms of Non-statutory Stock Options.  The Committee shall determine
         ------------------------------------
the term during which a Participant may exercise a Non-Statutory Stock Option, but in no event may a Participant exercise a Non-Statutory Stock Option, in whole or in part, more than ten (10) years from the Date of Grant. The Committee shall also determine the date on which each Non-Statutory Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Non-Statutory Stock Option. The shares of Common Stock underlying each Non-Statutory Stock Option may be purchased in whole or in part by the Participant at any time during the term of such Non-Statutory Stock Option, or any portion thereof, once the Non-Statutory Stock Option becomes exercisable.

     (c) Non-Transferability. Unless otherwise determined by the Committee in
         -------------------
accordance with this Section 6(c), a Participant may not transfer, assign, hypothecate, or dispose of in any manner, other than by will or the laws of intestate succession, a Non-Statutory Stock Option. The Committee may, however, in its sole discretion, permit transferability or assignment of a Non-Statutory Stock Option if such transfer or assignment is, in its sole determination, for valid estate planning purposes and such transfer or assignment is permitted under the Code and Rule 16b-3 under the Exchange Act. For purposes of this
Section 6(c), a transfer for valid estate planning purposes includes, but is not limited to: (a) a transfer to a revocable intervivos trust as to which the Participant is both the settlor and trustee, (b) a transfer for no consideration to: (i) any member of the Participant's Immediate Family, (ii) any trust solely for the benefit of members of the Participant's Immediate Family, (iii) any partnership whose only partners are members of the Participant's Immediate Family, and (iv) any limited liability corporation or corporate entity whose only members or equity owners are members of the Participant's Immediate Family, or (c) a transfer to the Richmond County Savings Foundation. For purposes of this Section 6(c), "Immediate Family" includes, but is not necessarily limited to, a Participant's parents, grandparents, spouse, children, grandchildren, siblings (including half bothers and sisters), and individuals who are family members by adoption. Nothing contained in this Section 6(c) shall be construed to require the Committee to give its approval to any transfer or assignment of any Non-Statutory Stock Option or portion thereof, and approval to transfer or assign any Non-Statutory Stock Option or portion thereof does not mean that such approval will be given with respect to any other Non-Statutory Stock Option or portion thereof. The transferee or assignee of any Non-Statutory Stock Option shall be subject to all of the terms and conditions applicable to such Non-Statutory Stock Option immediately prior to the transfer or assignment and shall be subject to any other conditions proscribed by the Committee with respect to such Non-Statutory Stock Option.

     (d) Termination of Employment or Service (General).   Unless otherwise
         ----------------------------------------------
determined by the Committee, upon the termination of a Participant's employment or other service for any reason other than Retirement, Disability or death, or Termination for Cause, the Participant may exercise only those Non-Statutory Stock Options that were immediately exercisable by the Participant at the date of such termination and only for a period of three (3) months following the date of such termination.

     (e) Termination of Employment or Service (Retirement).  Unless otherwise
         -------------------------------------------------
determined by the Committee, in the event of a Participant's Retirement, the Participant may exercise only those Non-Statutory Stock Options that were immediately exercisable by the Participant at the date of Retirement and only for a period of one (1) year from the date of Retirement.

     (f) Termination of Employment or Service (Disability or death).  Unless
         ----------------------------------------------------------
otherwise determined by the Committee, in the event of the termination of a Participant's employment or other service due to Disability or death, all Non-Statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period one (1) year following the date of such termination.

     (g) Termination of Employment or Service (Termination for Cause). Unless
         ------------------------------------------------------------
otherwise determined by the Committee, in the event of a Participant's Termination for Cause, all rights with respect to the Participant's Non-Statutory Stock Options shall expire immediately upon the effective date of such Termination for Cause.

     (h) Acceleration Upon a Change in Control.  In the event of a Change in
         -------------------------------------
Control all Non-Statutory Stock Options held by a Participant as of the date of the Change in Control shall immediately become exercisable and shall remain exercisable until the expiration of the term of the Non-Statutory Stock Options.

     (i) Payment.   Payment due to a Participant upon the exercise of a Non-
         -------
Statutory Stock Option shall be made in the form of shares of Common Stock.

     (j) Maximum Individual Award.  No individual Employee shall be granted an
         ------------------------
amount of Non-Statutory Stock Options which exceeds 25% of all Options eligible to be granted under the Plan within any 60-month period.

7.   INCENTIVE STOCK OPTIONS.
     -----------------------

     The Committee may, subject to the limitations of the Plan and the availability of shares of Common Stock reserved but unawarded under this Plan, grant Incentive Stock Options to an Employee upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

     (a) Exercise Price.  The Committee shall determine the Exercise Price of
         --------------
each Incentive Stock Option. However, the Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted, the Employee owns or is treated as owning, for purposes of Section 422 of the Code, Common Stock representing more than 10% of the total combined voting securities of the Holding Company ("10% Owner"), the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant.

     (b) Amounts of Incentive Stock Options.  To the extent the aggregate Fair
         ----------------------------------
Market Value of shares of Common Stock with respect to which Incentive Stock Options that are exercisable for the first time by an Employee during any calendar year under the Plan and any other stock option plan of the Holding Company or an Affiliate exceeds $100,000, or such higher value as may be permitted under Section 422 of the Code, such Options in excess of such limit shall be treated as Non-Statutory Stock Options. Fair Market Value shall be determined as of the Date of Grant with respect to each such Incentive Stock Option.

     (c) Terms of Incentive Stock Options.  The Committee shall determine the
         --------------------------------
term during which a Participant may exercise an Incentive Stock Option, but in no event may a Participant exercise an Incentive Stock Option, in whole or in part, more than ten (10) years from the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted to an Employee who is a 10% Owner, the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five (5) years from the Date of Grant. The Committee shall also determine the date on which each Incentive Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Incentive Stock Option. The shares of Common Stock underlying each Incentive Stock Option may be purchased in whole or in part at any time during the term of such Incentive Stock Option after such Option becomes exercisable.

     (d) Non-Transferability.  No Incentive Stock Option shall be transferable
         -------------------
except by will or the laws of descent and distribution and is exercisable, during his lifetime, only by the Employee to whom the Committee grants the Incentive Stock Option. The designation of a beneficiary does not constitute a transfer of an Incentive Stock Option.

     (e) Termination of Employment (General).  Unless otherwise determined by
         -----------------------------------
the Committee, upon the termination of a Participant's employment or other service for any reason other than Retirement, Disability or death, or Termination for Cause, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of such termination and only for a period of three (3) months following the date of such termination.

     (f) Termination of Employment(Retirement).  Unless otherwise determined by
         -------------------------------------
the Committee, in the event of a Participant's Retirement, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of Retirement and only for a period of one (1) year from the date of Retirement.

     (g) Termination of Employment (Disability or Death).   Unless otherwise
         -----------------------------------------------
determined by the Committee, in the event of the termination of a Participant's employment or other service due to Disability or death, all Incentive Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period one (1) year following the date of such termination.

     (h) Termination of Employment (Termination for Cause).   Unless otherwise
         -------------------------------------------------
determined by the Committee, in the event of an Employee's Termination for Cause, all rights under such Employee's Incentive Stock Options shall expire immediately upon the effective date of such Termination for Cause.

     (i) Acceleration Upon a Change in Control.  In the event of a Change in
         -------------------------------------
Control all Incentive Stock Options held by a Participant as of the date of the Change in Control shall immediately become exercisable and shall remain exercisable until the expiration of the term of the Incentive Stock Options. Any Option originally designated as an Incentive Stock Option shall be treated as a Non-Statutory Stock Options to the extent the Option does not otherwise qualify as an Incentive Stock Option pursuant to Section 422 of the Code.

     (j) Payment.   Payment due to a Participant upon the exercise of an
         -------
Incentive Stock Option shall be made in the form of shares of Common Stock.

     (k) Maximum Individual Award.  No individual Employee shall be granted an
         ------------------------
amount of Incentive Stock Options which exceeds 25% of all Options eligible to be granted under the Plan within any 60-month period.

     (l) Disqualifying Dispositions.  Each Award Agreement with respect to an
         --------------------------
Incentive Stock Option shall require the Participant to notify the Committee of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

8.   STOCK AWARDS.
     ------------

     The Committee may make grants of Stock Awards, which shall consist of the grant of some number of shares of Common Stock, to a Participant upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

     (a)  Grants of the Stock Awards.   Stock Awards may only be made in whole
         ---------------------------
shares of Common Stock.   Stock Awards may only be granted from shares reserved
under the Plan and available for award at the time the Stock Award is made to the Participant.

     (b) Terms of the Stock Awards.  The Committee shall determine the dates on
         -------------------------
which Stock Awards granted to a Participant shall vest and any terms or conditions which must be satisfied prior to the vesting of any Stock Award or portion thereof. Any such terms or conditions shall be determined by the Committee as of the Date of Grant.

     (c) Termination of Employment or Service (General).   Unless otherwise
         ----------------------------------------------
determined by the Committee, upon the termination of a Participant's employment or service for any reason other than Retirement, Disability or death, or Termination for Cause, any Stock Awards in which the Participant has not become vested as of the date of such termination shall be forfeited and any rights the Participant had to such Stock Awards shall become null and void.

     (d) Termination of Employment or Service (Retirement).  Unless otherwise
         -------------------------------------------------
determined by the Committee, in the event of a Participant's Retirement, any Stock Awards in which the Participant has not become vested as of the date of Retirement shall be forfeited and any rights the Participant had to such unvested Stock Awards shall become null and void.

     (e) Termination of Employment or Service (Disability or death).  Unless
         ----------------------------------------------------------
otherwise determined by the Committee, in the event of a termination of the Participant's service due to Disability or death all unvested Stock Awards held by such Participant shall immediately vest as of the date of such termination.

     (f) Termination of Employment or Service (Termination for Cause).   Unless
         ------------------------------------------------------------
otherwise determined by the Committee, or in the event of the Participant's Termination for Cause, all Stock Awards in which the Participant had not become vested as of the effective date of such Termination for Cause shall be forfeited and any rights such Participant had to such unvested Stock Awards shall become null and void.

     (g) Acceleration Upon a Change in Control.  In the event of a Change in
         -------------------------------------
Control all unvested Stock Awards held by a Participant shall immediately vest.

     (h) Maximum Individual Award.  No individual Employee shall be granted an
         ------------------------
amount of Stock Awards which exceeds 25% of all Stock Awards eligible to be granted under the Plan within any 60-month period.

     (i) Issuance of Certificates.  Unless otherwise held in Trust and
         ------------------------
registered in the name of the Trustee, reasonably promptly after the Date of Grant with respect to shares of Common Stock pursuant to a Stock Award, the Holding Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such Stock Award was granted, evidencing such shares; provided, that the Holding Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

          The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan and Award Agreement entered into between the registered owner of such shares and Richmond County Financial Corp. or its Affiliates. A copy of the Plan and Award Agreement is on file in the office of the Corporate Secretary of Richmond County Financial Corp. located at 1214 Castleton Avenue, Staten Island, New York 10310.

Such legend shall not be removed until the Participant becomes vested in such shares pursuant to the terms of the Plan and Award Agreement. Each certificate issued pursuant to this Section 8(i), in connection with a Stock Award, shall be held by the Holding Company or its Affiliates, unless the Committee determines otherwise.

     (j) Non-Transferability.  Except to the extent permitted by the Code, the
         -------------------
rules promulgated under Section 16(b) of the Exchange Act or any successor statutes or rules:

         (i) The recipient of a Stock Award shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to the Stock Award until full vesting of such shares has occurred. For purposes of this section, the separation of beneficial ownership and legal title through the use of any "swap" transaction is deemed to be a prohibited encumbrance.

         (ii) Unless determined otherwise by the Committee and except in the event of the Participant's death or pursuant to a domestic relations order, a Stock Award is not transferable and may be earned in his lifetime only by the Participant to whom it is granted. Upon the death of a Participant, a Stock Award is transferable by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

         (iii) If a recipient of a Stock Award is subject to the provisions of
               Section 16 of the Exchange Act, shares of Common Stock subject to such Stock Award may not, without the written consent of the Committee (which consent may be given in the Award Agreement), be sold or otherwise disposed of within six (6) months following the date of grant of the Stock Award.

     (k) Accrual of Dividends.  To the extent Stock Awards are held in Trust and
         --------------------
registered in the name of the Trustee, unless otherwise specified by the Trust agreement whenever shares of Common Stock underlying a Stock Award are distributed to a Participant or beneficiary thereof under the Plan, such Participant or beneficiary shall also be entitled to receive, with respect to each such share distributed, a payment equal to any cash dividends and the number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of the Common Stock if the record date for determining shareholders entitled to receive such dividends falls between the date the relevant Stock Award was granted and the date the relevant Stock Award or installment thereof is issued. There shall also be distributed an appropriate amount of net earnings, if any, of the Trust with respect to any dividends paid out on the shares related to the Stock Award.

     (l) Voting of Stock Awards.  After a Stock Award has been granted but for
         ----------------------
which the shares covered by such Stock Award have not yet been vested, earned and distributed to the Participant pursuant to the Plan, the Participant shall be entitled to vote or to direct the Trustee to vote, as the case may be, such shares of Common Stock which the Stock Award covers subject to the rules and procedures adopted by the Committee for this purpose and in a manner consistent with the Trust agreement.

     (m) Payment.   Payment due to a Participant upon the redemption of a Stock
         -------
Award shall be made in the form of shares of Common Stock.

9.   PERFORMANCE AWARDS.
     ------------------

     (a) The Committee may determine to make any Award under the Plan contingent upon the satisfaction of any conditions related to the performance of the Holding Company, an Affiliate of the Participant. Each Performance Award shall be evidenced in the Award Agreement, which shall set forth the applicable conditions, the maximum amounts payable and such other terms and conditions as are applicable to the Performance Award. Unless otherwise determined by the Committee, each Performance Award shall be granted and administered to comply with the requirements of Section 162(m) of the Code and subject to the following provisions:

     (b) Any Performance Award shall be made not later than 90 days after the start of the period for which the Performance Award relates and shall be made prior to the completion of 25% of such period. All determinations regarding the achievement of any applicable conditions will be made by the Committee. The Committee may not increase during a year the amount of a Performance Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.

     (c) Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

     (d) A Participant who receives a Performance Award payable in Common Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Award Agreement. The Common Stock may be issued without cash consideration.

     (e) A Participant's interest in a Performance Award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

     (f) No Award or portion thereof that is subject to the satisfaction of any condition shall be distributed or considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved.

10.  DEFERRED PAYMENTS.
     -----------------

     The Committee, in its discretion, may permit a Participant to elect to defer receipt of all or any part of any cash or stock payment under the Plan, or the Committee may determine to defer receipt by some or all Participants, of all or part of any such payment. The Committee shall determine the terms and conditions of any such deferral, including the period of deferral, the manner of deferral, and the method for measuring appreciation on deferred amounts until their payout.

11.  METHOD OF EXERCISE OF OPTIONS.
     -----------------------------

     Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms permitted by the Committee, including, without limitation, payment by delivery of cash, Common Stock or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash, shares of Common Stock and other consideration, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer, as the Committee may specify in the applicable Award Agreement.

12.  RIGHTS OF PARTICIPANTS.
     ----------------------

     No Participant shall have any rights as a shareholder with respect to any shares of Common Stock covered by an Option until the date of issuance of a stock certificate for such Common Stock. Nothing contained herein or in any Award Agreement confers on any person any right to continue in the employ or service of the Holding Company or an Affiliate or interferes in any way with the right of the Holding Company or an Affiliate to terminate a Participant's services.

13.  DESIGNATION OF BENEFICIARY.
     --------------------------

     A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Holding Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.

14.  DILUTION AND OTHER ADJUSTMENTS.
     ------------------------------

     In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Holding Company, or in the event an extraordinary capital distribution is made, the Committee may make such adjustments to previously granted Awards, to prevent dilution, diminution, or enlargement of the rights of the Participant, including any or all of the following:

     (a) adjustments in the aggregate number or kind of shares of Common Stock or other securities that may underlie future Awards under the Plan;

     (b) adjustments in the aggregate number or kind of shares of Common Stock or other securities underlying Awards already made under the Plan;

     (c) adjustments in the Exercise Price of outstanding Incentive and/or Non-statutory Stock Options, or any Limited Rights attached to such Options.

No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award. All Awards under this Plan shall be binding upon any successors or assigns of the Holding Company.

15.  TAX WITHHOLDING.
     ---------------

     (a) Whenever under this Plan, cash or shares of Common Stock are to be delivered upon exercise or payment of an Award or any other event with respect to rights and benefits hereunder, the Committee shall be entitled to require as a condition of delivery (i) that the Participant remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto, (ii) that the withholding of such sums come from compensation otherwise due to the Participant or from any shares of Common Stock due to the Participant under this Plan or (iii) any combination of the foregoing provided, however, that no amount shall be withheld from any cash payment or shares of Common Stock relating to an Award which was transferred by the Participant in accordance with this Plan.

     (b) If any disqualifying disposition described in Section 7(l) is made with respect to shares of Common Stock acquired under an Incentive Stock Option granted pursuant to this Plan, or any transfer described in Section 6(c) is made, or any election described in Section 17 is made, then the person making such disqualifying disposition, transfer, or election shall remit to the Holding Company or its Affiliates an amount sufficient to satisfy all federal, state, and local withholding taxes thereby incurred; provided that, in lieu of or in addition to the foregoing, the Holding Company or its Affiliates shall have the right to withhold such sums from compensation otherwise due to the Participant, or, except in the case of any transfer pursuant to Section 6(c), from any shares of Common Stock due to the Participant under this Plan.

16.  NOTIFICATION UNDER SECTION 83(b).
     --------------------------------

     The Committee may, on the Date of Grant or any later date, prohibit a Participant from making the election described below. If the Committee has not prohibited such Participant from making such election, and the Participant shall, in connection with the exercise of any Option, or the grant of any Stock Award, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Committee of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

17.  AMENDMENT OF THE PLAN AND AWARDS.
     --------------------------------

     (a) Except as provided in paragraph (c) of this Section 17, the Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided however, that provisions governing grants of Incentive Stock Options shall be submitted for shareholder approval to the extent required by such law, regulation or otherwise. Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions of this Plan will remain in full force and effect. No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.

     (b) Except as provided in paragraph (c) of this Section 17, the Committee may amend any Award Agreement, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the rights of any Participant under an outstanding Award without the written consent of such Participant.

     (c) In no event shall the Board of Directors amend the Plan or shall the Committee amend an Award Agreement in any manner that has the effect of:

          (i) Allowing any Option to be granted with an exercise below the Fair Market Value of the Common Stock on the Date of Grant.

          (ii) Allowing the exercise price of any Option previously granted under the Plan to be reduced subsequent to the Date of Award.

     (d) Notwithstanding anything in this Plan or any Award Agreement to the contrary, if any Award or right under this Plan would, in the opinion of the Holding Company's accountants, cause a transaction to be ineligible for pooling of interest accounting that would, but for such Award or right, be eligible for such accounting treatment, the Committee, at its discretion, may modify, adjust, eliminate or terminate the Award or right so that pooling of interest accounting is available.

18.  EFFECTIVE DATE OF PLAN.
     ----------------------

     The Plan was originally approved by shareholders and became effective on September 29, 1998. The Plan, as amended and restated, shall become effective upon approval by the Holding Company's shareholders. The failure to obtain shareholder ratification for such purposes will not effect the validity of the prior provisions of the Plan and any Awards made under the Plan.

19.  TERMINATION OF THE PLAN.
     -----------------------

     The right to grant Awards under the Plan will terminate upon the earlier of: (i) ten (10) years after the Effective Date; (ii) the issuance of a number of shares of Common Stock pursuant to the exercise of Options or the distribution of Stock Awards which is equivalent to the maximum number of shares reserved under the Plan as set forth in Section 4 of the Plan hereof. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant's vested rights under a previously granted Award.

20.  APPLICABLE LAW.
     --------------

     The Plan will be administered in accordance with the laws of the state of Delaware to the extent not pre-empted by applicable federal law.

21.  TREATMENT OF UNVESTED, UNEXERCISED, OR NON-EXERCISABLE AWARDS UPON A CHANGE
     ---------------------------------------------------------------------------
     IN CONTROL.
     ----------

     (a) Notwithstanding any other provision of this Plan, and unless otherwise determined by the Committee, in the event of a Change in Control, all Awards shall continue to remain exercisable (in the case of Options) and shall continue to vest or become exercisable (in the case of Stock Awards and Options) in accordance with the terms and conditions of the grant of the Awards, as set forth in the Award Agreement(s) governing the grant of such Awards; provided, however, that the continuation or timing of vesting or exercisability shall take place without regard to the Participant's continued employment or service or satisfaction of any other requirements concerning vesting or exercisability set forth in the Award Agreement(s).

     (b) Subject to paragraph (a) of this Section 21, in the event of a Change in Control where the Holding Company or the Bank is not the surviving entity, the Board of Directors of the Holding Company and/or the Bank, as applicable, shall require that the successor entity take one of the following actions with respect to all Awards held by Participants at the date of the Change in Control:

          (i) Assume the Awards with the same terms and conditions as granted to the Participant under this Plan; or

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

          (ii) Replace the Awards with comparable Awards, subject to the same or more favorable terms and conditions as the Award granted to the Participant under this Plan, whereby the Participant will be granted common stock or the option to purchase common stock of the successor entity; or, only if the Committee determines that neither of the alternatives set forth in clauses (i) or (ii) are legally available,

          (iii) Replace the Awards with a cash payment under an incentive plan, program, or other arrangement of the successor entity that preserves the economic value of the Awards and makes any such cash payment subject to the same vesting or exercisability schedule applicable to such Awards.

     (c) The determination of comparability of Awards offered by a successor entity under clause (ii) of paragraph(b) above shall be made by the Committee, and the Committee's determination shall be conclusive and binding.


1998 Incentive Plan (Clean).wpd

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